UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QUALITY DISTRIBUTION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies: common stock, no par value
2)

Aggregate number of securities to which transaction applies:

28,101,787 shares of common stock (including 135,167 shares of time-based vesting restricted stock), 1,031,814 shares of common stock underlying outstanding stock options with an exercise price of less than $16.00 per share, 299,968 shares of time-based restricted stock units and 777,956 shares of performance-based restricted stock units (assuming unvested performance-based restricted stock units will be settled for (x) the total number of shares of common stock subject to such performance-based restricted stock units granted in 2014 at maximum level and (y) 25% of the total number of shares of common stock subject to such performance-based restricted stock units granted in 2015 at target level).

3)

Per unit price or other underlying value of transaction computed under Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $55,369 was determined by multiplying 0.0001162 by the aggregate merger consideration of $476,494,902. The aggregate merger consideration was calculated as the sum of (a) 28,101,787 shares of common stock multiplied by the merger consideration of $16.00 per share (including 135,167 shares of time-based vesting restricted stock multiplied by the merger consideration of $16.00 per share), (b) 1,031,814 shares of common stock underlying outstanding stock options with an exercise price of less than $16.00 per share multiplied by the difference between $16.00 and the weighted average exercise price of $6.68 per share of such options, (c) 299,968 shares of time-based restricted stock units multiplied by the merger consideration of $16.00 per share and (d) 777,956 shares of performance-based restricted stock units multiplied by the merger consideration of $16.00 per share (assuming unvested performance-based restricted stock units will be settled for (x) the total number of shares of common stock subject to such performance-based restricted stock units granted in 2014 at maximum level and (y) 25% of the total number of shares of common stock subject to such performance-based restricted stock units granted in 2015 at target level)

	4)	Proposed maximum aggregate value of transaction: 476,494,902
	5)	Total Fee Paid: 55,369

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

[June] [●], 2015

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of shareholders of Quality Distribution, Inc., which will be held on [●], 2015, beginning at [●] a.m. (Eastern Time). The meeting will be held at [●].

At the special meeting, our shareholders will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 6, 2015 (as it may be amended from time to time, the “merger agreement”), by and among Quality Distribution, Inc., Gruden Acquisition, Inc. (“Parent”) and Gruden Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Quality Distribution, Inc. (the “merger”) and each share of our common stock outstanding immediately prior to the effective time of the merger (other than certain shares as set forth in the merger agreement) will be canceled and converted into the right to receive $16.00 in cash, without interest and less any applicable withholding taxes. If the merger is completed, we will become a wholly owned subsidiary of Parent, an entity which will be indirectly owned by funds advised by Apax Partners LLP.

After careful consideration, our board of directors unanimously (i) authorized, approved and adopted the merger agreement and all agreements and documents related thereto and contemplated thereby and the transactions contemplated thereby, including the merger, (ii) determined that the merger is in the best interests of us and our shareholders, (iii) recommended that our shareholders approve and adopt the merger agreement, and (iv) directed that the merger agreement be submitted to our shareholders for consideration and approval and adoption at the special meeting.

Our board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement and thereby approve and adopt the transactions contemplated by the merger agreement, including the merger.

At the special meeting, shareholders will also be asked to vote on (i) an advisory (non-binding) proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger and (ii) a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement. Our board of directors unanimously recommends that shareholders vote “FOR” each of these proposals.

The enclosed proxy statement describes the merger, the merger agreement and related agreements, and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the annexes and the documents incorporated by reference therein, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock vote in favor of the proposal to approve and adopt the merger agreement. If you fail to vote in favor of the approval and adoption of the merger agreement, the effect will be the same as a vote against the approval and adoption of the merger agreement.

Although shareholders may exercise their right to vote their shares in person, we recognize that many shareholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy card and provided other methods, including a toll-free telephone number and use of the Internet, that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable to attend in person. We have provided instructions on the proxy card for authorizing your shares to be voted by telephone or the Internet. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or vote by telephone or the Internet to ensure that your shares will be represented at the special meeting if you are unable to attend.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve and adopt the merger agreement.

If you have any questions or need assistance in voting your shares, or if you need to obtain copies of the accompanying proxy statement, proxy cards, election forms or other documents incorporated by reference in the proxy statement, please contact our proxy solicitor, Georgeson, toll free at 866-216-0459.

Thank you for your continued support.

Very truly yours,

Gary R. Enzor

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated [●], 2015 and is first being mailed to shareholders of Quality Distribution, Inc. on or about [●], 2015.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Quality Distribution, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the “special meeting”) of Quality Distribution, Inc. (“we,” “our” or “us”) will be held at [●], on [●], 2015, at [●], Eastern Time, to consider and vote on a proposal:

1.	to approve and adopt the Agreement and Plan of Merger, dated as of May 6, 2015 (as it may be amended from time to time, the “merger agreement”), by and among Quality Distribution, Inc., Gruden Acquisition, Inc. and Gruden Merger Sub, Inc.;

2.	to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger contemplated by the merger agreement (the “merger”); and

3.	to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

The holders of record of our common stock, no par value, at the close of business on [●], 2015, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. All shareholders are cordially invited to attend the special meeting in person.

After careful consideration, our board of directors unanimously (i) authorized, approved and adopted the merger agreement and all agreements and documents related thereto and contemplated thereby and the transactions contemplated thereby, including the merger, (ii) determined that the merger is in the best interests of us and our shareholders, (iii) recommended that our shareholders approve and adopt the merger agreement, and (iv) directed that the merger agreement be submitted to our shareholders for consideration and approval and adoption at the special meeting.

Our board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” the advisory (non-binding) proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

Your vote is important, regardless of the number of shares of common stock you own. The approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of holders of a majority of the outstanding shares of common stock and is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger, as well as the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, each requires the affirmative vote of holders of a majority of the shares of common stock voted on such proposal at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or vote your shares of common stock by telephone or the Internet to ensure that your shares of common stock will be represented at the special meeting if you are unable to attend. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of (i) the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, (ii) the advisory (non-binding) proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger, and (iii) the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement. If you fail to attend the special meeting in person or submit your proxy, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to approve and adopt of the merger agreement, but this will not affect the advisory (non-binding) vote to approve compensation that will or may become payable to our named executive officers in connection with the merger or the vote regarding the adjournment of the special meeting, if necessary or appropriate to, among other things, solicit additional proxies.

If the Agreement and Plan of Merger is effected, shareholders dissenting therefrom may be entitled, if they comply with the provisions of the FBCA regarding appraisal rights, to be paid the fair value of their shares. Notwithstanding the foregoing, we have concluded that shareholders are not entitled to assert appraisal rights under Chapter 607 of the FBCA and have attached a copy of sections 607.1301 - 607.1333 of the FBCA solely for statutory notice purposes.

You may revoke your proxy at any time before the vote on the approval and adoption of the merger agreement, at the special meeting by following the procedures described in the accompanying proxy statement.

By order of the Board of Directors,

John T. Wilson

Corporate Secretary

Dated [●], 2015

SUMMARY

This summary discusses material information contained elsewhere in this proxy statement, including with respect to the merger agreement, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, its annexes and the documents incorporated by reference herein, as this summary does not contain all of the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement.

Unless stated otherwise or the context otherwise requires, in this proxy statement all references to:

•	the “Company,” “we,” “our,” or “us” refer to Quality Distribution, Inc., a Florida corporation;

•

the “merger agreement” refers to the Agreement and Plan of Merger, dated as of May 6, 2015, as it may be amended from time to time, by and among the Company, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement; and

•	the “merger” refers to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation.

The Parties to the Merger Agreement (Page 20)

Quality Distribution, Inc.

We operate the largest chemical bulk tank truck network in North America and are also the largest provider of intermodal ISO tank container and depot services in North America. We also provide logistics services to the unconventional oil and gas market. We operate an asset-light business model and service customers across North America through our network of 96 terminals servicing the chemical market, 14 terminals servicing the energy market and 9 ISO tank depot terminals (intermodal) servicing the chemical and other bulk liquid markets. Additional information about us is contained in our public filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein. See “The Parties to the Merger Agreement – Quality Distribution, Inc.” and “Where You Can Find Additional Information.”

Our common stock is currently traded on the NASDAQ Global Market (the “NASDAQ”) under the symbol “QLTY.”

Gruden Acquisition, Inc. and Gruden Merger Sub, Inc.

Gruden Acquisition, Inc. (“Parent”) is a Delaware corporation formed by Apax VIII-A L.P., Apax VIII-B L.P., Apax VIII-1 L.P. and Apax VIII-2 L.P. (“Apax Investors”), funds advised by Apax Partners LLP (“Apax”). Gruden Merger Sub, Inc. is a Florida corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither Parent nor Merger Sub has engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. See “The Parties to the Merger Agreement – Gruden Parent, Inc. and Gruden Merger Sub, Inc.”

The Special Meeting (Page 21)

The special meeting will be held at [●], on [●], 2015, at [●], Eastern Time.

Proposals to be Voted on at the Special Meeting (Page 21)

At the special meeting, you will be asked to consider and vote upon the following proposals:

•	to approve and adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger; and

•

to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

The Merger (Page 26 and Annex A)

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation in the merger (the “surviving corporation”). At the effective time of the merger, each outstanding share of our common stock, no par value (“common stock”), other than shares owned by the Company or Parent, will be converted into the right to receive $16.00 in cash (the “merger consideration”), without interest and less any applicable withholding taxes, and each share of Merger Sub’s common stock will be converted into one share of common stock of the surviving corporation. As a result, following the merger we will be a privately held company, wholly owned by Parent, and our common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Annex A.

Record Date and Quorum (Page 21)

The holders of record of our common stock as of the close of business on [●], 2015 (the “record date” for determining those shareholders entitled to notice of and to vote at the special meeting), are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were [●] shares of common stock outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding as of the close of business on the record date will constitute a quorum. Under our amended and restated by-laws, in the absence of a quorum at the special meeting, the special meeting may be adjourned by a majority of the shares represented at the meeting to another place, date or time.

Required Vote (Page 22)

To complete the merger, under Florida law, shareholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement. In addition, under the merger agreement, the receipt of this vote is a condition to the consummation of the merger. A failure to vote your shares of common stock or an abstention from voting your shares will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

The proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger, as well as the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement, each requires the affirmative vote of holders of a majority of the shares of common stock voted on such proposal at the special meeting.

Conditions to the Merger (Page 75)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval and adoption of the merger agreement by the required vote of the shareholders;

•

the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which was satisfied by the Federal Trade Commission’s (the “FTC”) grant of early termination of the HSR Act waiting period on June 1, 2015, and the obtaining of the CFIUS Approval (as described below).

•

the absence of any order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger; and

The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction (or waiver if permissible under applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject to materiality, material adverse effect and other qualifications specified in the merger agreement);

•	the Company having performed in all material respects, the obligations under the merger agreement required to be performed by it at or prior to the closing;

•

since the date of the merger agreement, there having not been any circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a company material adverse effect and that is continuing; and

•	the delivery of an officer’s certificate by the Company certifying that the conditions in the first two bullets above have been satisfied.

Our obligation to complete the merger is subject to the satisfaction (or waiver if permissible under applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub (subject to materiality, material adverse effect and other qualifications specified in the merger agreement);

•	Parent having performed in all material respects, the obligations under the merger agreement required to be performed by it at or prior to the closing; and

•	the delivery of an officer’s certificate by Parent certifying that the conditions in the two bullets above have been satisfied.

When the Merger Becomes Effective (Page 61)

We anticipate completing the merger in the third calendar quarter of 2015, subject to the approval and adoption of the merger agreement by our shareholders as specified herein and the satisfaction of the other closing conditions.

Recommendation of the Company’s Board of Directors (Pages 21 and 40)

After careful consideration, our board of directors unanimously (i) authorized, approved and adopted the merger agreement and all agreements and documents related thereto and contemplated thereby and the transactions contemplated thereby, including the merger, (ii) determined that the merger is in the best interests of us and our shareholders, (iii) recommended that our shareholders approve and adopt the merger agreement, and (iv) directed that the merger agreement be submitted to our shareholders for consideration and approval and adoption at the special meeting. Our board of directors unanimously recommends that shareholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

For a description of the reasons considered by our board of directors in deciding to recommend approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by our shareholders, see “The Merger (Proposal 1) – Reasons for the Merger.”

Opinion of the Company’s Financial Advisor (Page 40 and Annex B)

In connection with the merger, the Company’s financial advisor, RBC Capital Markets, LLC, referred to as RBC Capital Markets, delivered a written opinion, dated May 6, 2015, to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $16.00 per share cash consideration to be received by holders of Company common stock pursuant to the merger agreement. The full text of RBC Capital Markets’ written opinion, dated May 6, 2015, is attached as Annex B to this proxy statement and sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. RBC Capital Markets delivered its opinion to the Company’s board of directors for the benefit, information and assistance of the Company’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. RBC Capital Markets’ opinion did not address any other aspect of the merger, the merger agreement or any related documents and no opinion or view was expressed as to the underlying business decision of the Company to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction that might be available to the Company or in which the Company might engage. RBC Capital Markets’ opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act in connection with the merger or any other matter.

Treatment of Outstanding Equity Awards (Page 51)

Stock Options

At the effective time of the merger, each stock option to purchase shares of the Company’s common stock that is outstanding immediately prior to the effective time, whether or not vested, will vest and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) equal to the product of (i) the total number of shares of the Company’s common stock subject to the stock option as of the effective time of the merger and (ii) the amount by which the merger consideration exceeds the exercise price per share of the Company’s common stock underlying the stock option.

Time-Based Vesting Restricted Stock and Restricted Stock Units

At the effective time of the merger, each time-based vesting restricted stock award or restricted stock unit award that is outstanding prior to the effective time, which we refer to as a Company RSA, will vest and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) determined by multiplying (i) the merger consideration by (ii) the total number of shares of the Company’s common stock subject to such Company RSA as of the effective time of the merger.

Performance-Based Vesting Restricted Stock Units

At the effective time of the merger, each performance-based vesting restricted stock unit award that is outstanding immediately prior to the effective time, which we refer to as a Company PSA, will be canceled and the holder will be entitled to receive an amount in cash (subject to any applicable withholding) equal to the amount determined by multiplying (i) the merger consideration and (ii) the sum of (x) 100% of the total number of shares of the Company’s common stock subject to any such Company PSA granted in 2014, assuming vesting at the maximum level, and (y) 25% of the total number of shares of the Company’s common stock subject to any such Company PSA granted in 2015, assuming vesting at the target level.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 51)

In considering the recommendation of our board of directors with respect to the proposal to approve and adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of our shareholders include, among others:

•	accelerated vesting of certain equity and equity-based awards simultaneously with the effective time of the merger and the settlement of such awards in exchange for cash;

•

separation payments and other benefits that are payable to our executive officers under their employment agreements in the event of a termination of employment under certain conditions following the consummation of the merger;

•	arrangements that provide for tax reimbursements for employees who may become subject to excise taxes pursuant to Section 4999 of the Internal Revenue Code;

•

a retention bonus pool that allows for grants to certain of our employees with an aggregate value not to exceed $3 million, with each retention award to be paid in cash in equal installments on each of the first three anniversaries of the closing date of the merger, generally subject to continued employment through the payment date; and

•	continued indemnification and insurance coverage following consummation of the merger under indemnification agreements and the merger agreement.

If the proposal to approve and adopt the merger agreement is approved and adopted by our shareholders, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other shareholders of the Company entitled to receive the merger consideration.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1) – Interests of Our Directors and Executive Officers in the Merger.” Our board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the merger agreement and the transactions contemplated thereby, including the merger.

Financing (Page 48)

Parent estimates that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $[●] million. Parent expects this amount to be funded through a combination of the following:

•

debt financing consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of $400.0 million, (ii) a senior secured second lien term loan facility in an aggregate principal amount of $135.0 million, and (iii) an asset based revolving credit facility in an aggregate principal amount of $100.0 million, on terms and conditions set forth in the debt commitment letter (as defined and described in “The Merger (Proposal 1) – Financing”); and

•	a cash equity investment by Apax Investors in Parent of up to $322 million.

The consummation of the merger is not subject to a financing condition (although the funding of the debt and cash equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided).

Parent Fee Commitment Letter (Page 51)

Concurrently with the execution of the merger agreement, Apax Investors also executed and delivered a parent fee commitment in our favor (the “parent fee commitment letter”), pursuant to which Apax Investors absolutely and irrevocably committed, subject to the terms and conditions of the parent fee commitment letter, to make a cash equity investment in Parent, up to an aggregate amount of up to $32.5 million, for purpose of allowing Parent to pay:

•	a reverse termination fee of $32.0 million if the merger agreement is terminated under specified circumstances which are described in “The Merger Agreement – Termination Fees;” and

•	certain additional amounts, including certain reimbursement and indemnification obligations of Parent under the merger agreement.

Apax Investors’ obligations under the parent fee commitment letter are subject to an aggregate cap equal to $32.5 million.

Material U.S. Federal Income Tax Consequences of the Merger (Page 57)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●]) in exchange for such U.S. Holder’s shares of Quality Distribution, Inc. common stock in the merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of Quality Distribution, Inc. common stock surrendered in the merger. Shareholders (including Non-U.S. Holders (as defined under “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●])) should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any U.S. state or local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the merger is provided under “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

Regulatory Approvals (Page 59)

HSR Act and U.S. Antitrust Matters.

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the FTC and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On May 20, 2015, we and Parent each filed our respective Notification and Report Forms with the Antitrust Division and the FTC. The FTC granted early termination of the HSR Act waiting period on June 1, 2015.

CFIUS Approval.

The merger is subject to approval by CFIUS, which requires that the Committee on Foreign Investments in the United States (“CFIUS”) has determined that there are no unresolved national security concerns with respect to the merger and the other transactions contemplated by the merger agreement, has determined that the transaction is not a covered transaction and not subject to review under applicable law or has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by us and Parent and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement (the “CFIUS Approval”).

Solicitations of Other Offers (Page 69)

Go-Shop Period

From the date of the merger agreement until 11:59 p.m. (Eastern Time) on June 15, 2015, which period we refer to as the “go-shop period,” we and our subsidiaries and our respective representatives are permitted to, directly or indirectly:

•

initiate, solicit, facilitate and encourage any inquiry or the making of any proposals or offers relating to certain alternative transactions, including by providing access to non-public information relating to the Company and its subsidiaries pursuant to an acceptable confidentiality agreement (as defined in “The Merger Agreement – Restrictions on Solicitations of Acquisition Proposals”), as long as we promptly provide the same non-public information to Parent that was not previously provided to Parent; and

•

engage and enter into, continue and otherwise participate in discussions or negotiations with respect to potential alternative transactions (as defined in “The Merger Agreement – Restrictions on Solicitations of Acquisition Proposals”) or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

Upon the conclusion of the go-shop period we are required to immediately cease and terminate any existing solicitation activities, discussions or negotiations with, any third party (other than excluded parties) relating to any acquisition proposal.

Within three business days following the end of the go-shop period, we are required to provide Parent with a written list identifying each “excluded party” (as defined in “The Merger Agreement – Restrictions on Solicitations of Acquisition Proposals”), if any.

See “The Merger (Proposal 1) – Background of the Merger” beginning on page 26 for information regarding the results of the go-shop process to date.

No-Shop Period

Except as otherwise provided in the merger agreement, from and after 12:00 a.m. (Eastern Time), on June 16, 2015 until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, we and our affiliates and our respective representatives may not:

•	initiate, solicit, knowingly facilitate or knowingly encourage the submission of an acquisition proposal; or

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding or provide any information relating to us or our subsidiaries or afford access to our, or our subsidiaries’ business, properties, assets, books or records to any third party in connection with or for the purpose of facilitating or encouraging an acquisition proposal.

Notwithstanding the foregoing restrictions, if, prior to obtaining the required vote of our shareholders to approve and adopt the merger agreement, (i) we receive an unsolicited acquisition proposal from a third party that in the good faith judgment of our board of directors, after consultation with outside legal and financial advisors, constitutes, or would reasonably be expected to lead to, a “superior proposal” (as defined below under “The Merger Agreement – Restrictions on Solicitations of Acquisition Proposals”) and (ii) other than with respect to taking such actions with an excluded party (for so long as such person remains an excluded party), our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then we may take the following actions:

•

provide nonpublic information to the third party and its representatives after entering into an acceptable confidentiality agreement, as long as we promptly provide the same non-public information to Parent that was not previously provided to Parent; and

•	engage in discussions or negotiations with a third party and its representatives with respect to the acquisition proposal.

Change of Recommendation; Superior Proposal

Under the merger agreement, generally, our board of directors may not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, our board of directors’ recommendation of the merger contained in this proxy statement; (ii) approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any acquisition proposal; or (iii) fail to include in the proxy statement when filed the recommendation of our board of directors to the shareholders of the Company to approve and adopt the merger agreement (we refer to any of the foregoing actions as an “change of recommendation”); or

•

other than an acceptable confidentiality agreement, authorize, adopt, approve recommend or otherwise declare advisable, or cause or permit us to execute or enter into, any letter of intent, memorandum of understanding or definitive merger agreement or other similar agreement relating to any acquisition proposal, which we refer to as “acquisition proposal documentation.”

Notwithstanding the foregoing restrictions, subject to our compliance with our obligations under the merger agreement, including providing Parent with advance notice and giving Parent an opportunity to make revisions to the merger agreement, at any time prior to the approval and adoption of the merger agreement by our shareholders, our board of directors may:

•

make a change of recommendation if there is a change, event, occurrence, state of facts or development that was unknown to our board of directors as of the date of the merger agreement and subsequently becomes known to our board of directors (which such change, event, occurrence, state of facts or development we refer to as an “intervening event”), and our board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law; or

•

make a change of recommendation and/or authorize the termination of the merger agreement in order to enter into a definitive agreement with respect to an acquisition proposal if our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) that such acquisition proposal constitutes a superior proposal, provided that we may terminate the merger agreement only if we pay to Parent the applicable termination fee under the merger agreement prior to or concurrently with such termination (as described in more detail below under “The Merger Agreement – Termination”).

Termination (Page 77)

The merger agreement may be terminated by mutual written consent of the Company and Parent at any time before the effective time of the merger. In addition, at any time prior to the effective time of the merger (regardless whether our shareholders have previously approved and adopted the merger agreement) either the Company or Parent may terminate the merger agreement if:

•	the effective time of the merger has not occurred on or before November 6, 2015 (the “termination date”);

•

any permanent injunction or other order has been issued by any court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction or other order has become final and non-appealable; or

•

the meeting of our shareholders to approve and adopt the merger agreement (including any adjournment, postponement or recess thereof) has been held and the approval by our shareholders of the proposal to approve and adopt the merger agreement has not been obtained.

provided that the party seeking to terminate the merger agreement has not breached or failed to fulfill any provision of the merger agreement in any manner that was the primary cause of failure of any condition set forth above to have been satisfied on or before the termination date.

We may terminate the merger agreement:

•

if, at any time prior to receiving the shareholder approval, our board of directors authorizes us to enter into a definitive agreement with respect to a superior proposal to the extent permitted by, and subject to our compliance with, the applicable terms and conditions of the merger agreement, provided that immediately prior, or substantially concurrently (i) we pay to Parent the applicable termination fee and (ii) enter into such definitive agreement with respect to a superior proposal;

•

if, Parent or Merger Sub has breached any of their respective representations or warranties or failed to perform any covenants or other agreements contained in the merger agreement and such breach or failure would result in certain closing conditions not being satisfied, and such breach is incapable of being cured by the termination date or, if curable, is not cured by Parent prior to the earlier of (x) the 30th day after Parent’s receipt from us of written notice of such breach or (y) the termination date; or

•

if, (i) all of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger are satisfied or have been waived (other than those conditions that by their terms are to be satisfied at the closing, each of which is then capable of being satisfied if the closing were to occur), (ii) we have notified Parent and Merger Sub in writing that we are ready and willing to consummate the merger, and (iii) Parent and Merger Sub fail to consummate the merger within two business days following the date the closing should have occurred pursuant to the merger agreement (a “Parent Failure to Close Termination”).

Parent may terminate the merger agreement:

•

if prior to obtaining the required vote of our shareholders, our board of directors effects a change of recommendation or there will have been a material breach of our covenants regarding acquisition proposals and the go-shop period, the proxy statement or the shareholders meeting which impairs, prevents or materially delays the consummation of the transactions contemplated by the merger agreement and, with respect to our covenants regarding the proxy statement and the shareholders meeting, such breaches cannot be or are not cured reasonably promptly after written notice thereof; or

•

if, we have breached any of our representations or warranties or failed to perform any covenants or other agreements contained in the merger agreement and such breach or failure would result in certain closing conditions not to be satisfied, and such breach is incapable of being cured by the termination date or, if curable, is not cured prior to the earlier of (x) the 30th day after our receipt of written notice of such breach from Parent or (y) the termination date.

Termination Fees (Page 78)

The merger agreement provides that, upon termination of the merger agreement under certain circumstances, including termination of the merger agreement by Parent as a result of a change of recommendation by our board of directors or our termination to accept a superior proposal, we will be required to pay Parent a termination fee of (i) $8.2 million if such termination occurs in respect of a superior proposal from an excluded party or (ii) in all other circumstances, $16.7 million.

Upon termination of the merger agreement by us or Parent under specified circumstances, Parent will be required to pay us a termination fee of $32.0 million.

See “The Merger (Proposal 1) – The Merger Agreement – Termination Fees” beginning on page [●] for information regarding circumstances under which either the Company or Parent will be obligated to pay a termination fee.

Reimbursement of Expenses (Page 79)

If the merger agreement is terminated by either party because of the failure of our shareholders to approve and adopt the merger agreement, and an acquisition proposal has been publicly announced and not publicly withdrawn prior to our shareholders’ meeting to approve and adopt the merger agreement, we will be required to reimburse Parent and its affiliates for all expenses and out-of-pocket costs incurred by Parent, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement, including the financing, up to a maximum amount of $3 million. If we subsequently become obligated to pay a termination fee to Parent, any such expense reimbursement paid by us will reduce the amount of any termination fee payable to Parent.

See “The Merger (Proposal 1) – The Merger Agreement – Termination Fees” beginning on page [●] for information regarding circumstances under which we will be obligated to pay expense reimbursement.

Appraisal Rights (Page 86)

At the close of business on [●], 2015, the record date for the special meeting, the Company’s common stock was listed on the NASDAQ. Further, on the record date for the special meeting, the Company’s common stock was held by at least 2,000 shareholders and the market value of the common stock held by non-affiliates exceeded $10,000,000. Therefore, pursuant to section 607.1302(2)(a) of the FBCA, shareholders are not entitled to assert appraisal rights (including those who give timely written notice of intent to demand payment and do not vote any shares in favor of the merger agreement) in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting. Notwithstanding the fact that appraisal rights are not available, a copy of sections 607.1301 - 607.1333 of the FBCA is attached hereto solely for statutory notice purposes.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some commonly asked questions regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference herein.

Q:	Why am I receiving this proxy statement?

A:	On May 6, 2015, the Company entered into the merger agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. We are sending you this proxy statement and the accompanying materials in connection with the solicitation of proxies by our board of directors and to help you decide how to vote your shares of common stock with respect to the matters to be considered at the special meeting. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock vote in favor of the proposal to approve and adopt the merger agreement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, we will become a privately held company, wholly owned by Parent, and our common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Q:	What will I receive in the merger?

A:	If the merger is completed you will be entitled to receive $16.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $1,600 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [●] on [●], 2015, at [●], Eastern Time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, compensation that will or may be become payable to our named executive officers in connection with the merger; and

•

to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

Q:	Who is entitled to vote at the special meeting? How many votes do I have?

A:	The holders of our common stock at the close of business on [●], 2015, the record date for the special meeting, are entitled to receive notice of and to vote (in person or by proxy) at the special meeting and any adjournment thereof. You are entitled to one vote for each share of common stock that you owned as of the close of business on the record date.

Q:	What vote of our shareholders is required to approve the proposal to approve and adopt the merger agreement?

A:	Under Florida law, shareholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement. In addition, under the merger agreement, the receipt of this vote is a condition to the consummation of the merger. A failure to vote your shares of common stock or an abstention from voting your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

As of the close of business on [●], 2015, the record date for the special meeting, there were [●] shares of common stock outstanding.

Q:	How will our directors and executive officers vote on the proposal to approve and adopt the merger agreement?

A:	Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote in favor of the proposal to approve and adopt the merger agreement.

As of the close of business on [●], 2015, the record date for the special meeting, our directors and executive officers owned, in the aggregate, [●]% of our outstanding shares of common stock.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of us and our shareholders. Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve and adopt the merger agreement. Our board of directors also unanimously recommends that our shareholders vote, “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

Q:	Do any of our directors or executive officers have interests in the merger that may differ from, or be in addition to, my interests as a shareholder?

A:	Yes. In considering the recommendation of our board of directors with respect to the proposal to approve and adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Our board of directors was aware of, and considered, these differing interests, among other matters, in evaluating and negotiating the merger agreement, and our board of directors unanimously recommends that the merger agreement be approved and adopted by our shareholders. See “The Merger (Proposal 1) – Interests of Our Directors and Executive Officers in the Merger.”

Q:	What vote of our shareholders is required to approve other matters to be presented at the special meeting?

A:	The proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger, as well as the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement, each require the affirmative vote of holders of a majority of the shares of common stock voted on such proposal at the special meeting.

Q:	What is a quorum?

A:	A quorum will be present if holders of a majority of the shares of common stock outstanding as of the close of business on the record date are present in person or represented by proxy at the special meeting. Under our amended and restated by-laws, if a quorum is not present at the special meeting, a majority of the shares represented at the meeting may adjourn the meeting to another place, date or time.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What effects will the merger have on the Company?

A:	Our common stock is currently registered under the Exchange Act and quoted on the NASDAQ under the symbol “QLTY.” As a result of the merger, the Company will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved and adopted by our shareholders, or if the merger is not consummated for any other reason, our shareholders will not receive any payment for their shares. Instead, we will remain a public company and shares of our common stock will continue to be listed and traded on the NASDAQ, and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to reimburse certain of Parent’s expenses incurred in respect of the transactions contemplated by the merger agreement or pay Parent a termination fee, or we may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement. See “The Merger Agreement – Termination Fees.”

Q:	What will happen if shareholders do not approve the advisory (non-binding) proposal on executive compensation that will or may become payable to our named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. SEC rules require us to seek approval on an advisory (non-binding) basis of certain payments that will or may become payable to our named executive officers in connection with the merger. The vote on this proposal is an advisory vote and will not be binding on us or on Parent. If the merger agreement is approved and adopted by our shareholders and the merger is completed, the merger-related compensation may be paid to our named executive officers even if shareholders fail to approve this proposal.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference herein, and to consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card. Your vote is important. A failure to vote your shares of common stock will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q:	How do I vote my shares of common stock?

A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with Georgeson, our transfer agent), there are four ways to vote:

•	by completing, dating, signing and returning the enclosed proxy card by mail using the accompanying postage-paid envelope;

•	by calling the toll-free number (within U.S. or Canada) listed on your proxy card;

•	by submitting a proxy by Internet, at the address provided on your proxy card; or

•	by attending the special meeting and voting in person.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve and adopt the merger agreement.

Q:	What should I do if I want to attend the special meeting and vote in person?

A:	All holders of shares of common stock as of the close of business on the record date for the special meeting, including shareholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying our Corporate Secretary in writing at Quality Distribution, Inc., Attn: Corporate Secretary, 4041 Park Oaks Boulevard, Suite 200, Tampa, FL 33610, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote required to approve and adopt the merger agreement is based on the total number of shares of common stock outstanding as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

If the merger is completed, whether or not you voted at the special meeting, you will be entitled to receive the merger consideration for your shares of common stock upon completion of the merger.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, banker or other nominee vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement, but will have no effect for purposes of the advisory (non-binding) vote on merger-related executive compensation or the proposal to approve the proposal to adjourn the special meeting, if necessary or appropriate to, among other things, solicit additional proxies.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	If you transfer your shares of common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for shareholders entitled to vote at the special meeting is earlier than the date on which the merger will be consummated. Consequently, if you transfer your shares of common stock after the record date but before the special meeting, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now? How will I receive merger consideration for my shares?

A:	No, do not send in your certificates now. After the merger is completed, if you hold shares represented by certificates, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration and if you hold book entry shares you will receive a check or wire transfer for the merger consideration with respect to such shares. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	I do not know where my stock certificate is – how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to provide a customary indemnity agreement in order to cover any potential loss.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:	At the close of business on [●], 2015, the record date for the special meeting, the Company’s common stock was listed on the NASDAQ. Further, on the record date for the special meeting, the Company’s common stock was held by at least 2,000 shareholders and the market value of the common stock held by non-affiliates exceeded $10,000,000. Therefore, pursuant to section 607.1302(2)(a) of the FBCA, shareholders are not entitled to assert appraisal rights (including those who give timely written notice of intent to demand payment and do not vote any shares in favor of the merger agreement) in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting. Notwithstanding the fact that appraisal rights are not available, a copy of sections 607.1301 - 607.1333 of the FBCA is attached hereto solely for statutory notice purposes.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	The receipt of cash in exchange for shares of common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What are the U.S. federal income tax consequences of exchanging my shares of Quality Distribution, Inc. common stock pursuant to the merger?

A:	If you are a U.S. Holder (as defined under “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 57), the exchange of shares of Quality Distribution, Inc. common stock for cash in the merger generally will result in the recognition of gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in the merger and your adjusted tax basis in the shares of Quality Distribution, Inc. common stock surrendered in the merger. Shareholders (including Non-U.S. Holders (as defined under “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 57)) should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any U.S. state or local or non-U.S. taxing jurisdiction.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, which is acting as our proxy solicitation agent in connection with the merger.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free:

866-216-0459

Or email: Quality@georgeson.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents herein incorporated by reference, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time and which could cause the actual results to differ materially from such forward-looking statements. In some cases, you can identify forward-looking statements by words such as “believe,” “expect,” “may,” “could,” “should,” “plan,” “project,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and the negative of these terms and other similar expressions that contemplate future events. Such forward-looking statements include statements about the expected completion and timing of the merger and other information relating to the merger. Although we believe that the expectations reflected in forward-looking statements contained in or incorporated by reference into this proxy statement are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. The forward-looking statements contained in or incorporated by reference into this proxy statement speak only as of the date on which such statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those indicated by any forward-looking statements contained in or incorporated by reference in this proxy statement include:

•

the inability to consummate the merger within the expected time period, or at all, for any reason, including due to the failure to obtain the shareholder approval and adoption of the merger and the merger agreement or failure to satisfy the other conditions to the completion of the merger (including the receipt of required regulatory approvals);

•

the occurrence of any event, change or other circumstance that could result in the termination of the merger agreement, and the possibility that we would be required to pay either a $8.2 million or $16.7 million termination fee, as applicable, in connection therewith, which fees could require the Company to seek loans or use its available cash that would have otherwise been available for operations, dividends or other general corporate purposes;

•

if the merger agreement is terminated, under certain circumstances, we may be obligated to reimburse Parent for costs incurred related to the merger, which costs could require us to seek loans or use our available cash that would have otherwise been available for operations, dividends or other general corporate purposes;

•

the failure of Parent to obtain the equity or debt financing contemplated by the financing commitments entered into in connection with the merger agreement, or alternative financing if necessary, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;

•	the diversion of management and employee attention from our ongoing business operations due to the pendency of the merger;

•

the effect of the announcement of the merger on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers, and others with whom we do business, or on our operating results and business generally;

•	changes in general economic conditions or the economic conditions of the industries and markets within which we operate;

•	the nature, cost and outcome of any pending or future legal proceedings against us or others relating to the transactions contemplated by the merger agreement;

•	the effect of the costs, fees, expenses and charges related to the transactions contemplated by the merger agreement;

•	declines in our stock price which may occur if the merger is not completed within the expected time frame or at all;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

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certain of our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of the Company shareholders generally, which could have influenced their decision to support or approve the merger;

•

the merger agreement contains provisions that could discourage a potential acquiror of the Company from seeking to acquire the Company or could result in a competing proposal being offered at a lower price than it might otherwise be;

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At the close of business on [●], 2015, the record date for the special meeting, the Company’s common stock was listed on the NASDAQ. Further, on the record date for the special meeting, the Company’s common stock was held by at least 2,000 shareholders and the market value of the common stock held by non-affiliates exceeded $10,000,000. Therefore, pursuant to section 607.1302(2)(a) of the FBCA, shareholders are not entitled to assert appraisal rights (including those who give timely written notice of intent to demand payment and do not vote any shares in favor of the merger agreement) in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting. Notwithstanding the fact that appraisal rights are not available, a copy of sections 607.1301 - 607.1333 of the FBCA is attached hereto solely for statutory notice purposes.

•	the merger agreement contains provisions that grant our board of directors the ability to terminate the merger agreement in certain circumstances based on the exercise of the directors’ duties;

•	the fact that receipt of the all-cash merger consideration would be taxable to our shareholders that are treated as U.S. persons for U.S. federal income tax purposes; and

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other risks detailed in our filings with the SEC, including those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our most recent filings on Forms 10-K and 10-Q.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, you should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER AGREEMENT

Quality Distribution, Inc.

Quality Distribution, Inc. is a Florida corporation with principal executive offices located at 4041 Park Oaks Boulevard, Suite 200, Tampa, FL 33610. We operate the largest chemical bulk tank truck network in North America through QCI, and are also the largest provider of intermodal International Organization for Standardization tank container and depot services in North America through Boasso. We also provide logistics and transportation services, including the transportation of crude oil, production fluids and fresh water to the unconventional oil and gas market through QCER. We operate an asset-light business model and service customers across North America through a network of 96 terminals servicing the chemical market, 14 terminals servicing the energy market and 9 ISO tank depot services terminals (intermodal) servicing the chemical and other bulk liquid markets. A detailed description of our business is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

Gruden Acquisition, Inc. and Gruden Merger Sub, Inc.

Gruden Acquisition, Inc. is a Delaware corporation formed by funds advised by Apax Partners LLP. Gruden Merger Sub, Inc. is a Florida corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither Parent nor Merger Sub has engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. The principal executive offices of both Parent and Merger Sub are located at 601 Lexington Ave, 53rd floor, New York, NY 10022.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at [●] on [●], 2015, starting at [●], Eastern Time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote upon the merger agreement. Our shareholders must approve and adopt the merger agreement for the merger to occur. If our shareholders fail to approve the proposal to approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement and the material provisions of the merger agreement are described under “The Merger Agreement.” Our shareholders are also being asked to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

In addition, in accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger, the value of which is disclosed in “The Merger – Interests of Our Directors and Executive Officers in the Merger.” This advisory (non-binding) vote on compensation is a vote separate and apart from the vote to approve the merger. Accordingly, a shareholder may vote to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger and still vote not to approve and adopt the merger agreement, or vice versa. Because the vote is advisory, it will not be binding on us or Parent. Accordingly, if the merger is approved and adopted by our shareholders, we intend to pay the disclosed compensation to our named executive officers in accordance with our existing contractual obligations regardless of the outcome of the advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously (i) authorized, approved and adopted the merger agreement and all agreements and documents related thereto and contemplated thereby and the transactions contemplated thereby, including the merger, (ii) determined that the merger is in the best interests of us and our shareholders, (iii) recommended that our shareholders approve and adopt the merger agreement, and (iv) directed that the merger agreement be submitted to our shareholders for consideration and approval and adoption at the special meeting. Certain factors considered by our board of directors in reaching its decision to approve the merger and to approve and adopt the merger agreement can be found in the section entitled “The Merger – Reasons for the Merger.”

Our board of directors unanimously recommends that shareholders vote “FOR” approval and adoption the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [●], 2015, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting and any adjournment thereof. As of the close of business on the record date, [●] shares of common stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding as of the close of business on the record date will constitute a quorum, permitting us to conduct business at the special meeting. Under our amended and restated by-laws, in the absence of a quorum at the special meeting, the special meeting may be adjourned by a majority of the shares represented at the meeting to another place, date or time.

Once a share is present, either in person or by proxy, at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date for the special meeting is set by our board of directors, then a new quorum will have to be established. Proxies received, but marked as abstentions, will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

To complete the merger, under Florida law, shareholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt of the merger agreement. In addition, under the merger agreement, the receipt of this vote is a condition to the consummation of the merger. The failure to vote your shares of common stock or an abstention from voting your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

The proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger, as well as the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, each require the affirmative vote of holders of a majority of the shares of common stock voted on such proposal at the special meeting. As a result, abstentions and failures to vote will have no effect on the outcome of these proposals.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote [●] shares of common stock, or approximately [●]% of the shares of common stock outstanding on the record date. We currently expect our directors and executive officers will vote their shares in favor of each of the proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on the record date for voting at the special meeting, including shareholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a “legal” proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares Held by Record Holder. If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

•

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

•

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of (i) the proposal to approve and adopt the merger agreement, (ii) the proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger and (iii) the proposal to approve the proposal to adjourn of the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

If you fail to return your proxy card, unless you attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not affect the vote on the proposal to approve, on an advisory basis, the compensation payable to our named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate to, among other things, solicit additional proxies in favor of the approval and adoption of the merger agreement.

Shares Held in Street Name. If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the proposals to be acted on at the special meeting. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote, and each broker non-vote will count as a vote “AGAINST” the proposal to approve adopt the merger agreement, but will not affect the vote on the proposal to approve, by advisory (non-binding) vote, compensation that will or may become payable to our named executive officers in connection with the merger or the proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meetings to approve the proposal to approve and adopt the merger agreement.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail;

•	attending the special meeting and voting in person; or

•	delivering to our Corporate Secretary of the Company a written notice of revocation c/o Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, FL 33610.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation, you should insure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by us before the special meeting.

If you hold your shares in street name through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not affect the vote on the approval, on an advisory basis, of compensation payable to our named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate to, among other things, solicit additional proxies in favor of the approval and adoption of the merger agreement.

Adjournments and Postponements

Our shareholders are being asked to approve a proposal to adjourn the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger. If this proposal is approved and adopted by our shareholders, the special meeting could be adjourned to any date for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger. If there is not a quorum present at the special meeting, under our amended and restated by-laws, the special meeting may be adjourned by a majority of the shares represented at the meeting.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

Our board of directors is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Georgeson, a proxy solicitation firm, has been retained to assist us in the solicitation of proxies for the special meeting. As of the record date, we have paid [●] approximately $[●] for the solicitation of proxies in connection with the special meeting and other advisory work, and we expect to pay [●], in the aggregate, approximately $[●]. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by [●] or, without additional compensation, by certain of our directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement is approved and adopted by our shareholders and the other conditions to the closing of the merger specified in the merger agreement are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation in the merger.

Upon the consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares we own or shares owned by Parent or Merger Sub) will be converted into the right to receive $16.00 in cash.

Our common stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “QLTY.” As a result of the merger, we will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Background of the Merger

The following chronology summarizes material events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among our board of directors, members of our senior management team or our representatives and other parties with respect to the merger.

As part of the ongoing evaluation of our business, our board of directors and members of our senior management team periodically review and assess our business, operations and financial performance and industry and market conditions as they may impact our long-term strategic goals and plans, including the assessment of potential opportunities to maximize shareholder value.

Our senior management team, led by our chairman and chief executive officer, Gary R. Enzor, and our executive vice president and chief financial officer, Joseph J. Troy, regularly meets with investors and other market participants. Over the past few years, Mr. Enzor and Mr. Troy met, among others, representatives of Apax Partners LLP (together with and on behalf of certain funds advised by it, “Apax”) at various industry gatherings and elsewhere and from time to time had general conversations regarding our industry, market conditions and the Company.

In early April 2014, Ashish Karandikar of Apax contacted Mr. Enzor to request a meeting. On April 15, 2014, Mr. Karandikar and Mr. Enzor met in Tampa, Florida and Mr. Karandikar informed Mr. Enzor that Apax was interested in exploring a potential transaction with the Company. On April 16, 2014, Mr. Enzor informally advised Alan Schumacher, our lead independent director, of Apax’s interest in exploring a potential transaction with the Company. On a subsequent date, Mr. Enzor informally discussed with various board members the preliminary nature of Apax’s expression of interest and, based on these discussions, a formal response was not made. Mr. Enzor informed the directors that he would keep them apprised of any further developments or contacts with representatives of Apax.

In early May 2014, Mr. Karandikar called Mr. Enzor to reiterate Apax’s interest in a potential transaction with the Company and requested a meeting with Mr. Enzor and Mr. Troy to discuss the Company’s business and financial results. Mr. Enzor informally notified Mr. Schumacher and other members of our board of directors, and on May 8, 2014, the Company and Apax entered into a confidentiality agreement to facilitate the meeting and exchange of information.

On May 16, 2014, representatives of Apax traveled to Tampa, Florida and met with Mr. Enzor and Mr. Troy. At the meeting, representatives of Apax and Mr. Enzor and Mr. Troy discussed general industry dynamics, the Company’s business, financial and operating performance and other publicly available information. A telephonic discussion between Mr. Troy and representatives of Apax was held on May 22, 2015 to address additional questions regarding the Company’s business. On June 2, 2014, Mr. Karandikar called Mr. Enzor and Mr. Troy and requested a meeting with management to further discuss the Company’s financial and operating information, so that Apax could refine its valuation analysis. On June 4, 2014, Mr. Troy met with representatives of Apax in Tampa, Florida, and the parties further discussed the Company’s business, financial and operating performance.

At a June 9, 2014 meeting of our board of directors, Mr. Enzor provided our board of directors with a summary of senior management’s recent meetings and discussions with representatives of Apax and its potential interest in pursuing a transaction involving the Company. Mr. Enzor reported that Apax had indicated a willingness to submit a written proposal. Following a discussion among the directors and senior management regarding Apax’s potential interest as well as the Company’s broader long-term plans, the board directed Mr. Enzor to inform Apax that the board of directors would consider a written proposal from Apax, if it chose to submit one. Mr. Enzor was also directed not to engage in substantive discussions with Apax regarding the terms and conditions of any proposal until authorized to do so by the board of directors.

On June 13, 2014, Mr. Karandikar called Mr. Enzor to communicate Apax’s interest in making a formal proposal to acquire the Company. Later that afternoon, Apax delivered a letter to our board outlining a preliminary non-binding proposal for the purchase of 100% of the outstanding common shares of the Company by Apax at a price per share of $16.75-$17.00 in cash. The closing price of the Company’s shares on June 13, 2014 was $15.11 per share. Apax’s proposal included a request that the Company enter into exclusive negotiations with Apax regarding a potential transaction for a period of five weeks.

At a June 18, 2014 meeting of our board of directors, the board considered the Apax proposal and discussed an appropriate response. At the outset of the meeting, a representative of Shumaker, Loop & Kendrick LLP, the Company’s regular Florida counsel (“Shumaker”), instructed the board of directors regarding its fiduciary duties owed to the Company’s shareholders. Representatives of Fried, Frank, Harris, Shriver & Jacobson LLP, the Company’s outside counsel (“Fried Frank”), reviewed the terms and conditions contained in the Apax proposal. The board of directors instructed management to contact an investment bank to assist the Company in conducting a valuation analysis of the Company and reviewing potential strategic alternatives available to it. The board of directors further instructed management to inform Apax that a response to its proposal would be forthcoming after the board of directors had an opportunity to fully consider the intrinsic value of the Company. Mr. Enzor and Mr. Troy contacted representatives of Apax later that day to communicate the board of directors’ determination. On behalf of the Company, senior management requested that Investment Bank Z provide the board of directors with Investment Bank Z’s perspectives on the intrinsic value of the Company.

On July 2, 2014, Mr. Enzor, Mr. Troy and Mr. Karandikar discussed the status of our board of directors’ consideration of the Apax proposal. Mr. Enzor informed Mr. Karandikar that the board of directors’ review was continuing and that the Company would need additional time before responding to the proposal.

At an August 5, 2014 meeting of our board of directors, at which members of senior management, representatives of Investment Bank Z and Fried Frank were also present, Investment Bank Z discussed with the board of directors its perspective on the valuation of the Company. After discussion among the members of the board, senior management and other parties in attendance, our board of directors determined not to pursue Apax’s proposal and instead instructed senior management to continue to focus on operating the business in accordance with the Company’s strategic plan. Our board of directors believed that at that time the Company’s shareholders would be better served by having our management team focus on executing the strategic plan, including a potential debt refinancing that the Company was considering, rather than pursuing a transaction with Apax.

At the direction of our board of directors, on August 8, 2014, Mr. Enzor and Mr. Troy called Mr. Karandikar to inform him that, after consideration of Apax’s June 13 proposal, our board of directors had determined not to pursue a potential transaction with Apax and the Company would instead continue to focus on the execution of its strategic plan. Mr. Karandikar acknowledged the position of our board of directors and asked whether the Company would be willing to share details of its strategic plan so that Apax might take that into account in determining whether it could improve its proposal. Mr. Enzor and Mr. Troy declined to provide this information to Apax but advised Mr. Karandikar that our board of directors would carefully consider any improved proposal, if Apax wished to submit one. There were no further discussions regarding Apax’s June 13 proposal.

On November 6, 2014, Mr. Karandikar contacted Mr. Enzor and Mr. Troy to request a meeting. On November 11, 2014, after sharing such request with Alan Schumacher, Mr. Enzor and Mr. Troy met with Mitch Truwit, the Co-Chief Executive Officer of Apax, and Mr. Karandikar in New York City while there on other Company business. During this meeting, Mr. Truwit and Mr. Karandikar indicated that Apax remained interested in pursuing a potential transaction involving the Company at a proposed purchase price of $17.00 per share in cash. Mr. Truwit also indicated that Apax would submit a written proposal to our board of directors, if desired. On November 13 and 14, 2014, Mr. Enzor and Mr. Troy engaged in additional discussions with representatives of Apax regarding the Company’s business and prospects. During these discussions, Mr. Enzor and Mr. Troy advised Mr. Karandikar that the proposed purchase price of $17.00 per share was unlikely, at that time, to generate significant interest by our board of directors.

At a November 25, 2014 meeting of our board of directors, at which members of the Company’s senior management team and a representative of Fried Frank were also present, Mr. Enzor and Mr. Troy conveyed to the board of directors the substance of their November 11 meeting (and follow-up discussions) with representatives of Apax, including Apax’s continued interest in a potential transaction involving the Company and its proposed purchase price of $17.00 per share. Following discussion, our board of directors instructed Mr. Enzor and Mr. Troy to request a written proposal from Apax reflecting the terms and conditions of its proposal. Our board of directors also directed Mr. Enzor and Mr. Troy not to discuss potential future employment arrangements with representatives of Apax, in the event that topic was raised. At the conclusion of its November 25 meeting, our board of directors instructed the senior management team to organize meetings with several investment banks for the purpose of selecting a financial advisor to the Company in the event the board of directors determined to engage in discussions with Apax concerning a potential transaction or to pursue a different strategic alternative.

Following the November 25 meeting, Mr. Enzor and Mr. Troy contacted representatives of Apax and requested a written proposal letter reflecting the terms and conditions of its proposal. Later that day, Apax submitted a letter to the board of directors outlining a preliminary non-binding proposal for the purchase of 100% of the outstanding common stock of the Company by Apax for a purchase price of $17.50 to $18.00 per share in cash. The closing price for the Company’s shares on November 25, 2014 was $12.47 per share. In its letter, Apax also requested exclusive negotiations for a period of five weeks.

At a December 8, 2014 meeting of our board of directors, representatives of RBC Capital Markets and three other investment banks met in Tampa, Florida with our board of directors regarding a potential engagement as financial advisor to the Company in connection with its review of potential strategic alternatives, including a potential transaction with Apax. Members of the senior management team and a representative of Fried Frank also attended these meetings. Each investment bank provided general perspectives regarding then current market conditions, preliminary financial matters relating to the Company based on publicly available information and certain potential strategic alternatives that could be considered by the board of directors, including a potential sale of the Company, a divestiture of its energy business, a potential leveraged recapitalization or share repurchase, or a potential refinancing of the Company’s debt.

On December 9, 2014, Apax contacted Mr. Enzor and Mr. Troy to inquire as to the Company’s response to its November 25 proposal. On December 10, 2014, Mr. Enzor and Mr. Troy informed representatives of Apax that the board of directors was considering the proposal in the context of other potential strategic alternatives, and would not be in a position to respond to Apax’s proposal until it had fully evaluated the Apax proposal and other potential strategic alternatives with its advisors.

At a December 15, 2014 meeting of our board of directors, the sessions held on December 8 with representatives of RBC Capital Markets and the three other investment banks were discussed. Our board of directors unanimously determined that RBC Capital Markets would be the preferred investment bank to serve as the Company’s financial advisor based on, among other things, its qualifications, experience, reputation, knowledge of the trucking and transportation industry generally and specific knowledge of the Company. Our board of directors directed representatives of Fried Frank to work with RBC Capital Markets to determine RBC Capital Markets’ relationships with Apax and its affiliates, and to identify steps to mitigate actual or potential conflicts of interest, if any. Fried Frank was also directed by our board of directors to negotiate with Investment Bank X regarding the terms of a potential engagement in the event that our board of directors determined to engage a second financial advisor.

At December 16 and December 18, 2014 meetings of our board of directors, representatives of Fried Frank updated the board of directors in connection with the identified relationships between Apax and its affiliates, on the one hand, and each of the potential financial advisors, on the other hand. Our board of directors further discussed with Fried Frank appropriate actions to be taken by RBC Capital Markets, through separate deal teams or otherwise, to mitigate any potential conflicts arising from RBC Capital Markets’ relationships with Apax and its affiliates. Our board of directors determined that appropriate safeguards could be implemented to mitigate any potential conflicts and determined to engage RBC Capital Markets as the Company’s lead financial advisor. Our board of directors also instructed senior management to explore the terms of a potential engagement with Investment Bank X, in the event the board of directors determined it was desirable to engage a second financial advisor at a later date.

During early January 2015, a representative of Party B called Mr. Enzor to express Party B’s interest in a potential transaction involving the Company. During the call, Mr. Enzor indicated that if authorized by the board to do so, he would consider a meeting with representatives of Party B later that month.

At a January 6, 2015 meeting of our board of directors, Mr. Troy and representatives of Fried Frank updated the board of directors on the status of the ongoing discussions with RBC Capital Markets regarding its engagement. The board of directors also determined not to engage an additional financial advisor at that time, but directed Mr. Troy to continue to contact other investment banks in the event that a second financial advisor was deemed desirable and appropriate at a later date.

Also at this meeting, Mr. Enzor advised the board that Party B had communicated its interest in a potential transaction with the Company, and that Party B had requested an initial meeting with Mr. Enzor and Mr. Troy. The board of directors directed Mr. Enzor and Mr. Troy to arrange a meeting with Party B. The board of directors directed Mr. Enzor and Mr. Troy not to engage in price discussions with Party B during that meeting but instead to gauge Party B’s interest and seek to understand Party B’s strategic rationale with respect to a potential transaction to acquire the Company. Separately, the board of directors also instructed Mr. Enzor and Mr. Troy to inform Apax that the board expected to meet with its advisors on January 22, 2015 to review the Apax proposal, and that Apax could expect a response from the Company shortly thereafter.

At a January 22, 2015 meeting of our board of directors, the board of directors reviewed and discussed the Apax proposal and the Company’s other potential strategic alternatives. Members of the senior management team and representatives of RBC Capital Markets, Fried Frank and Shumaker were present at this meeting. A representative of Shumaker delivered a presentation to the board of directors regarding its fiduciary duties under Florida law. The board of directors also discussed challenges facing the Company’s business, in particular its energy logistics segment, which had experienced a decline in the demand for the Company’s services and was also subject to pricing pressures, including the potential effect of conditions in the energy market on the financial performance of the energy logistics segment. RBC Capital Markets discussed with the board of directors potential strategic alternatives for the Company, including maintaining the status quo, a leveraged recapitalization, a refinancing of the Company’s debt, a potential divestiture of the Company’s energy business and a potential sale of the entire Company. The board of directors engaged in a lengthy discussion regarding these strategic alternatives, including Apax’s proposal and the interest communicated by Party B. No decisions regarding potential strategic alternatives were made. Rather, the board of directors determined to reconvene on January 26, 2015, after Mr. Enzor’s and Mr. Troy’s meeting with Party B, to further discuss potential strategic alternatives and possible responses to both Apax and Party B. Also at this meeting, Fried Frank discussed with the board of directors the existing confidentiality agreement between Apax and the Company. The board of directors determined that the existing confidentiality agreement should be amended to include additional provisions, such as restrictions on the solicitation of employees and standstill provisions, in the event the board of directors determined to grant Apax further access to confidential information. The board of directors instructed Fried Frank to prepare an amendment to the existing confidentiality agreement addressing these matters, and the amendment was delivered to Apax for its review. On the same day, our board of directors held its regular year-end meeting, which included an update by senior management on the full year operating and financial performance of the Company for 2014 and the outlook for 2015.

On January 23, 2015, Mr. Enzor and Mr. Troy met with representatives of Party B. During this meeting, Party B’s representatives discussed the strategic rationale for a potential transaction between Party B and the Company. Given that there was no confidentiality agreement at that time between the Company and Party B, Mr. Enzor and Mr. Troy only shared publicly available information about the Company with representatives of Party B. At the end of the meeting, a representative of Party B requested that the parties schedule a further discussion during the following week. Mr. Enzor, Mr. Troy and the representative of Party B discussed entering into a confidentiality agreement and the parties agreed to do so if discussions progressed sufficiently beyond the preliminary stage.

At a January 26, 2015 meeting of our board of directors, the board continued discussions regarding the Company’s business and prospects, and potential strategic alternatives available to the Company. Members of the senior management team and representatives of RBC Capital Markets, Fried Frank and Shumaker were also present. A representative of Shumaker delivered a presentation to the board of directors regarding its fiduciary duties under Florida law. Mr. Enzor updated the board of directors regarding the meeting between Mr. Enzor, Mr. Troy, and representatives of Party B. RBC Capital Markets informed the board of directors that representatives of Apax had inquired about the timing of a response to its November 25 proposal and, consistent with the board of directors’ previous determination not to respond to Apax until it had evaluated potential strategic alternatives for the Company, representatives of RBC Capital Markets informed Apax that the board needed additional time to fully consider Apax’s proposal in the context of other potential strategic alternatives. Given the amount of time that had passed since Apax submitted its proposal on November 25, 2014 and its desire not to distract the senior management team from executing on the Company’s strategic plan if the price included in Apax’s November 2014 proposal was not firm, our board of directors directed RBC Capital Markets to request that Apax reaffirm its proposed purchase price. Separately, the board of directors instructed the senior management team to pursue further discussions with Party B with respect to a potential transaction.

On January 28, 2015, the Company and Apax entered into an amendment to Apax’s confidentiality agreement, which included customary non-solicitation and standstill provisions. Commencing on that date, the Company, with the assistance of RBC Capital Markets, uploaded documents responsive to Apax’s preliminary due diligence request list to an electronic data room. The Company granted data room access to Apax and its authorized representatives on February 2, 2015. Between February 2, 2015 and the end of February, the Company’s management team participated in various in-person due diligence meetings with representatives of Apax and hosted representatives of Apax on site visits to the Company’s facilities. During these meetings, the Company’s management team discussed with representatives of Apax various aspects of our business, financial performance and prospects, including our business plan and potential strategic and operating initiatives.

At a February 6, 2015 meeting of our board of directors, members of our senior management team updated the board of directors on in-person diligence meetings with Apax, its advisors and members of Company management.

At meetings of our board of directors held on February 7, 2015 and February 19, 2015, at which members of senior management and representatives of RBC Capital Markets and Fried Frank were present, our board of directors received a status update from RBC Capital Markets on Apax’s diligence review process in anticipation of Apax reaffirming its valuation of the Company. At the February 19 meeting of our board of directors, RBC Capital Markets informed the board of directors that Apax had indicated that it planned to complete its preliminary diligence review on February 25 or 26 and would be in a position to update its proposal after an investment committee meeting on March 2, 2015. Apax also indicated that it expected to provide ‘highly confident’ letters from potential debt financing sources with its proposal.

On February 25, 2015, we announced our financial results for fiscal year 2014.

On March 6, 2015, Apax submitted an updated written proposal to our board of directors to acquire 100% of the outstanding common stock of the Company for $14.75 per share in cash. In its proposal, Apax indicated that it had reduced its proposed per share purchase price from its November 2014 proposal of $17.50-$18.00 per share as a result of four primary factors: (i) its revised view on valuation based on adjustments by Apax to the Company’s 2014 EBITDA for non-cash items, (ii) Apax’s lowered views on the Company’s growth rate estimates for its chemical business, (iii) negative market trends affecting the Company’s energy business, and (iv) higher than originally anticipated costs of debt financing for Apax. Apax provided ‘highly confident’ debt financing letters indicating that certain banks were willing to provide debt financing to facilitate an acquisition of the Company. The closing price for the Company’s shares on March 6, 2015 was $10.10 per share. Apax’s proposal included a request that the Company enter into exclusive negotiations with Apax for a period of three weeks.

At a March 8, 2015 meeting of our board of directors, the board of directors discussed Apax’s revised proposal. Senior management and representatives of RBC Capital Markets and Fried Frank attended this meeting. Following a discussion of the terms of Apax’s proposal, RBC Capital Markets discussed with the board of directors financial matters relating to the Company. Senior management also provided the board of directors with its views on the energy markets at that time and the outlook on the Company’s financial performance. After a lengthy discussion, it was the consensus of the board of directors that the proposal from Apax to acquire the Company for $14.75 per share in cash was insufficient. The board of directors determined, however, that it was important to understand the assumptions underlying the four factors identified by Apax as the basis for the reduction in its proposed purchase price. Our board of directors directed RBC Capital Markets to contact representatives of Apax to discuss and better understand the basis for the reduced price, and to inform Apax that the Company would terminate discussions with Apax if the $14.75 per share price set forth in the revised proposal was Apax’s best price. The board of directors requested that Mr. Enzor and Mr. Troy also attend such discussion for informational purposes.

On March 10, 2015, in accordance with our board of directors’ directives, representatives of RBC Capital Markets, along with Mr. Enzor and Mr. Troy, contacted Mr. Truwit and Mr. Karandikar to discuss Apax’s proposal and the factors that Apax considered in reducing its proposed purchase price. On that call, representatives of Apax provided representatives of RBC Capital Markets and Mr. Enzor and Mr. Troy with Apax’s perspectives on the Company’s business and prospects, and the challenges facing the Company’s energy logistics segment.

At a March 11, 2015 meeting of our board of directors, at which senior management, representatives of RBC Capital Markets and Fried Frank were present, RBC Capital Markets and Mr. Enzor and Mr. Troy updated the board on their discussion with representatives of Apax regarding its revised proposal and Apax’s perspectives on the Company’s value. The board of directors discussed with senior management the validity of Apax’s assumptions in developing its financial model, including the assumed growth rate for the Company’s chemical business, developments in the energy business and the potential impact of asset sales on the Company’s projections. The board also discussed other potential strategic alternatives and the Company’s ability, on a standalone basis, to maximize shareholder value. Following this discussion, the board of directors determined that it was not interested in pursuing a potential transaction with Apax at a proposed purchase price of $14.75 per share. The board of directors directed RBC Capital Markets to inform Apax of the board’s conclusion and its determination to cease discussions with Apax. Later that day, in accordance with the board of directors’ directives, representatives of RBC Capital Markets informed representatives of Apax that the board of directors had concluded that Apax’s proposed purchase price of $14.75 per share was insufficient and that the Company had determined to terminate discussions with Apax regarding a potential transaction.

On March 17, 2015, Mr. Karandikar contacted Mr. Enzor and Mr. Troy to reiterate Apax’s continued interest in a transaction involving the Company and advised them that Apax could potentially increase its proposed purchase price if it were able to obtain financing commitments on more favorable terms. Apax requested permission for two other potential debt financing sources to conduct due diligence with respect to the potential transaction in order to determine if such debt financing sources could potentially offer more favorable financing terms than currently proposed by Apax’s debt financing sources.

At a March 18, 2015 meeting of our board of directors at which members of senior management, representatives of RBC Capital Markets and Fried Frank were present, Mr. Enzor and Mr. Troy reported on their discussion with Apax and its request to allow two additional banks to conduct due diligence to support a potentially higher purchase price proposal. The board of directors discussed the potential for such other banks to provide financing on more favorable terms and the implications of granting access to such banks, including the board’s concern regarding confidentiality and the increased potential for a leak to develop as more parties became aware of a potential transaction.

Between March 18-20, 2015, representatives of Apax also contacted representatives of RBC Capital Markets and stated that Apax was working to increase its proposed purchase price for the Company and requested that the two additional potential financing sources be given the opportunity to conduct due diligence.

At a March 20, 2015 meeting of our board of directors, at which a member of senior management and representatives of Fried Frank were present, RBC Capital Markets updated the board on its recent communications with representatives of Apax. The board of directors considered Apax’s request to provide due diligence access to two additional debt financing sources in an effort to allow Apax to potentially increase its proposed purchase price. The board also considered other possible options to maximize shareholder value, including a potential refinancing of the Company’s outstanding debt followed by a repurchase of shares of Company common stock, and the challenges and uncertainties inherent in such initiatives. After discussion, the board of directors determined that it was in the best interests of the Company’s shareholders to ascertain whether Apax could increase its proposed purchase price within a short timeframe so as to, among other reasons, minimize the risk of a leak, and accordingly determined to provide the additional banks with access to diligence information, including data room access, subject to appropriate confidentiality agreements.

On March 20, 2015, in accordance with the board of directors’ directives, representatives of RBC Capital Markets informed representatives of Apax that the two additional potential debt financing sources would be permitted to conduct due diligence for a period of 10 days, after which the Company would expect Apax to communicate a revised proposal to acquire the Company, reflecting a higher price.

Between March 20 and April 3, 2015, representatives of Apax and our senior management team held informational conference calls regarding the Company’s financial model, business plan and other operational, legal and financial matters, including, among other things, labor and employment matters and environmental matters.

In late March 2015, Party B requested a meeting with Company management to gain a better understanding of the Company and its business. On March 26 and March 27, 2015, Mr. Enzor and Mr. Troy met with a representative of Party B in Tampa, Florida. Given that there was no confidentiality agreement at that time between the Company and Party B, Mr. Enzor and Mr. Troy only shared publicly available information about the Company with the representative of Party B.

At an April 3, 2015 meeting of our board of directors, at which members of senior management and representatives of RBC Capital Markets and Fried Frank were present, the board of directors received a report from senior management on the ongoing discussions with Apax. Representatives of RBC Capital Markets informed the board of directors that Apax had indicated that it planned to submit an updated proposal with an improved purchase price after its investment committee meeting later that day, together with “highly confident” letters from its debt financing sources. The board of directors determined to meet again following receipt of a revised proposal from Apax.

Later on April 3, 2015, Mr. Troy spoke with a representative of Party B to answer follow-up financial questions. During the discussion, Mr. Troy was told that Party B’s board of directors was fully informed of the ongoing discussions with the Company and supported a potential transaction between Party B and the Company. The representative of Party B asked Mr. Troy for guidance with respect to the price per share that would be compelling to our board of directors. Mr. Troy said that he was not authorized to discuss pricing, but suggested that Party B consider the intrinsic value of the Company in formulating any proposal and not to simply apply a premium to the Company’s then current market price, as a customary premium to the Company’s then current market price would not be viewed as a compelling proposal by our board of directors. Party B informed Mr. Troy that it intended to deliver a written indication of interest on or around April 6, 2015 and, if accepted, Party B would need three to four weeks to conduct confirmatory due diligence on the Company.

Also on April 3, 2015, representatives of Apax informed representatives of RBC Capital Markets that Apax intended to increase its proposed purchase price to $16.00 per share in cash. Representatives of Apax requested certain confirmatory diligence items and access to the Company’s senior management team for additional confirmatory diligence. RBC Capital Markets indicated that it would relay Apax’s requests to the board of directors, and requested that Apax deliver an updated written proposal to the board reflecting its revised proposal.

At an April 4, 2015 meeting of our board of directors, at which members of senior management and representatives of Fried Frank were present, RBC Capital Markets updated the board of directors on its discussions with representatives of Apax regarding its revised $16.00 per share purchase price proposal. Mr. Troy also reported on discussions with Party B, including the timeframe for receiving Party B’s indication of interest. The board of directors determined to reconvene after it received a revised written proposal from Apax and, potentially, a written indication of interest from Party B.

On April 6, 2015, the board received a revised written proposal from Apax, proposing the acquisition of 100% of the outstanding common stock of the Company by Apax for $16.00 per share in cash, which price represented a premium of approximately 59% to the Company’s April 2, 2015 closing stock price of $10.07 per share. Apax’s proposal also included “highly confident” letters from Apax’s financing sources to provide financing for a potential transaction. Apax’s proposal included a request that the Company enter into exclusive negotiations with Apax for a period of three weeks.

Also on April 6, 2015, Party B executed a confidentiality agreement with the Company, which had first been discussed with Party B on January 23, 2015.

On April 7, 2015, a representative of Party B contacted Mr. Enzor and orally presented a preliminary non-binding proposal to acquire 100% of the Company’s outstanding common stock for $12.50-$13.00 per share in cash. Mr. Enzor rejected the proposal on behalf of the Company given the significant valuation gap between Party B’s proposal and Apax’s April 6 proposal. Subsequently, a representative of Party B again contacted Mr. Enzor and attempted to ascertain whether a purchase price of $13.50-$14.00 per share would be given serious consideration by our board of directors. Given the significant valuation gap between Party B’s proposal and Apax’s April 6 proposal, Mr. Enzor declined to engage in price discussions and no further discussions occurred with Party B. However, Mr. Enzor advised the representative of Party B that our board of directors would carefully consider any improved proposal, if Party B wished to submit one.

At an April 8, 2015 meeting of our board of directors, the board of directors discussed Apax’s revised proposal to acquire the Company for $16.00 per share in cash and Mr. Enzor’s discussions with Party B that occurred on April 7. Senior management and representatives of RBC Capital Markets, Fried Frank and Shumaker were also present. RBC Capital Markets provided preliminary financial perspectives on the Company and reviewed the Apax proposal, including Apax’s assumptions in arriving at its purchase price, the terms and conditions of the proposal and financing terms. The board of directors noted that Apax had requested a three-week exclusive negotiating period and discussed with its advisors the advantages and disadvantages of granting exclusivity. The board of directors also discussed the advantages and disadvantages of conducting a market check prior to signing any definitive agreement, and whether a go-shop process post-signing would deter other potential acquirors from bidding for the Company. RBC Capital Markets discussed with the board of directors its views regarding other potential buyers, both financial and strategic, and the perceived interest and capability of such other parties to acquire the Company for a purchase price in excess of $16.00 per share. RBC Capital Markets stated that, based on, among other things, the current landscape and relative strategy/positioning of potential acquirors, the “highly confident” financing for, and nearly fully-diligenced nature of, Apax’s proposal and the significantly lower purchase price proposal of Party B, it believed it was unlikely at such time that another party would consummate a transaction at a purchase price greater than $16.00 per share. The board of directors then discussed the process and timing of responding to Apax regarding its proposal. After a lengthy discussion, the board of directors determined to pursue a possible transaction with Apax but directed representatives of RBC Capital Markets, together with Alan Schumacher, to seek to obtain a higher per share purchase price from Apax. The board of directors also noted Apax’s request, as indicated in its revised proposal, to meet with members of Company management and directed our senior management team not to engage in any discussion of potential employment or compensation arrangements with Apax until authorized by the board of directors to do so. The board of directors also discussed the merits of engaging a second financial advisor to deliver a separate fairness opinion and/or manage any solicitation process during a potential go-shop period, but determined that it was not necessary to do so given RBC Capital Markets’ deep knowledge of the industry and its broad network of contacts with strategic buyers and financial sponsors.

Later on April 8, 2015, in accordance with the directives of our board of directors, Mr. Schumacher and representatives of RBC Capital Markets called Apax seeking a higher per share purchase price. Apax stated that the proposal to acquire the Company for $16.00 per share was its best and final offer, and that it would not further increase its proposed purchase price.

Throughout April 2015, members of senior management participated in various in-person and telephonic due diligence meetings with representatives of Apax and its advisors and hosted Apax on multiple site visits to the Company’s facilities. During these meetings, senior management discussed with Apax various aspects of our business, financial performance and prospects, including our business plan and potential strategic initiatives.

On April 20, 2015, the compensation committee of our board of directors (“Compensation Committee”) held a meeting. Representatives of Fried Frank were also present. During the meeting, Fried Frank advised the Compensation Committee about various matters to be considered by the Compensation Committee regarding compensation and equity-arrangements in light of the potential transaction, and the Compensation Committee discussed the importance of retaining key employees of the Company following the announcement of any transaction.

Also on April 20, 2015, we delivered a draft merger agreement to Apax in connection with the potential transaction. This draft merger agreement included, among other terms, a “go-shop” provision permitting the Company to solicit alternative acquisition proposals after signing the merger agreement, and allowing the Company to terminate the merger agreement in order to accept a superior proposal from another potential buyer, subject to compliance with the terms of the merger agreement.

On April 22 and 23, 2015, members of senior management and representatives of Apax conducted in-person diligence meetings in Houston, Texas.

On April 25, 2015, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Apax, delivered a revised draft of the merger agreement to Fried Frank. During the weeks of April 27, 2015 and May 4, 2015 until May 6, 2015, the Company and its advisors engaged in a series of negotiations with Apax and its advisors regarding the terms and conditions of the merger agreement, including negotiations regarding the terms of the “go-shop” and “no-shop” provisions (including the length of the “go-shop” period), the board’s ability to consider alternative acquisition proposals, the amount of the respective termination fees and circumstances under which such termination fees and expense reimbursement would be payable, the treatment of employee equity award arrangements (including the vesting level for the performance share awards), the size and scope of employee retention arrangements (if any), covenants regarding the conduct of our business between signing and closing, and the conditions to each party’s obligation to consummate the proposed transaction. During this period, Fried Frank and Skadden also negotiated the terms of other agreements relating to the proposed transaction, including the equity commitment letter and the parent fee commitment letter which would support the obligation of Parent to pay any reverse termination fee payable to the Company under the merger agreement. Concurrently, Fried Frank and Kirkland & Ellis LLP, financing counsel to Apax, negotiated the terms of the debt commitment letters.

On April 27, 2015, the Compensation Committee held a meeting by teleconference to consider Apax’s proposal with respect to the treatment of our employee equity awards in connection with the proposed transaction as reflected in the April 25th draft merger agreement. Representatives of Fried Frank were also present at the meeting. Following discussion, the Compensation Committee unanimously recommended certain terms that would decrease the payout in respect of such equity awards. The Compensation Committee also unanimously determined to propose that a $4 million retention bonus pool be established for employees of the Company, which amount would be allocated by the Company’s chief executive officer over a specified period following the closing of the potential transaction, generally requiring continued employment of the recipient during that time. However, this amount was subsequently negotiated to a $3 million retention bonus pool. The Compensation Committee also discussed with Fried Frank the potential excise tax liability for employees of the Company in the event of a potential transaction and considered the possibility of providing protection against the impact of the potential excise tax to affected employees.

On April 28, 2015, at Apax’s request, Mr. Enzor and Mr. Troy met with Mr. Truwit, Mr. Karandikar and another Apax representative. Representatives of RBC Capital Markets also attended this meeting. At this meeting, Mr. Truwit and Mr. Karandikar reviewed certain outstanding due diligence matters and described Apax’s vision for the Company post-closing. The parties also discussed the importance of retaining key employees following the announcement of a transaction, and Mr. Enzor and Mr. Troy described the retention bonus pool being considered by the Compensation Committee. Apax provided a general overview of the terms of various historical equity packages established for executives of its previously acquired portfolio companies; however, other than the discussion with respect to a post-closing retention bonus pool, there was no discussion with respect to post-closing employment or equity arrangements for any of the Company’s senior management or employees. Each of Mr. Enzor and Mr. Troy indicated that he would be open to having discussions regarding such matters at the appropriate time following execution of the merger agreement.

At an April 30, 2015 meeting of our board of directors, the status of the potential transaction with Apax was discussed. Senior management as well as representatives of RBC Capital Markets, Fried Frank and Shumaker were also present. Fried Frank reviewed with our board the terms and conditions reflected in the latest draft merger agreement and updated the board on Fried Frank’s discussions with Skadden regarding Apax’s proposals on material terms of the merger agreement, including the duration of the go-shop period, our right to terminate the agreement in order to accept a superior proposal, the amounts of the respective break-up fees, the interim operating covenants, the treatment of the employee equity awards and the size, duration and other terms of the retention bonus pool. The board of directors engaged in a discussion regarding the merits of a transaction with Apax. After a lengthy discussion, and taking into account, among other things, (i) RBC Capital Markets’ advice regarding the current landscape and relative strategy/positioning of potential acquirors, (ii) the committed financing for, and fully-diligenced nature of, Apax’s proposal, (iii) the significantly lower purchase price proposal of Party B, (iv) the determination by the board of directors that the go-shop, no-shop, superior proposal, and termination fee provisions in the draft merger agreement with Apax would not deter other potential acquirors from bidding for the Company following execution of such agreement during the go-shop period, and (v) the possibility that Apax would terminate negotiations if it learned the Company was soliciting other proposals at this stage in the process, our board of directors determined that it was in the best interests of the Company’s shareholders to proceed with the potential transaction with Apax and to contact other potential acquirors during a go-shop period.

On May 1, 2015, Fried Frank delivered a revised draft of the merger agreement to Apax and its advisors.

At a May 4, 2015 morning meeting of our board of directors, at which senior management and representatives of RBC Capital Markets and Fried Frank were present, RBC Capital Markets and Fried Frank updated the board of directors on communications with Apax following the April 30 board meeting and the status of negotiations with Apax on the proposed transaction.

Later on May 4, 2015, Skadden circulated a revised draft of the merger agreement to the Company and our advisors.

At a May 4, 2015 evening meeting of our board of directors, attended by senior management and the Company’s advisors, Fried Frank updated our board of directors on the material open items in the most recent draft merger agreement. Our board of directors also discussed the anticipated timeline for the parties to finalize the merger agreement and the other transaction agreements. After discussion, our board of directors determined counterproposals with respect to the open issues and Fried Frank was directed to engage in negotiations with Skadden regarding these matters.

Over the course of the next two days, senior management and the respective advisors to the Company and Apax exchanged drafts of the transaction documents and engaged in numerous telephonic discussions to resolve open issues. Among others, the significant open issues that were resolved during this period, included (i) conditionality related to the inclusion of certain regulatory approvals, (ii) the definition of “material adverse effect,” (iii) the duration of the go-shop period, (iv) the definition of “excluded party” for purposes of the go-shop period, (v) the amount of the termination fees, (vi) treatment of existing performance share awards (vii) the size, duration and other terms of a retention bonus pool, and (viii) the extension of excise tax protection to affected employees.

At a May 5, 2015 meeting of our board of directors, Fried Frank updated the board of directors regarding the status of remaining open points in the draft merger agreement and generally on the status of the proposed transaction. Representatives of senior management and RBC Capital Markets also attended the meeting.

At a May 6, 2015 meeting of our board of directors, at which members of senior management and representatives of the Company’s legal and financial advisors were also present, the board of directors reviewed the proposed transaction and related transaction documents. Fried Frank discussed with the board of directors the outcome of the negotiations with Apax and reviewed material provisions of the transaction agreements, including the merger agreement, which were circulated prior to the meeting. RBC Capital Markets reviewed with the board of directors RBC Capital Markets’ financial analysis of the $16.00 per share merger consideration and rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 6, 2015, to the board of directors to the effect that, as of that date and based on and subject to the assumptions made, the procedures followed, factors considered and limitations on the review undertaken, the $16.00 per share merger consideration to be received by holders of the Company’s common stock was fair, from a financial point of view, to such holders. Following careful consideration of the factors described under “Reasons for the Merger”, our board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of the Company’s shareholders. Our board of directors unanimously adopted resolutions authorizing the executive officers of the Company to execute and deliver the merger agreement and to submit the merger agreement and the transactions contemplated thereby to the Company shareholders for their approval, and determined to recommend that our shareholders approve and adopt the merger agreement.

Later that day, the merger agreement was executed by the Company, Parent and Merger Sub. At approximately 10:40 p.m. Eastern Daylight Time, a joint press release was issued by the Company and Apax announcing the execution of the definitive merger agreement.

Reasons for the Merger

In evaluating the merger agreement and the merger, our board of directors consulted with our senior management team and outside legal and financial advisors and, in reaching its unanimous decision to approve the merger agreement and the merger and to recommend that our shareholders approve and adopt the merger agreement, our board of directors considered a variety of factors, including the following:

•	our business, current and projected financial condition, operations, current earnings and earnings prospects as an independent public company;

•	the review undertaken by our board of directors and senior management team with respect to the potential strategic alternatives available to the Company;

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the risks associated with continuing as an independent public company, in particular, the execution risks of our standalone strategic plan, our ability to execute on short-term and long-term opportunities and the fact that our operating performance could be affected by, among other things, the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 13, 2015, as updated by our Quarterly Report on Form 10-Q, filed with the SEC on May 8, 2015;

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our board of directors’ belief that our limited access to capital given our leveraged balance sheet position would constrain our ability to expand our business if we remain an independent public company;

•	our board of directors’ understanding of our industry and competitive position;

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our board of directors’ review, with the assistance of our senior management team and legal and financial advisors, of our current and historical financial condition, results of operations, prospects, business strategy, competitive position, industry, properties and assets, including the potential impact of those factors on the trading price of our common stock;

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our board of directors’ views regarding our likely value as a standalone independent public company, taking into account our potential future growth and ability to achieve such growth, which belief was based on a number of factors, including:

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the risks and uncertainties associated with maintaining our performance as a standalone independent public company, including, among other risks and uncertainties, generally the execution risk of implementing our standalone strategy;

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projections prepared by our management (see “– Projected Financial Information”) and the inherent uncertainty of attaining management’s internal financial projections, including that our actual financial results in future periods could be materially less than projected results; and

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our board of directors’ consideration of other potential strategic alternatives available to us, based upon, among other things, our board of directors’ knowledge of (i) our business, financial condition and results of operations, from both a historical and prospective perspective, and (ii) the risk-adjusted probabilities associated with achieving our long-term strategic plans as a standalone independent public company as compared to the certainty of value afforded to our shareholders through the merger;

•	the fact that the merger consideration consists solely of cash, providing our shareholders with immediate value and liquidity upon consummation of the merger;

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recent and historical market prices for our common stock, as compared to the merger consideration, including the fact that the merger consideration of $16.00 per share represents an approximate premium of:

•	62% to the $9.85 closing price per share of our common stock on May 5, 2015, the last trading day before the public announcement of the merger agreement;

•	58% to the $10.11 volume-weighted average closing price per share of our common stock for the one-month period ended May 5, 2015;

•	54% to the $10.42 volume-weighted average closing price per share of our common stock for the three-month period ended May 5, 2015;

•	56% to the $10.28 volume-weighted average closing price per share of our common stock for the six-month period ended May 5, 2015;

•	33% to the $12.00 volume-weighted average closing price per share of our common stock for the 12 month period ended May 5, 2015;

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the fact that our board of directors negotiated an increase in the merger consideration to $16.00 from Apax’s March 6, 2015 proposal of $14.75, as described above under “The Merger (Proposal 1) – Background of the Merger,” and that Apax represented that the $16.00 per share purchase price was Apax’s “best and final” offer;

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the terms of the merger agreement, including the fact that the merger agreement includes a “go-shop” provision that is intended to help ensure that the Company’s shareholders receive the highest price per share reasonably available, including:

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our right to solicit offers with respect to alternative acquisition proposals for 40 days after signing the merger agreement, and to continue discussions with certain third parties that make acquisition proposals during the go-shop period;

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our right, subject to certain conditions, to respond to and negotiate with third parties with respect to certain unsolicited acquisition proposals made after the end of the go-shop period and prior to the time the Company’s shareholders approve the proposal to adopt the merger agreement;

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the ability of our board of directors to withdraw or change its recommendation in favor of the merger agreement, and our right to terminate the merger agreement and accept a “superior proposal” (should a superior proposal emerge), subject to compliance with the terms of the merger agreement;

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our belief that the termination fees and other limitations applicable to alternative acquisition proposals agreed to in the merger agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire us for a higher value per share following the announcement of the merger;

•

the fact that the termination fee payable by us in the event we accept a superior proposal that was made by an excluded party is substantially lower than the termination fee that would be payable by us in other circumstances;

•

the opinion of RBC Capital Markets, dated May 6, 2015, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $16.00 per share cash consideration to be received by holders of Company common stock pursuant to the merger agreement, which opinion was based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken as more fully described in the section entitled “– Opinion of the Company’s Financial Advisor;”

•

the fact that it is a condition to the closing of the merger that the merger agreement has been adopted by our shareholders, which allows for an informed vote by the shareholders on the merits of the merger;

•	the likelihood of the merger being completed, based on, among other things:

•	the fact that Parent has provided a debt commitment letter and an equity commitment letter in connection with the execution of the merger agreement;

•	the absence of any financing condition in the merger agreement;

•

our ability, under certain circumstances, to seek specific performance of Parent’s obligation to cause, and, pursuant to the equity commitment letters, to seek specific performance to directly cause, the equity financing sources under the equity commitment letter to fund their respective commitments at closing as contemplated by those letters;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion;

•

the fact that the merger agreement was the product of extensive arms’-length negotiations, and that members of our senior management team, as well as our legal and financial advisors, were involved throughout the negotiations and updated our board of directors regularly;

•

the fact that management did not enter into any contracts or arrangements (including as to post-closing employment) with Apax or its affiliates in connection with the execution of the merger agreement; and

•	the business reputation and capabilities of Apax, including numerous public to private transactions, and the substantial financial resources of the Apax Funds and, by extension, Parent and Merger Sub.

In the course of its deliberations, our board of directors, in consultation with our senior management team and outside legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

•

the fact that, subsequent to completion of the merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would preclude our shareholders from participating in any value creation that the business could generate, as well as any future appreciation in our value beyond the merger consideration;

•	the risk that necessary regulatory approvals and clearances may be delayed, conditioned or denied;

•

the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise or any other action we would otherwise take with respect to our operations absent the pending completion of the merger;

•

the announcement and pendency of the merger, the solicitation activities during the go-shop period or the failure to close the merger, may cause substantial harm to relationships with our employees, vendors, customers, independent affiliates, independent owner operators and other partners and may divert management and employee attention away from the day-to-day operation of our business;

•	the risk that, while the merger agreement is not by its terms subject to a financing condition, if sufficient debt financing is not obtained by Apax the merger may not be consummated;

•	we have incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

•

At the close of business on [●], 2015, the record date for the special meeting, the Company’s common stock was listed on the NASDAQ. Further, on the record date for the special meeting, the Company’s common stock was held by at least 2,000 shareholders and the market value of the common stock held by non-affiliates exceeded $10,000,000. Therefore, pursuant to section 607.1302(2)(a) of the FBCA, shareholders are not entitled to assert appraisal rights (including those who give timely written notice of intent to demand payment and do not vote any shares in favor of the merger agreement) in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting. Notwithstanding the fact that appraisal rights are not available, a copy of sections 607.1301 - 607.1333 of the FBCA is attached hereto solely for statutory notice purposes.

•	the all-cash merger consideration will be taxable to our taxpaying shareholders.

During its consideration of the merger, our board of directors was aware that some of our directors and executive officers may have interests with respect to the merger, that are, or may be, different from, or in addition to those of the Company’s shareholders generally, as described in “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 81.

While our board of directors considered potentially positive and potentially negative factors, our board of directors concluded that, overall, the potentially positive factors far outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and some of the factors considered by our board of directors in its evaluation of the merger. Our board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of our board of directors believed were appropriate. In view of the variety of factors and the quality and amount of information considered, our board of directors as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of our board of directors may have given different relative consideration to individual factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously (i) authorized, approved and adopted the merger agreement and all agreements and documents related thereto and contemplated thereby and the transactions contemplated thereby, including the merger, (ii) determined that the merger is in the best interests of us and our shareholders, (iii) recommended that our shareholders approve and adopt the merger agreement, and (iv) directed that the merger agreement be submitted to our shareholders for consideration and approval and adoption at the special meeting.

Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

Opinion of the Company’s Financial Advisor

The Company retained RBC Capital Markets to act as the Company’s financial advisor to assist the Company in connection with its review and evaluation of potential strategic alternatives, including the merger. As part of this engagement, the Company’s board of directors requested that RBC Capital Markets evaluate the fairness, from a financial point of view, of the consideration to be received by holders of Company common stock in the proposed merger. On May 6, 2015, at a meeting of the Company’s board of directors held to evaluate the merger, RBC Capital Markets rendered an oral opinion, confirmed by delivery of a written opinion dated May 6, 2015, to the Company’s board of directors to the effect that, as of that date and based on and subject to the matters described in the opinion, the $16.00 per share cash consideration to be received by holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of RBC Capital Markets’ written opinion, dated May 6, 2015, is attached as Annex B to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. The following summary of RBC Capital Markets’ opinion is qualified in its entirety by reference to the full text of the opinion. RBC Capital Markets delivered its opinion to the Company’s board of directors for the benefit, information and assistance of the Company’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. RBC Capital Markets’ opinion did not address any other aspect of the merger, the merger agreement or any related documents and no opinion or view was expressed as to the underlying business decision of the Company to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction that might be available to the Company or in which the Company might engage. RBC Capital Markets’ opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act in connection with the merger or any other matter.

In connection with its opinion, RBC Capital Markets, among other things:

•	reviewed the financial terms of a draft, dated May 5, 2015, of the merger agreement, referred to as the latest merger agreement;

•

reviewed certain publicly available financial and other information, and certain historical operating data, with respect to the Company made available to RBC Capital Markets from published sources and internal records of the Company;

•	reviewed financial projections and estimates relating to the Company prepared by the Company’s management;

•	conducted discussions with members of the Company’s senior management with respect to the Company’s business, prospects and financial outlook;

•	reviewed the reported prices and trading activity for Company common stock;

•	compared certain financial metrics of the Company with those of selected publicly traded companies;

•	compared certain financial terms of the merger with those of selected precedent transactions; and

•	considered other information and performed other studies and analyses as RBC Capital Markets deemed appropriate.

In arriving at its opinion, RBC Capital Markets employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by RBC Capital Markets. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion reached by RBC Capital Markets was based on all analyses and factors presented, taken as a whole, and also on application of RBC Capital Markets’ experience and judgment. Such conclusion may have involved significant elements of subjective judgment and qualitative analysis. RBC Capital Markets therefore gave no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering its opinion, RBC Capital Markets assumed and relied upon the accuracy and completeness of all information that was reviewed by RBC Capital Markets, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with RBC Capital Markets by or on behalf of the Company (including, without limitation, financial statements and related notes), and upon the assurances of the Company’s management that it was not aware of any relevant information that was omitted or that remained undisclosed to RBC Capital Markets. RBC Capital Markets did not assume responsibility for independently verifying, and did not independently verify, such information. RBC Capital Markets assumed that the financial projections relating to the Company and other estimates and data provided to RBC Capital Markets by the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of the Company and the other matters covered thereby. RBC Capital Markets expressed no opinion as to the financial projections and estimates utilized in its analyses or the assumptions upon which they were based. RBC Capital Markets relied upon the assessments of the Company’s management as to the potential impact on the Company of market, cyclical and competitive trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industries in which the Company operates. RBC Capital Markets assumed, with the Company’s consent, that there would be no developments with respect to any of the foregoing that would be meaningful in any respect to its analyses or opinion.

In rendering its opinion, RBC Capital Markets did not assume any responsibility to perform, and it did not perform, an independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise) of the Company or any other entity, and RBC Capital Markets was not furnished with any such valuations or appraisals. RBC Capital Markets did not assume any obligation to conduct, and it did not conduct, any physical inspection of the property or facilities of the Company or any other entity. RBC Capital Markets did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. RBC Capital Markets assumed that the merger would be consummated in accordance with the terms of the merger agreement and all applicable laws, documents or other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger and related transactions, no delay, limitation, restriction or condition would be imposed, including any divestiture or other requirements, that would have an adverse effect on the Company or the merger or that otherwise would be meaningful in any respect to RBC Capital Markets’ analyses or opinion.

RBC Capital Markets’ opinion spoke only as of the date of its opinion, was based on conditions as they existed and information which RBC Capital Markets was supplied as of the date of its opinion, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. RBC Capital Markets did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. RBC Capital Markets did not express any opinion as to the price or range of prices at which any shares of Company common stock may trade or otherwise be transferable at any time.

RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the $16.00 per share cash consideration to be received by holders of Company common stock pursuant to the merger agreement. RBC Capital Markets’ opinion did not in any way address any other terms, conditions, implications or other aspects of the merger or the merger agreement or any related documents, including, without limitation, other terms of any guaranty, voting agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the merger or otherwise. In connection with RBC Capital Markets’ engagement, RBC Capital Markets was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or a part of the Company; however, RBC Capital Markets was requested, at the direction of the Company’s board of directors, to solicit such third-party indications of interest in accordance with the go-shop provision of the merger agreement following public announcement of the merger. RBC Capital Markets did not express any opinion as to any legal, regulatory, tax or accounting matters, as to which RBC Capital Markets understood that the Company obtained such advice as it deemed necessary from qualified professionals. Further, in rendering its opinion, RBC Capital Markets did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the merger consideration or otherwise.

The issuance of RBC Capital Markets’ opinion was approved by RBC Capital Markets’ fairness opinion committee. Except as described in this summary, the Company imposed no instructions or limitations on the investigations made or procedures followed by RBC Capital Markets in rendering its opinion.

In preparing its opinion to the Company’s board of directors, RBC Capital Markets performed various financial and comparative analyses, including those described below. The summary below of RBC Capital Markets’ material financial analyses provided to the Company’s board of directors in connection with RBC Capital Markets’ opinion is not a comprehensive description of all analyses undertaken or factors considered by RBC Capital Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description.

In performing its analyses, RBC Capital Markets considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying RBC Capital Markets’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by RBC Capital Markets’ analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as RBC Capital Markets’ view of the actual value of the Company.

The consideration payable in the merger was determined through negotiations between the Company and Apax and was approved by the Company’s board of directors. The decision to enter into the merger agreement was solely that of the Company’s board of directors, and RBC Capital Markets’ opinion and analyses were only one of many factors considered by the Company’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Company’s board of directors, management or any other party with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses provided by RBC Capital Markets to the Company’s board of directors in connection with RBC Capital Markets’ opinion, dated May 6, 2015. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by RBC Capital Markets, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Selecting portions of RBC Capital Markets’ financial analyses or factors considered or focusing on the data set forth in the tables below without considering all analyses or the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC Capital Markets’ financial analyses. For purposes of the financial analyses described below, references to estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, means EBITDA as adjusted for significant items that are not part of regular operating activities and after non-cash stock-based compensation expense, and references to EBITDAP means EBITDA as adjusted for pension expenses.

Selected Public Companies Analysis. RBC Capital Markets performed a selected public companies analysis of the Company in which RBC Capital Markets reviewed certain financial and stock market information of the Company and the following five selected companies that RBC Capital Markets considered generally relevant for comparative purposes as publicly traded companies in the industries in which the Company operates, collectively referred to as the selected companies:

•	UTI Worldwide Inc.

•	HubGroup, Inc.

•	Forward Air Corporation

•	Roadrunner Transportation Systems Inc.

•	Universal Truckload Services, Inc.

Estimated financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Estimated financial data of the Company were based on the Company’s public filings and internal financial forecasts and other estimates of the Company’s management. RBC Capital Markets reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices and diluted shares outstanding on May 5, 2015 plus debt, less cash and cash equivalents, as a multiple of calendar year 2015 estimated EBITDA. The overall low to high calendar year 2015 estimated EBITDA multiples observed for the selected companies were 6.9x to 15.4x (with a mean of 10.7x and a median of 10.7x). The Company’s observed calendar year 2015 estimated EBITDA multiples were 7.2x (based on publicly available research analysts’ consensus estimates) and 7.4x (based on internal financial forecasts and other estimates of the Company’s management). RBC Capital Markets then applied a selected range of calendar year 2015 estimated EBITDA multiples of 8.0x to 11.0x derived from the selected companies to the Company’s calendar year 2015 estimated EBITDAP. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$11.73 – $20.77	$16.00

No company or business used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which the Company and its businesses were compared.

Selected Precedent Transactions Analysis. RBC Capital Markets performed a selected precedent transactions analysis of the Company in which RBC Capital Markets reviewed, to the extent publicly available, certain financial information relating to the following 12 selected announced or completed transactions from March 23, 2010 through May 4, 2015 that RBC Capital Markets considered generally relevant for comparative purposes as transactions involving target companies in the industries in which the Company operates, collectively referred to as the selected transactions:

Announcement Date	Acquiror	Target
• May 4, 2015	• XPO Logistics, Inc.	• Bridge Terminal Transport, Inc.
• December 1, 2014 • August 11, 2014	• C.H. Robinson Worldwide, Inc. • Roadrunner Transportation Systems Inc.	• Freightquote.com, Inc. • Active Aero Group
• February 6, 2014 • January 6, 2014	• Forward Air Corporation • XPO Logistics, Inc.	• Central States Logistics, Inc. • Pacer International, Inc.
• July 15, 2013	• XPO Logistics, Inc.	• 3PD, Inc.
• March 4, 2013	• Forward Air Corporation	• Total Quality, Inc.
• September 25, 2012	• C.H. Robinson Worldwide, Inc.	• Phoenix International, Inc.
• June 14, 2012	• Arkansas Best Corporation	• Panther Expedited Services, Inc.
• December 14, 2010	• TransForce, Inc.	• Dynamex Inc.
• June 11, 2010	• Goldman Sachs/Centerbridge Partners, L.P.	• Kenan Advantage Group Inc.
• March 23, 2010	• Harbour Group	• Fleetgistics Holdings, Inc.

Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on the Company’s public filings and internal financial forecasts and other estimates of the Company’s management. RBC Capital Markets reviewed transaction values, based on reported purchase prices or calculated as equity values of the target companies based on the purchase prices paid in the selected transactions plus debt less cash and cash equivalents, as a multiple of such target companies’ latest 12 months EBITDA prior to announcement of the transaction. The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 6.5x to 12.5x (with a mean of 9.1x and a median of 8.0x). RBC Capital Markets then applied a selected range of latest 12 months EBITDA multiples derived from the selected transactions of 7.5x to 10.5x to the Company’s calendar year 2014 EBITDAP. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$9.86 – $18.77	$16.00

No company or transaction used in this analysis is identical to the Company or the proposed merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis. RBC Capital Markets performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from the second quarter of the calendar year ending December 31, 2015 through the full calendar year ending December 31, 2019 based on internal financial forecasts and other estimates of the Company’s management. For purposes of this analysis, (i) the potential U.S. federal income tax savings expected by the Company’s management to be realized from the utilization of net operating loss carryforwards was taken into account and (ii) stock-based compensation was treated as a cash expense. The implied terminal value of the Company was calculated by applying to the Company’s estimated unlevered, after-tax free cash flows for the calendar year ended December 31, 2019 a selected range of perpetuity growth rates of 3% to 4%. Present values (as of March 31, 2015) of the cash flows, terminal values and net operating losses were calculated using a discount rate range of 10.5% to 12.5%. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$12.56 – $22.74	$16.00

Theoretical Leveraged Buyout Analysis. RBC Capital Markets performed a theoretical leveraged buyout analysis of the Company based on internal financial forecasts and other estimates of the Company’s management by calculating a range of theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the Company assuming, among other things, a transaction closing date of March 31, 2015, pro forma leverage of 6.0x the Company’s calendar year 2014 EBITDAP and a 4 3/4-year investment period. Estimated exit value ranges for the Company were calculated by applying to the Company’s estimated EBITDAP for the calendar year ending December 31, 2019 a selected range of exit multiples of 8.0x to 10.0x. RBC Capital Markets then derived a range of theoretical purchase prices for an illustrative exit transaction at the end of the Company’s calendar year ending December 31, 2019 based on an assumed range of internal rates of return for a financial buyer of 20% to 25%. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the per share merger consideration:

Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$14.52 – $20.64	$16.00

Other Factors. RBC Capital Markets observed certain additional factors that were not considered part of RBC Capital Markets’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

the historical trading performance of the Company’s common stock during the 52-week period ended May 5, 2015, which reflected low to high closing prices for the Company’s common stock during such period of $8.32 to $15.83 per share; and

•

stock price targets for the Company’s common stock reflected in publicly available Wall Street research analysts’ reports, which indicated low to high stock price targets (discounted by one year using a 16.5% discount rate based on the Company’s cost of equity) for the Company’s common stock of $8.59 to $15.45 per share; and

•

premiums paid in selected precedent transactions with transaction values of $500 million to $1.5 billion announced from January 1, 2013 to May 5, 2015 which, after applying the 25th to 75th percentile of the premiums implied in such transactions of approximately 18.6% to 50.2% to the target company’s 30-day unaffected closing stock price, indicated an approximate implied equity value reference range for the Company of $11.68 to $14.80 per share.

Miscellaneous. In connection with RBC Capital Markets’ services as the Company’s financial advisor, the Company has agreed to pay RBC Capital Markets an aggregate fee currently estimated to be approximately $7.8 million, of which a portion was payable upon delivery of its opinion and approximately $6.8 million is payable contingent upon consummation of the merger. The Company also has agreed to reimburse RBC Capital Markets for its expenses, including fees and disbursements of legal counsel, reasonably incurred in connection with RBC Capital Markets services under its engagement and to indemnify RBC Capital Markets and related persons against liabilities, including liabilities under the federal securities laws, arising out of RBC Capital Markets’ engagement.

RBC Capital Markets and certain of its affiliates in the past have provided, currently are providing and in the future may provide investment banking and financial advisory services to the Company unrelated to the merger, for which services RBC Capital Markets and such affiliates have received and will receive customary compensation including, during the two-year period prior to the date of RBC Capital Markets’ opinion, acting as a lender under certain credit facilities of the Company. As the Company’s board of directors was aware, RBC Capital Markets and certain of its affiliates also in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and financial advisory services to Apax and certain of its portfolio companies and/or affiliates, for which services RBC Capital Markets and its affiliates have received and expect to receive customary compensation, including, during the two-year period prior to the date of RBC Capital Markets’ opinion, having acted or acting as (i) a financial advisor in connection with certain acquisition or disposition transactions, (ii) a joint global coordinator and/or joint bookrunning manager for various equity and debt offerings and (iii) a lead or joint lead arranger, bookrunning manager and/or administrative agent for, and as a lender under, certain credit facilities, for which services as described in clauses (i) through (iii) above RBC Capital Markets and its affiliates received during the period from January 1, 2013 through March 31, 2015 aggregate fees totaling approximately $51 million. As the Company’s board of directors also was aware, RBC Capital Markets and certain of its affiliates have direct or indirect investments in certain investment funds managed or advised by Apax (including, during the two-year period prior to the date of RBC Capital Markets’ opinion, a $10 million investment in a fund managed or advised by Apax which is not involved in the merger).

RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBC Capital Markets or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of the Company and certain portfolio companies or affiliates of Apax and receive customary compensation in connection therewith, and may also actively trade securities of the Company and certain portfolio companies or affiliates of Apax for RBC Capital Markets’ or its affiliates’ account and the accounts of RBC Capital Markets’ or its affiliates’ customers and, accordingly, RBC Capital Markets and its affiliates may hold a long or short position in such securities.

RBC Capital Markets is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected RBC Capital Markets to act as its financial advisor in connection with the merger on the basis of RBC Capital Markets’ experience in similar transactions, its familiarity with the Company, its business and industry and its reputation in the investment community.

Projected Financial Information

As a matter of course, we do not develop or publicly disclose long-term projections or internal projections of our future performance and are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in evaluating our strategic and financial alternatives, including the merger, our management prepared certain financial projections and forecasts that were made available to our board of directors and our legal and financial advisors. Certain of these financial projections and forecasts were also made available to Apax in connection with its due diligence review of a possible transaction. This information was used as the basis for the financial analyses conducted by RBC Capital Markets summarized above in “Opinion of the Company’s Financial Advisor.”

A summary of this financial information (collectively, the “Management Projections”) is provided below to give shareholders access to certain non-public information prepared by our management in connection with our evaluation of strategic and financial alternatives, including the merger. The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Management Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, certain metrics included in the Management Projections are non-GAAP financial measures, and the Management Projections do not include footnote disclosures as may be required by GAAP. Furthermore, PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, the Management Projections. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, our management. The Management Projections were prepared solely for our internal use as part of the previously described review of strategic alternatives, and both the Management Projections and the underlying assumptions upon which they are based are subjective in many respects.

The Management Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to our business, financial condition or results of operations, and other matters. Many of these estimates and assumptions are difficult to predict, subject to significant economic and competitive uncertainties, are beyond our control, and may cause the Management Projections or the underlying assumptions not to be realized. Since the Management Projections cover multiple years, the information contained therein, and the estimates and assumptions on which it is based, by their nature become less predictive with each successive year. Further, the Management Projections do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Management Projections will be realized or that our actual results will not be significantly higher or lower than projected.

For the foregoing reasons, as well as the basis and assumptions on which the Management Projections were compiled, the inclusion of specific portions of the Management Projections in this proxy statement should not be regarded as an indication that such Management Projections will necessarily be predictive of actual future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For more information on certain of the factors that may cause our future results to materially vary from that expressed in the Management Projections, see “Cautionary Statement Concerning Forward-Looking Statements.”

In light of the foregoing factors and the uncertainties inherent in the Management Projections, we caution our shareholders not to rely on the Management Projections included in this proxy statement.

Financial Projections

Portions of the Management Projections are summarized as follows:

	Financial Forecast for Fiscal Years Ending December 31,
	2015E	2016E	2017E	2018E	2019E
	($ in Millions)
Total Revenues	1,057.1	1,120.7	1,190.8	1,266.7	1,345.8
Adjusted EBITDA (non-GAAP)*	91.2	101.4	115.5	127.3	139.5
Adjusted Net Income (non-GAAP)*	24.2	30.6	43.1	53.1	62.6

*	Adjusted Net Income and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP.
(1)	References to Adjusted EBITDA mean EBITDA, as adjusted for significant items that are not part of regular operating activities and non-cash stock-based compensation.
(2)	Adjusted net income reflects adjustments for significant items that are not part of regular operating activities.

Financing

Parent estimates that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $[●] million. Parent expects this amount to be funded through a combination of the following:

•

debt financing consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of $400.0 million, (ii) a senior secured second lien term loan facility in an aggregate principal amount of $135.0 million, and (iii) an asset based revolving credit facility in an aggregate principal amount of $100.0 million. Parent has received firm commitments from certain financial institutions to provide the debt financing; and

•	a cash equity investment by Apax Investors in Parent of up to $322 million.

The consummation of the merger is not subject to a financing condition (although the funding of the debt and cash equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided).

Equity Financing

On May 6, 2015, Apax Investors entered into an equity commitment letter (which we refer to as the “equity commitment letter” and, together with the debt commitment letter described below, the “commitment letters”) with Parent pursuant to which Apax Investors committed to purchase (or cause to be purchased) from Parent equity securities of Parent having an aggregate purchase price in cash of $322 million. We refer to the financing described above as the “equity financing.” The equity financing is subject to the following conditions:

•

the satisfaction or waiver by Parent of each of the conditions to Parent’s obligations to consummate the transactions contemplated by the merger agreement, in each case, as contemplated by the merger agreement, other than any conditions that by their nature are to be satisfied at the closing, but subject to the prior or substantially contemporaneous satisfaction of such conditions;

•

(i) the substantially contemporaneous consummation of the closing in accordance with the terms of the merger agreement or (ii) us having irrevocably confirmed in writing that if an order of specific performance is granted that would require Parent and Merger Sub to consummate the merger and the debt financing and the financing contemplated by equity commitment letter agreement is funded, then we will consummate the merger; and

•	the consummation of the debt financing pursuant to the debt financing commitment prior to or substantially contemporaneously with such funding by Apax Investors.

Apax Investors’ obligations to fund the equity commitment will automatically terminate upon the earliest to occur of (subject to specified exceptions and qualifications):

•	the consummation of the merger;

•	the termination of the merger agreement in accordance with its terms;

•	the funding of the equity commitment pursuant to the equity commitment letter; or

•

we or our affiliates or representatives assert (A) specified claims against Apax Investors and its affiliates and related persons, or (B) that any provision of the equity commitment letter is illegal, invalid or unenforceable or that Apax Investors are liable in excess of $322 million.

We are an express third-party beneficiary of the equity commitment letter and have the right to specific performance to enforce Apax Investors’ obligations under the equity commitment letter solely to the extent we have the right to seek specific performance under the merger agreement to require Parent to cause the equity commitment under the equity commitment letter to be funded. See “The Merger Agreement – Specific Performance.”

Debt Financing

In connection with the entry into the merger agreement, Parent has obtained a commitment letter (as amended from time to time in accordance with the merger agreement, the “debt commitment letter”) from Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch”), Jefferies Finance LLC (“Jefferies”), MIHI LLC (“Macquarie”), Macquarie Capital (USA) Inc. (“Macquarie Capital”), SunTrust Bank (“SunTrust”) and SunTrust Robinson Humphrey, Inc. (“STRH”, and together with DBNY, DBSI, Bank of America, Merrill Lynch, Jefferies, Macquarie, Macquarie Capital and SunTrust being collectively referred to as the “Lenders”) pursuant to which the Lenders commit to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate up to $635.0 million in debt financing (not all of which is expected to be drawn at the closing of the merger), consisting of debt financing consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of $400.0 million (which we refer to as the “first lien term loan facility”), (ii) a senior secured second lien term loan facility in an aggregate principal amount of $135.0 million (which we refer to as the “second lien term loan facility” and, together with the first lien term loan facility, the “term loan facilities”), and (iii) an asset based revolving credit facility in an aggregate principal amount of $100.0 million (which we refer to as the “ABL facility”). We refer to the financing described above collectively as the “debt financing.”

The aggregate principal amount of the term loan facilities may be increased to fund certain original issue discount or upfront fees in connection with the debt financing. The proceeds of the debt financing will be used (i) to finance, in part, the payment of the amounts payable under the merger agreement, to repay our indebtedness outstanding as of the closing of the merger and the payment of related fees and expenses, (ii) to provide ongoing working capital and (iii) for capital expenditures and other general corporate purposes.

The debt financing contemplated by the debt commitment letter is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by the borrowers and certain guarantors of definitive documentation, consistent with the debt commitment letter;

•

the accuracy of representations and warranties in the merger agreement as are material to the interests of the lenders under the term loan facility and the revolving facility to the extent the inaccuracy of such representations and warranties would permit Parent to terminate the merger agreement or refuse to complete the merger, and the accuracy in all material respects of certain specified representations and warranties in the loan documents;

•	the consummation of the equity financing prior to or substantially concurrently with the initial borrowing under the first lien term loan facility;

•

the consummation of (i) the repayment and termination of our existing Amended and Restated Credit Agreement, dated November 3, 2014, by and among us, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent (the “Credit Agreement”), and (ii) the repurchase of any and all of our tendered 9.875% Second-Priority Senior Secured Notes due 2018 (the “Company Notes”) pursuant to a redemption, tender offer and/or consent solicitation prior to or substantially concurrently with the initial borrowing under the first lien term loan facility;

•	subject to certain limitations, the absence of a company material adverse effect since May 6, 2015 that would result in a failure of a condition to Parent’s obligations under the merger agreement;

•	payment of all applicable costs, fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•

receipt by the lead arrangers under the debt commitment letter of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act);

•

subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral; and

•

the completion of a marketing period to syndicate the term loan facility prior to the closing date, such marketing period (the “marketing period”) to be the first period of eighteen consecutive business days (subject to certain exceptions) after the date of the merger agreement commencing on the first business day after Parent shall have received certain financial information specified in the debt commitment letter which does not contain any untrue statement of a material fact regarding us or any of our subsidiaries or omit to state any material fact regarding us or any of our subsidiaries required to be stated therein or necessary in order to make such information, in light of the circumstances under which the statements contained in such information are made, not materially misleading.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent is required to promptly notify us in writing and use its reasonable best efforts to obtain substitute financing on terms and conditions not materially less favorable to Parent and Merger Sub, taken as a whole, than the terms and conditions of the debt commitment letter (including the “flex” provisions contained in the fee letter referenced in the debt commitment letter) in an amount sufficient to enable Parent to consummate the merger and the other transactions contemplated by the merger agreement. As of the last practicable date before the printing of this proxy statement, the debt commitment letter remains in effect, and Parent has not notified us of any plans to utilize substitute financing. Except as described in this proxy statement, there is no plan or arrangement regarding the refinancing or repayment of the debt financing. The documentation governing debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The Lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter and to undertake a portion of the commitments to provide such debt financing.

Parent Fee Financing

On May 6, 2015, Apax Investors entered into a parent fee commitment letter (which we refer to as the “parent fee commitment letter”) with Parent pursuant to which Apax Investors committed to purchase (or cause to be purchased) from Parent equity securities of Parent having an aggregate purchase price in cash of up to $32.5 million for the purpose of allowing Parent to pay the parent fee in accordance with the merger agreement, and certain additional amounts, including certain reimbursement and indemnification obligations of Parent under the merger agreement. We refer to the financing described above as the “parent fee financing.”

The obligation of Apax Investors to fund the parent fee is subject to the parent fee becoming due and payable under and pursuant to the merger agreement. The obligations of Apax Investors to fund the other termination obligations is subject to such additional termination obligations becoming due and payable under and pursuant to the merger agreement.

The parent fee commitment will terminate upon the earliest to occur of (subject to specified exceptions and qualifications):

•	the closing of the merger;

•

subject to certain exceptions, 5:00 p.m. (New York City time) on the 90th day following the effective date of the termination of the merger agreement under circumstances which do not give rise to the payment of a termination fee by Parent;

•

in connection with the termination of the merger agreement under circumstances which do give rise to the payment of a termination fee by Parent, upon the payment to us by Apax Investors or Parent of the full amount of such termination fee together with any interest and expense reimbursements; and

•

we or our affiliates or representatives assert (A) specified claims against Apax Investors and its affiliates and related persons, or (B) that any provision of the equity commitment letter is illegal, invalid or unenforceable or that Apax Investors are liable in excess of $32.5 million

We are an express third-party beneficiary of the parent fee commitment letter and have the right to specific performance to enforce Apax Investors’ obligations under the parent fee commitment letter solely to the extent termination obligations of Parent are due and payable in accordance with the merger agreement to require Parent to cause the commitments under the parent fee commitment letter to be funded. See “The Merger Agreement – Specific Performance.”

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of our board of directors that you vote to approve the proposal to approve and adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, as more fully described below. The board of directors was aware of and considered these interests, among other matters, in approving the merger agreement and the merger and recommending that the merger agreement be approved and adopted by the shareholders of the Company. For purposes of all of the Company’s agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Treatment of the Company’s Equity

Vested Equity Interests of the Company’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of the Company’s common stock and the number of shares of the Company’s common stock underlying stock options currently held by each of the Company’s executive officers and non-employee directors, in each case, that either are currently vested or that are scheduled to vest before the effective time of the merger, assuming that the effective time of the merger occurs August 1, 2015, whether or not the merger is completed. The table also sets forth the values of these vested shares and stock options based on the merger consideration (minus the applicable exercise price for the stock options). No new shares of the Company’s common stock were granted to any executive officer or non-employee director in contemplation of the merger.

Name	Shares Held (#)	Shares Held ($)	Vested Stock Options Held (#)	Vested Stock Options Held ($)	Total ($)
Gary R. Enzor	142,638	2,282,208	330,260	3,655,202	5,937,410
Joseph J. Troy	66,547	1,064,752	138,463	1,203,936	2,268,688
John T. Wilson	13,642	218,272	25,250	167,405	385,677
Melissa M. Ernst	9,562	152,992	51,042	494,833	647,825
Randall T. Strutz	10,630	170,080	39,175	189,387	359,467
Scott D. Giroir	17,814	285,024	53,775	508,576	793,600
Christopher E. Broussard	2,277	36,432	—	—	36,432
Richard B. Marchese	65,554	1,048,864	—	—	1,048,864
Thomas R. Miklich	35,123	561,968	10,000	147,500	709,468
Annette M. Sandberg	10,852	173,632	—	—	173,632
Alan H. Schumacher	78,062	1,248,992	25,000	304,500	1,553,492

Treatment of Stock Options

As of June 1, 2015, there were 772,639 outstanding stock options held by directors and executive officers of the Company of which 109,674 were unvested stock options as of that date. As of the effective time of the merger, each outstanding stock option to purchase shares of the Company’s common stock will vest and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) equal to the product of (i) the total number of shares of the Company’s common stock subject to the stock option as of the effective time of the merger and (ii) the amount by which the merger consideration exceeds the exercise price per share of the Company’s common stock underlying the stock option. For more information, please see the discussion under the caption “Summary of Quality Distribution’s Equity Awards to Be Accelerated Upon Completion of the Merger” below and the discussion under the caption “The Merger Agreement – Treatment of Outstanding Equity Awards.”

Treatment of Time-Based Vesting Restricted Stock and Restricted Stock Units

As of June 1, 2015, there were 285,465 outstanding Company RSAs held by directors and executive officers of the Company. As of the effective time of the merger, each such Company RSA will vest and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) equal to the amount determined by multiplying (i) the merger consideration by (ii) the total number of shares of the Company’s subject to such Company RSA as of the effective time of the merger. For more information, please see the discussion under the caption “Summary of Quality Distribution’s Equity Awards to Be Accelerated Upon Completion of the Merger” below and the discussion under the caption “The Merger Agreement – Treatment of Outstanding Equity Awards.”

Treatment of Performance-Based Vesting Restricted Stock Units

As of June 1, 2015, there were 823,000 outstanding Company PSAs held by executive officers of the Company (assuming performance at maximum level). As of the effective time of the merger, each outstanding Company PSA will be canceled and the holder will be entitled to receive an amount in cash (subject to any applicable withholding) equal to the amount determined by multiplying (i) the merger consideration and (ii) the sum of (x) 100% of the total number of shares of the Company’s common stock subject to any such Company PSA granted in 2014, assuming vesting at the maximum level, and (y) 25% of the total number of shares of the Company’s common stock subject to any such Company PSA granted in 2015, assuming vesting at the target level. For more information, please see the discussion under the caption “Summary of Quality Distribution Equity Awards to Be Accelerated Upon Completion of the Merger” below and the discussion under the caption “The Merger Agreement – Treatment of Outstanding Equity Awards.”

Summary of the Company’s Equity Awards to Be Accelerated Upon Completion of the Merger

The following table sets forth the number and value of unvested stock options, Company RSAs and Company PSAs held by executive officers and non-employee directors of the Company that would be subject to accelerated vesting upon the consummation of the merger, assuming that the effective time of the merger occurs on August 1, 2015.

Name	RSAs Held (#)	RSAs Held ($)	Company PSAs Held (#)(1)	Company PSAs Held ($)(1)	Unvested Stock Options Held (#)	Unvested Stock Options Held ($)
Gary R. Enzor	82,245	1,315,920	285,675	4,570,800	37,500	311,986
Joseph J. Troy	40,017	640,272	182,850	2,925,600	16,887	139,925
John T. Wilson	31,917	510,672	43,175	690,800	17,750	127,280
Melissa M. Ernst	19,854	317,664	38,025	608,400	4,287	35,823
Randall T. Strutz	30,392	486,272	42,475	679,600	13,225	77,966
Scott D. Giroir	28,508	456,128	40,575	649,200	10,025	83,551
Christopher E. Broussard	17,167	274,672	2,625	42,000	—	—
Richard B. Marchese	7,383	118,128	—	—	—	—
Thomas R. Miklich	7,383	118,128	—	—	—	—
Annette M. Sandberg	7,383	118,128	—	—	—	—
Alan H. Schumacher	7,383	118,128	—	—	—	—

(1)	The amounts set forth in these columns are based on the vesting terms for the outstanding Company PSAs set forth in the merger agreement and described under the caption “Treatment of Performance-Based Vesting Restricted Stock Units” above.

Employment Agreements with Executive Officers

The Company previously entered into employment agreements with each of its executive officers that contain substantially similar severance provisions. The agreements provide for certain payments and benefits to be made or provided upon a termination of employment by the Company without “cause” or if the executive officer terminates employment with “good reason,” including, in each case, in connection with a change in control (which we refer to, in each case, as a qualifying termination of employment). Under Messrs. Strutz, Giroir and Broussard and Ms. Ernst’s agreements, “good reason” includes a material breach of the applicable agreement. Under Messrs. Enzor, Troy, and Wilson’s agreements, “good reason” generally includes a material diminution of duties or authority, a change in reporting assignment, an involuntary relocation of more than 50 miles of the executive’s principal place of business, and a material breach of the agreement. Additionally, “good reason” under Mr. Enzor’s agreement includes the Company’s failure to carry at least $10 million in directors’ and officers’ liability insurance or to make Mr. Enzor an insured thereunder.

Employment Agreements with Executive Officers

Under the terms of the employment agreements with each of the executive officers previously entered into by the Company, if the executive officer has a qualifying termination of employment, the executive officer would be entitled to the following amounts:

•	Accrued but unpaid compensation and benefits, including:

•	base salary through the termination date;

•	the balance of any awarded but as yet unpaid annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year of the termination date;

•	any vested but not forfeited benefits on the termination date under the Company’s employee benefit plans in accordance with the terms of such plans; and

•	any benefit continuation and conversion rights to which the executive officer is entitled under the Company’s employee benefit plans;

•

An amount equal to annual cash bonus for the portion of the year worked, at target level, prorated from the first day of the fiscal year through the termination date, which is payable in the following year at the same time as annual cash bonuses are normally paid to similarly situated executives, except that Mr. Broussard is not entitled to such payment;

•

If participating in the Company’s medical benefits at the time of termination, Company-provided medical benefits for each executive officer (and his or her eligible dependents) at active employee contribution rates for one year following the termination date, except that Mr. Enzor and Mr. Troy are entitled to such benefits for two years; and

•

An amount equal to base salary payable in accordance with the normal payroll cycles of the Company for one year following the termination date for each executive officer, except that Mr. Enzor and Mr. Troy are entitled to such base salary payments for two years.

In order to receive the foregoing severance benefits, the executive officer must agree to release the Company from all claims arising out of his employment relationship. Each executive employment agreement also contains restrictive covenants including non-competition, confidentiality, employee non-solicitation and customer non-solicitation and non-disparagement clauses to protect the Company. The non-competition and non-solicitation provisions protect the Company during the period of employment and for a defined period following employment equal to one year for the executive officers, except Mr. Enzor’s non-solicitation period extends for 18 months.

Assuming that Ms. Ernst and Mr. Broussard both experience a qualifying termination of employment immediately following the consummation of the merger (which is assumed to be August 1, 2015), the total severance benefits (including the value of continuing benefits and assuming their agreement was amended to provide for tax reimbursements, as described below) for Ms. Ernst and Mr. Broussard would be approximately $873,658. For more information, please see the discussion under the caption “Merger-Related Compensation to Named Executive Officers of the Company” below.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to or following the closing of the merger, however, some or all of our executive officers may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Retention Bonus Pool

The merger agreement allows the Company, during the period between the execution of the merger agreement and the closing of the merger and subject to certain conditions, to grant cash retention awards to its employees with an aggregate value not to exceed $3 million. The individual allocations will be determined by the Chief Executive Officer of the Company (or his designee), with such allocations to be subject to the approval of Parent. Each cash retention award will be paid in equal installments on each of the first three anniversaries of the closing date of the merger, subject to continued employment through each applicable payment date. In the event of a termination of the recipient’s employment without cause or for good reason prior to the full payment of the cash retention award, the payment of the unpaid portion of the retention award will be accelerated. No cash retention award may result in a payment that would be non-deductible under Section 280G of the Internal Revenue Code. As of June 5, 2015, no employee has been granted a retention award.

Excise Tax Considerations

The Company has agreed that in the event that it is determined that any of the compensation or benefits payable in connection with the merger (including as a result of the employee’s termination of employment in connection with the merger) would subject employees to excise taxes under Section 4999 of the Internal Revenue Code, the Company may enter into arrangements with such employees to provide for payments that would place the employees in the same positions as if the excise taxes did not apply. As of June 5, 2015, no employees have entered into an arrangement of this type with the Company.

Merger-Related Compensation to Named Executive Officers of the Company

In accordance with Item 402(t) of Regulation S-K, the table below titled “Potential Change in Control Payments to Named Executive Officers” sets forth the compensation that is based on or otherwise relates to the transaction that will or may become payable to each of the Company’s named executive officers in connection with the merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below titled “Potential Change in Control Payments to Named Executive Officers” are estimates of the amounts that would be payable, assuming, solely for purposes of this table, that the merger is consummated on August 1, 2015, and each of the named executive officers experiences a qualifying termination of employment on that date. As described below, some of the amounts set forth in the table would be payable by virtue of the consummation of the merger (“single-trigger” payments), while other amounts would be payable only if a qualifying termination of employment occurs in connection with the merger (“double-trigger” payments). In addition to the assumptions regarding the consummation date of the merger and termination of the employment of the named executive officers, these estimates are based on a number of other assumptions, including those described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may materially differ from the amounts set forth below.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)(4)	Other ($)	Total ($)
Gary R. Enzor	1,372,815	6,198,706	27,634	1,952,147	—	9,551,302
Joseph J. Troy	822,548	3,705,797	27,634	1,302,597	—	5,858,576
Scott D. Giroir	342,322	1,188,879	12,009	—	—	1,543,210
Randall T. Strutz	387,534	1,243,838	12,009	377,101	—	2,020,482
John T. Wilson	371,387	1,328,752	7,514	384,510	—	2,092,163

(1)	Cash: The amounts in this column reflect the cash severance payment to which the named executive officers would be entitled based upon their respective employment agreement. The employment agreements provide for severance upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason” (as described above) at any time after the consummation date of the merger. The “double trigger” cash severance amounts are based on two years of continued base salary for Messrs. Enzor and Troy; one year of continued base salary for Messrs. Giroir, Strutz and Wilson; and a prorated portion of each named executive officer’s target annual bonus based on the date of termination of employment (which, for the purposes of this table, is August 1, 2015), payable in the following year at the same time as annual cash bonuses are normally paid to similarly situated executives. The following table breaks down these amounts by type of cash payment.

Name	Severance ($)	Pro Rata Bonus ($)	Total ($)
Gary R. Enzor	1,100,000	272,815	1,372,815
Joseph J. Troy	700,000	122,548	822,548
Scott D. Giroir	265,000	77,322	342,322
Randall T. Strutz	300,000	87,534	387,534
John T. Wilson	287,500	83,887	371,387

(2)	Equity: The amounts in this column reflect the value of the accelerated vesting of the executive officers’ unvested equity awards that would occur at the effective time of the merger, as provided by the merger agreement (“single trigger”). The following table breaks down these amounts by type of award.

Name	Accelerated Stock Options ($)(a)	Accelerated Company RSAs ($)(b)	Accelerated Company PSAs ($)(c)	Total ($)
Gary R. Enzor	311,986	1,315,920	4,570,800	6,198,706
Joseph J. Troy	139,925	640,272	2,925,600	3,705,797
Scott D. Giroir	83,551	456,128	649,200	1,188,879
Randall T. Strutz	77,966	486,272	679,600	1,243,838
John T. Wilson	127,280	510,672	690,800	1,328,752

(a)	As of the effective time of the merger, each outstanding stock option to purchase shares of the Company’s common stock, whether or not vested, will vest and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) equal to the product of (i) the total number of shares of the Company’s common stock subject to the stock option as of the effective time of the merger and (ii) the amount by which $16 exceeds the exercise price per share of the Company’s common stock underlying the stock option.
(b)	As of the effective time of the merger, each time-based vesting restricted stock award or restricted stock unit award that is outstanding prior to the effective time (“Company RSA”), will vest and be canceled in exchange for the right to receive an amount in cash determined by multiplying (i) $16 by (ii) the total number of shares of the Company’s common stock subject to such Company RSA as of the effective time of the merger.
(c)	As of the effective time of the merger, each performance-based vesting restricted stock unit award (“Company PSA”) that is outstanding immediately prior to the effective time will be canceled and the holder will be entitled to receive an amount in cash (subject to any applicable withholding) equal to the amount determined by multiplying (i) $16 and (ii) the sum of (x) 100% of the total number of shares of the Company’s common stock subject to any such Company PSA granted in 2014, assuming vesting at the maximum level, and (y) 25% of the total number of shares of the Company’s common stock subject to any such Company PSA granted in 2015, assuming vesting at the target level.
(3)	Perquisites/Benefits: The amounts in this column reflect the value of medical benefits for the named executive officers for the benefits continuation period (two years for Messrs. Enzor and Troy and one year for Messrs. Giroir, Strutz and Wilson) to which each named executive officer would be entitled upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason” (as described above) at any time after the consummation date of the merger (“double trigger”).
(4)	Tax Reimbursements: As described under the caption “Excise Tax Considerations” above, the Company has agreed that in the event that it is determined that any of the compensation or benefits payable in connection with the merger (including as a result of the employee’s termination of employment in connection with the merger) would subject employees to excise taxes under Section 4999 of the Internal Revenue Code, the Company may enter into arrangements with such employees to provide for payments that would place the employees in the same positions as if the excise taxes did not apply. Arrangements have not yet been entered into with any of the named executive officers; however, for the purposes of this table, it is assumed that each of the named executive officers is entitled to tax reimbursements, regardless of whether there is a termination of employment (“single trigger”). Despite the single-trigger nature of the arrangements, tax reimbursements will not be necessary for the named executive officers (and the amounts for those who would be entitled to tax reimbursements would be materially less) if the applicable named executive officer’s employment is not terminated in connection with the merger. The amounts in this column take certain positions and make assumptions that are considered to be reasonable based on the applicable regulations and the relevant facts.

Indemnification and Insurance of Directors and Executive Officers

From and after the effective time, the surviving corporation will, and Parent will cause the surviving corporation and its subsidiaries to, fulfill and honor, in all respects, the obligations of the Company and its subsidiaries pursuant to any indemnification agreements and any indemnification provision, expense advancement provision and any exculpation provision set forth in the articles of incorporation, bylaws or equivalent organization documents of the Company and its subsidiaries. Furthermore, Parent agrees that the organizational documents of the surviving corporation will contain provisions with respect to indemnification, expense advancement and exculpation from liability that are at least as favorable as such provisions in the Company’s existing organizational documents and that such provisions will not be amended, repealed or otherwise modified in any manner that could adversely affect the rights of any indemnified party during the period beginning at the effective time and ending on the sixth anniversary of the effective time.

The merger agreement also provides that prior to the effective time of the merger, the Company, at Parent’s expense, will cause the indemnified parties to be covered for a period of six years from the effective time by the directors’ and officers’ liability insurance policy maintained by the Company with respect to acts or omissions occurring prior to the effective time that were committed by such indemnified parties in their applicable capacities as such (provided, that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premiums paid by the Company on annualized basis). The merger agreement provides that in lieu of the foregoing coverage, at any time after the execution of the merger agreement, the Company may (at Parent’s expense), purchase a six-year prepaid “tail policy” that provides coverage no less favorable to the indemnified parties than the coverage described above.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger that are relevant to certain holders of shares of Quality Distribution, Inc. common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, Treasury Regulations promulgated under the Code, court decisions, administrative rulings, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Quality Distribution, Inc. common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, this discussion does not address:

Tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions; tax-exempt organizations; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; or certain expatriates or former long-term residents of the United States;

Tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

Tax consequences to holders that received their shares of Quality Distribution, Inc. common stock in a compensatory transaction;

Tax consequences to holders who own an equity interest, actually or constructively, in Parent and Merger Sub or the surviving corporation following the merger;

Tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

The U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders; or

Any U.S. state or local or non-U.S. tax consequences.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Quality Distribution, Inc. common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of Quality Distribution, Inc. common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Quality Distribution, Inc. common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

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A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Quality Distribution, Inc. common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. If a U.S. Holder acquired different blocks of Quality Distribution, Inc.’s common stock at different times or different prices, such holder must determine its gain or loss and holding period separately with respect to each block of Quality Distribution, Inc. common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Quality Distribution, Inc. common stock who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

Such Non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Quality Distribution, Inc.’s outstanding common stock at any time during the five years preceding the merger, and Quality Distribution, Inc. was a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the merger and such Non-U.S. Holder’s holding period with respect to Quality Distribution, Inc. common stock. Although there can be no assurances in this regard, Quality Distribution, Inc. does not believe that it is, or within the last five years has been, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the merger. Information reporting will generally not apply to the proceeds received by a Non-U.S. Holder that provides a certification of its foreign status on IRS Form W-8 (or a substitute or successor form). Backup withholding will generally not apply to a holder that (1) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form), (2) provides a certification of such holder is not a U.S. person on an appropriate and properly completed IRS Form W-8 (or a substitute or successor form), or (3) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Tax on Investment Income

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or taxable disposition of shares of Quality Distribution, Inc. common stock, subject to certain limitations and exceptions. U.S. Holders should consult their tax advisors with respect to the potential application of this additional tax.

Regulatory Approvals

HSR Act and U.S. Antitrust Matters.

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On May 20, 2015, we and Parent each filed our respective Notification and Report Forms with the Antitrust Division and the FTC. The FTC granted early termination of the HSR Act waiting period on June 1, 2015.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the merger. In addition, U.S. state attorneys general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or permitting completion subject to regulatory conditions. Although neither we nor Parent believe that the merger violates the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

CFIUS Approval.

The merger is subject to approval by CFIUS, which requires that the Committee on Foreign Investments in the United States (“CFIUS”) has determined that there are no unresolved national security concerns with respect to the merger and the other transactions contemplated by the merger agreement, has determined that the transaction is not a covered transaction and not subject to review under applicable law or has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by us and Parent and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement (the “CFIUS Approval”).

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement is intended to provide information regarding the terms of the merger agreement and is not intended to modify or supplement any factual disclosures about us in our public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to us or any of our subsidiaries or affiliates. The merger agreement contains representations and warranties by us, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement and were made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts. The representations, warranties and covenants in the merger agreement may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure letter delivered contemporaneously with the execution of the merger agreement, and being subject to contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into us. We will be the surviving corporation in the merger and will continue our corporate existence under Florida law as a wholly owned subsidiary of Parent. At the effective time of the merger, the articles of incorporation of the Company will be amended and restated in their entirety to be in the form attached as Exhibit A to the merger agreement. The by-laws of Merger Sub in effect at the effective time of the merger and with such modifications as may be required pursuant to the merger agreement, will be the by-laws of the surviving corporation. The directors of Merger Sub at the effective time of the merger will be the directors of the surviving corporation and our officers at the effective time of the merger will be the initial officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified, as the case may be.

Closing and Effective Time of the Merger

The closing of the merger (the “closing”) will take place on the later of (i) the third business day following the satisfaction or waiver of the conditions set forth in the merger agreement and described below under “– Conditions to Completion of the Merger” (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing) or (ii) the first business day following the final day of the go-shop period, unless we and Parent otherwise mutually agree or unless the marketing period has not yet ended, in which case the closing will occur on the earliest of (x) any business day before or during the marketing period specified by Parent on no less than two business days’ notice and (y) the third business day after the final day of the marketing period.

The merger will become effective at such time as the articles of merger are duly filed with the Florida Secretary of State or at such later time as may be specified in the articles of merger. As of the date of this proxy statement, we expect to complete the merger in the third calendar quarter of 2015. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, and it is possible that factors outside the control of us or Parent could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on Our Stock

At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares we own or shares owned by Parent or Merger Sub, collectively, the “excluded shares”) will be converted into the right to receive $16.00 in cash, without interest. At the effective time of the merger, all of the shares of our common stock (other than the excluded shares) will cease to be outstanding, will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the per share merger consideration of $16.00, without interest.

At the effective time of the merger, each share of our common stock held by us or Parent will be canceled without payment of any consideration. Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation.

At the close of business on [●], 2015, the record date for the special meeting, the Company’s common stock was listed on the NASDAQ. Further, on the record date for the special meeting, the Company’s common stock was held by at least 2,000 shareholders and the market value of the common stock held by non-affiliates exceeded $10,000,000. Therefore, pursuant to section 607.1302(2)(a) of the FBCA, shareholders are not entitled to assert appraisal rights (including those who give timely written notice of intent to demand payment and do not vote any shares in favor of the merger agreement) in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting. Notwithstanding the fact that appraisal rights are not available, a copy of sections 607.1301 - 607.1333 of the FBCA is attached hereto solely for statutory notice purposes.

Procedures for Surrendering Shares for Payment

Prior to the effective time of the merger, Parent will make available to a paying agent reasonably acceptable to us cash in the aggregate amount necessary for the paying agent to pay the merger consideration to our shareholders.

Promptly (and no later than three business days) after the effective time of the merger, the surviving corporation in the merger will cause to be mailed to each record holder, as of the effective time of the merger, of an outstanding certificate that immediately prior to the effective time of the merger represented outstanding shares of our common stock which have converted into the right to receive the merger consideration with respect thereto a form of letter of transmittal and instructions for effecting the surrender of any certificates representing shares of our common stock in exchange for the merger consideration to which such shareholder is entitled pursuant to the merger agreement.

Upon surrender to the paying agent of a certificate representing shares of our common stock, together with letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the paying agent will issue and deliver to the holder of such certificate the merger consideration for such shares (less any required tax withholdings).

Promptly (and no later than three business days) after the effective time of the merger, the paying agent will deliver to each holder of uncertified shares of our common stock that were issued and outstanding immediately prior to the effective time of the merger and represented by book entry (which we refer to as “book-entry shares”) the merger consideration for such shares (less any required tax withholdings) without such holder being required to deliver a certificate or an executed letter of transmittal.

Prior to the effective time of the merger, the Company and Parent will cooperate to establish procedures with the paying agent and the Depository Trust Company (“DTC”) to ensure that (i) if the closing occurs at or prior to 11:30 a.m. (New York City time) on the closing date, the paying agent will transmit to DTC or such nominee immediately prior to the effective time of the merger an amount of cash (less any required tax withholdings) equal to the product of the merger consideration and the number of all book-entry shares (such amount, the “DTC payment”), and (ii) if the closing occurs after 11:30 a.m. (New York City time) on the closing date, the paying agent will transmit to DTC or its nominees on the first business day after the closing date an amount in cash in immediately available funds equal to the DTC Payment.

If any certificate representing shares of our common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the surviving corporation or the paying agent, the posting by such person of a bond in a customary and reasonable amount as directed by the surviving corporation or the paying agent, the paying agent will pay an amount equal to the consideration that would be payable in respect thereof pursuant to the merger agreement.

In the event of a transfer of ownership of shares of our common stock that is not registered in the transfer records of the Company, it will be a condition of payment that such certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer or such book-entry share will be properly transferred and that the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate or book-entry share surrendered or will have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

Any portion of the funds deposited with the paying agent for payment to the shareholders that remain unclaimed by our shareholders twelve months after the effective time of the merger will be returned to Parent, upon demand. Any holder of our common stock will thereafter look only to Parent for payment of the merger consideration.

Withholding

The paying agent, the Company, the surviving corporation and Parent are entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law. To the extent that amounts are withheld, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made.

Treatment of Our Equity-Based Awards

The merger agreement provides that the Company’s equity and equity-based awards that are outstanding immediately prior to the effective time will be subject to the following treatment at the effective time:

Stock Options. Each stock option to purchase shares of the Company’s common stock that is outstanding immediately prior to the effective time, whether or not vested, will vest and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) equal to the product of (i) the total number of shares of the Company’s common stock subject to the stock option as of the effective time of the merger and (ii) the amount by which the merger consideration exceeds the exercise price per share of the Company’s common stock underlying the stock option.

Time-Based Vesting Restricted Stock and Restricted Stock Units. Each time-based vesting restricted stock award or restricted stock unit award that is outstanding prior to the effective time, which we refer to as a Company RSA, will vest and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) determined by multiplying (i) the merger consideration by (ii) the total number of shares of the Company’s common stock subject to such Company RSA as of the effective time of the merger.

Performance-Based Vesting Restricted Stock Units. Each performance-based vesting restricted stock unit award that is outstanding immediately prior to the effective time, which we refer to as a Company PSA will be canceled and the holder will be entitled to receive an amount in cash (subject to any applicable withholding) equal to the amount determined by multiplying (i) the merger consideration and (ii) the sum of (x) 100% of the total number of shares of the Company’s common stock subject to any such Company PSA granted in 2014, assuming vesting at the maximum level, and (y) 25% of the total number of shares of the Company’s common stock subject to any such Company PSA granted in 2015, assuming vesting at the target level.

Closing Payments

At the closing, Parent will pay or cause to be paid the amounts required for the repurchase of the Company Notes pursuant to a redemption, tender offer and/or consent solicitation, as applicable. At the closing, Parent shall pay to the agent for the benefit of the lenders under the Credit Agreement an amount necessary to pay off all outstanding loans and other obligations under the Credit Agreement, and terminate all commitments thereunder.

Representations and Warranties

We have made customary representations and warranties to Parent and Merger Sub in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, including the exclusion of reports filed with the SEC and publicly available at least two business days prior to the execution of the merger agreement (excluding any disclosures set forth in any “risk factor” section or market risk section, and in any section relating to forward-looking, safe harbor or similar statements or to other disclosures in such Company Reports to the extent (and only to the extent) they are cautionary, predictive or forward-looking in nature), provided that such disclosure shall not qualify or limit certain representation and warranties as specified in the merger agreement. These representations and warranties relate to, among other things:

•	our organization, good standing and qualification to carry on our business;

•	our capital structure and the capital structure of our subsidiaries;

•	our corporate power and authority and approval to enter, execute, deliver and perform the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	the required shareholder approval;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•

the absence of certain conflicts, violations, breaches, defaults or consents under our organizational documents, applicable law and material contracts binding on us or our subsidiaries (other than the Credit Agreement and the Company Notes), or the creation of liens (other than permitted liens) on the assets of the Company or its subsidiaries, as a result of the consummation of the transactions contemplated by the merger agreement;

•	the forms, statements, certificates, reports and other documents required to be filed with the SEC and the accuracy of the information contained in those documents;

•	our financial statements;

•	our internal system of disclosure controls and procedures concerning financial reporting;

•	the absence of material complaints, allegations, assertions or claims regarding our accounting or auditing practices, procedures, methodologies or methods.

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2014;

•	the absence of certain litigation, actions, arbitrations, mediations, suits, orders or judgments;

•	employee benefits plans and other agreements, plans and policies with or concerning employees of us and our subsidiaries;

•	compliance with applicable laws and licenses;

•	the inapplicability of, and our compliance with, certain state takeover statutes;

•	compliance with environmental laws, permits, and licenses by us and our subsidiaries and certain other environmental matters;

•	certain tax matters related to us and our subsidiaries;

•	certain labor matters related to us and our subsidiaries;

•	ownership of or rights with respect to the intellectual property of us and our subsidiaries;

•	maintenance of certain insurance policies by us and our subsidiaries;

•	real property owned or leased by us and our subsidiaries;

•	certain of our material contracts and certain material contracts of our subsidiaries;

•	receipt of the opinion of our financial advisor with respect to the fairness of the merger consideration from a financial point of view;

•	brokers’ and finders’ fees payable by us in connection with the transactions contemplated by the merger agreement;

•	material interests of certain persons;

•	the accuracy of information included in this proxy statement; and

•	the absence of other representations or warranties of the Company.

Similarly, Parent and Merger Sub have made customary representations and warranties to us in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to carry on the business of Parent and Merger Sub;

•	corporate power and authority and approval to enter, execute, deliver and perform the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•	the absence of certain litigation, actions, arbitrations, mediations, suits, orders or judgments;

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the absence of certain conflicts, violations, breaches, defaults or consents under the organizational documents of Parent and Merger Sub, applicable law and any contracts binding on Parent or Merger Sub as a result of the consummation of the transactions contemplated by the merger agreement;

•	the execution, delivery, enforceability and sufficiency of the debt and equity commitment letters, and the absence of any breach or default under the debt and equity commitment letters;

•	the capital structure of Merger Sub;

•	brokers’ and finders’ fees payable by Parent or Merger Sub in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied by or on behalf of Parent or Merger Sub for inclusion in this proxy statement;

•	that none of Parent, Merger Sub or their respective affiliates was an “interested shareholder” of the Company as such term is defined in the FBCA during the last three years;

•	the solvency of the surviving corporation after the merger;

•	the absence of any agreements with our management or board of directors relating to the transactions contemplated by the merger agreement or our operation after the effective time of the merger;

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an acknowledgement that Parent and Merger Sub take full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and forward-looking statements regarding our business, as well as any business plans, furnished to them.

•	the enforceability of, and absence of default under, the parent fee commitment letter delivered by Apax Investors; and

•	no competing business with the Company and no beneficial ownership of shares of our common stock by Parent, Merger Sub or any of their affiliates.

None of the representations and warranties in the merger agreement will survive the effective time of the merger.

Definition of “Company Material Adverse Effect”

Many of our representations and warranties in the merger agreement are qualified by a “company material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a company material adverse effect). For purposes of the merger agreement, a “company material adverse effect” means a change, event, occurrence, state of facts or development (which we refer to as “event”) that (i) has a material adverse effect on the financial condition, business or results of operations of us and our subsidiaries, taken as a whole; or (ii) prevents us from consummating the merger and the other transactions contemplated by the merger agreement; other than, solely with respect to clause (i), any event arising out of or resulting from:

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events generally affecting the economy, credit, capital, securities or financial markets or political or geopolitical conditions in the United States or elsewhere in the world (provided that solely to the extent such events have a disproportionate material adverse impact on us and our subsidiaries, taken as a whole (but only to the extent of such disproportionate material adverse impact), compared to similarly situated participants operating in the industries in which we or any of our subsidiaries operate, such changes may be taken into account in determining whether there has been a company material adverse effect);

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events that are the result of acts of war (whether or not declared), armed hostilities, sabotage, terrorism or any man-made or natural disasters, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage, terrorism or any man-made or natural disasters (provided that solely to the extent such events have a disproportionate material adverse impact on us and our subsidiaries, taken as a whole (but only to the extent of such disproportionate material adverse impact), compared to similarly situated participants operating in the industries in which we or any of our subsidiaries operate, such changes may be taken into account in determining whether there has been a company material adverse effect);

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events that are the result of factors generally affecting any of the industries in which we or any of our subsidiaries operate (including tank trucking, transportation logistics, chemical bulk transportation, transportation of oil, water and other materials related to the oil and gas market or intermodal ISO tank container or depot services) (provided that solely to the extent such events have a disproportionate material adverse impact on us and our subsidiaries, taken as a whole (but only to the extent of such disproportionate material adverse impact), compared to similarly situated participants operating in the industries in which we or any of our subsidiaries, operate such changes may be taken into account in determining whether there has been a company material adverse effect);

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any change in applicable law or GAAP on or after the date of the merger agreement (provided that solely to the extent such changes have a disproportionate material adverse impact on us and our subsidiaries, taken as a whole (but only to the extent of such disproportionate material adverse impact), compared to similarly situated participants operating in the industries in which we or any of our subsidiaries operate, such changes may be taken into account in determining whether there has been a company material adverse effect);

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any failure by us to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded may be taken into account in determining whether there has been a company material adverse effect);

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any decline in the market price or trading volume of our common stock on the NASDAQ in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded may be taken into account in determining whether there has been a company material adverse effect);

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the public announcement or pendency of the merger agreement, including public announcement of the identity of (or any facts or circumstances relating to) Parent and Merger Sub or their respective affiliates, or any communication by Parent or Merger Sub or any of their respective affiliates regarding their plans or intentions with respect to the post-closing conduct of the business or assets of the Company or its subsidiaries;

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any action or omission explicitly required under the merger agreement or any action taken or omitted to be taken at the specific request of Parent or Merger Sub, or any action or omission to which any of Parent or Merger Sub has expressly consented in writing; or

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the matters set forth in the company disclosure letter delivered contemporaneously with the execution of the merger agreement (provided, that such matters may be taken into account in determining whether there has been a company material adverse effect, in each case to the extent that such events result in a material worsening (but only to the extent of such material worsening) in the state of facts relating to any such matter compared to the state of facts known as of the date of the merger agreement).

Conduct of the Business Pending the Merger

We have agreed to certain covenants in the merger agreement restricting the conduct of our business between the date of the merger agreement and the effective time of the merger. In general, except with Parent’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), as required by applicable law, expressly contemplated or permitted by the merger agreement or as set forth in the company disclosure letter delivered contemporaneously with the execution of the merger agreement, we are required, and required to cause our subsidiaries, to conduct our and their business in the ordinary course consistent with past practice in all material respects and use our and their commercially reasonable efforts to, in all material respects, preserve our and their business organizations intact and maintain existing material relationships and goodwill with governmental entities, suppliers, customers, independent affiliates, owner operators, business associates and key employees.

In addition, except with Parent’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), as required by applicable law, as expressly contemplated by the merger agreement or as set forth in the disclosure letter delivered contemporaneously with the execution of the merger agreement, we may not, and may not permit any of our subsidiaries to, take any of the following actions, among other things and with certain exceptions set for on a schedule in addition to those described below:

•	amend its articles of incorporation or bylaws or other similar organizational documents of its subsidiaries;

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merge or consolidate with another business, or restructure, reorganize or liquidate, except between wholly owned subsidiaries of the Company, or wholly owned subsidiaries of the Company and the Company;

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acquire any corporation, partnership or other business organization or any assets, rights or properties from any other person other than (a) purchases of goods, equipment, products and other assets in the ordinary course of business or (b) acquisitions of less than $5,000,000 in the aggregate;

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issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any of our capital stock or other equity securities, options, securities convertible or exchangeable for shares of capital stock, warrants, stock awards or other rights to acquire capital stock, equity interests or convertible or exchangeable securities other than (a) issuances pursuant to exercise of options, Company RSAs and Company PSAs that were outstanding as of the date of the merger agreement, (b) issuances of shares between us and our subsidiaries or among our subsidiaries, and (c) granting of liens as required under the Credit Agreement and the Company Notes;

•	declare, authorize, set aside or pay any dividend or distribution in respect of any shares of capital stock, except as between us and our subsidiaries;

•	adjust, reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire or amend the terms of any of our capital stock;

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incur any indebtedness for borrowed money, or guarantee any indebtedness of another person, or issue any debt securities, other than in the ordinary course (a) with a face value of less than $5,000,000 in the aggregate or (b) under letters of credit and credit facilities in effect as of May 6, 2015, including under the Credit Agreement;

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except in the ordinary course of business, (A) make or change any material tax election; (B) file any material amended tax return; or (C) enter into any settlement, compromise or closing agreement within the meaning of Code §7121 with respect to a material amount of taxes;

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transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, or otherwise dispose of any assets, properties or rights except (a) sales or dispositions in the ordinary course pursuant to existing contracts, (b) sales or dispositions among the Company and its subsidiaries, or (c) sales or dispositions not exceeding than $3,000,000 in the aggregate;

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incur or grant a lien on material assets of the Company, other than (a) certain liens permitted under the merger agreement, (b) in connection with any indebtedness allowed by the merger agreement, or (c) liens required by the Credit Agreement or Company Notes;

•	except as required by an employee benefit plan or arrangement maintained by the Company:

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grant or provide severance or termination payments to current or former employees, directors, consultants or individual independent contractors of the Company or our subsidiaries (which we refer to herein as “service providers”);

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increase benefits or compensation to any service provider, other than merit or market-based increases in pay for employees with annual base salaries of less than $160,000 in the ordinary course of business, but limited to an increase of 3.5% in the aggregate;

•	grant new awards or benefits to any service provider,

•	hire or engage the services of any service provider, except for the hiring or engagement of employees with an annual base salary of less than $160,000 in the ordinary course of business;

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establish, adopt, terminate or amend any employee benefit plan or arrangement maintained by the Company, except amendments that do not materially increase the Company’s and our subsidiaries’ cost of providing the benefits or as required by applicable law and any actions taken solely by the “plan sponsor” of any Multiemployer Plan;

•	accelerate the vesting or payment of any equity or equity-based award held by any service provider;

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subject to certain exceptions, modify, amend or terminate any material contract, enter into any successor agreement to an expiring material contract in a manner materially adverse to us, or enter into a new material contract;

•	make capital contributions or investments in another entity (other than wholly owned subsidiaries);

•	settle or compromise any litigation, claim or investigation other than those below $2,000,000 and that do not create material obligations imposing material restrictions on us;

•	make or commit to make any capital expenditure except as provided in our 2015 budget;

•	implement, adopt or change our accounting methods, policies or practices of accounting, except as required by GAAP or applicable law;

•	purchase outstanding Company Notes in an amount exceeding $30,000,000 in the aggregate;

•	adopt, modify amend or terminate any collective bargaining agreement covering ten current employees or more; or

•	agree, resolve or commit to do any of the foregoing.

Acquisition Proposals; Go-Shop Period

Go-Shop Period

The merger agreement provides that during the period from May 6, 2015 until 11:59 p.m. (Eastern Time) on June 15, 2015 (which we refer to as the “go-shop period”), we, our subsidiaries and our and their respective directors, officers, employees, investment bankers, attorneys, accountants, agents and other advisors or representatives (collectively “representatives”) have the right to directly or indirectly:

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initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute acquisition proposals (as defined below), including by way of providing access to non-public information to any person and its representatives, its affiliates and its prospective equity and debt financing sources subject to an acceptable confidentiality agreement; provided that we shall promptly make available to Parent any non-public information that we provide to any person given such access if such information was not previously made available to Parent; and

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engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons or groups of persons and their representatives, their affiliates and their prospective equity and debt financing sources with respect to any acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals.

For purposes of the merger agreement (i) “acquisition proposal” means, other than with respect to the transactions contemplated by the merger agreement, any proposal or offer with respect to a merger, consolidation, business combination or similar transaction with any person or group of persons that involves us or any of our subsidiaries, or any acquisition by any person or group of persons which, if consummated, would result in any person or group of persons becoming the beneficial owner of equity securities of us or any of our respective subsidiaries representing more than 20% of all of our outstanding equity securities (by vote or value), or more than 20% of the revenues or the consolidated total assets of us and our subsidiaries, taken as a whole; and (ii) “acceptable confidentiality agreement” means confidentiality agreement that contains provisions that are not materially less favorable to us than those contained in that certain confidentiality agreement, dated May 8, 2014, by and between us and Apax Partners LLP, as amended on January 28, 2015.

As promptly as reasonably practicable, and in any event within three business days following the expiration of the go-shop period, we are required to provide Parent with a written list identifying each “excluded party”, if any. Under the merger agreement, an “Excluded Party” means any person or group of persons from whom the company has received during the go-shop period a bona fide written acquisition proposal, (i) that remains pending as of, and shall not have been irrevocably withdrawn prior to, the expiration of the go-shop period, (ii) that the company board, or such committee thereof, determines in good faith constitutes or would be reasonably expected to lead to a superior proposal and (iii) as of any date following the no-shop period start date, has not been withdrawn.

For purposes of the merger agreement, “superior proposal” means a bona fide written acquisition proposal for more than 50% of all of our outstanding equity securities (by vote or value), or more than 50% of the revenues or the consolidated total assets of us and our subsidiaries, taken as a whole, that our board of directors determines, in good faith after consultation with its outside legal counsel and financial advisor, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal and financial terms and conditions of such proposal and the person making such proposal (including the expected timing and likelihood of consummation) and (b) if consummated, would be more favorable from a financial point of view to the holders of our common stock than the merger, taking into account all the terms and conditions of such acquisition proposal and the merger agreement (including any offer by Parent to amend the terms of the merger agreement).

No-Shop Period

We have agreed that we and our subsidiaries and our and their respective officers and directors, will, and that we will instruct and use commercially reasonable efforts to cause our and our subsidiaries’ other representatives to:

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at 12:01 a.m. (Eastern Time) on June 16, 2015 (which we refer to as the “no-shop period start date”) immediately cease any solicitation activity with respect to an acquisition proposal or any discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal, other than any person who is an excluded party (but only for so long as such person remains an excluded party);

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from the no-shop period start date until the effective time of the merger, or if earlier, the termination of the merger agreement in accordance with its terms, initiate, solicit, knowingly facilitate or knowingly encourage the submission of an acquisition proposal, or engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding or provide any information concerning us or our subsidiaries or afford access to our, or our subsidiaries’ books, records, management, employees or properties to any person relating to, or that would reasonably be expected to lead to, any acquisition proposal.

We have agreed that after the end of the go-shop period, except with respect to excluded parties, we will promptly, and in any event within two business days, notify Parent of the receipt by us of any acquisition proposal, indicating the identity of the person making the acquisition proposal and the material terms and conditions thereof (including, if applicable, copies of any written proposals or offers) and in the event that any such acquisition proposal is modified in any material respect, we must notify Parent within two business days after receipt of such modified acquisition proposal of the fact that such acquisition proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). We have agreed not to, and to cause our subsidiaries not to, enter into any confidentiality with any person that prohibits us from providing to Parent any of the information to be provided to Parent consistent with these obligations.

Notwithstanding these restrictions, other than with respect to taking actions with an excluded party (for so long as such person remains an excluded party), if at any time after the no-shop period start date and prior to the approval and adoption of the merger agreement by our shareholders, we or any of our representatives receives an acquisition proposal (that did not result from any breach of our non-solicitation obligations under the merger agreement) we and our representatives may:

•	contact such person solely to clarify the terms and conditions thereof;

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furnish to such third party or its representatives non-public information relating to us pursuant to an acceptable confidentiality agreement (as long as we promptly provide the same non-public information to Parent that was not previously provided to Parent); and

•	engage in negotiations or discussions with such third party and its representatives.

However, we can furnish non-public information to, and engage in negotiations or discussions with such third parties as described above if and only to the extent that prior to taking such actions:

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our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes, or would reasonably be expected to result in a superior proposal; and

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our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Change of Recommendations; Acquisition Proposals

Except as otherwise permitted under the merger agreement, neither our board of directors nor any committee thereof may:

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(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, our board of directors’ recommendation of the merger contained in this proxy statement; (ii) approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any acquisition proposal; or (iii) fail to include in the proxy statement when filed the recommendation of our board of directors to the shareholders of the Company to approve and adopt the merger agreement (any of the foregoing actions is referred to as a “change of recommendation”); or

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other than an acceptable confidentiality agreement, authorize, adopt, approve recommend or otherwise declare advisable, or cause or permit us to execute or enter into, any letter of intent, memorandum of understanding or definitive merger agreement or other similar agreement relating to any acquisition proposal.

Notwithstanding anything to the contrary in the merger agreement, prior to the approval and adoption of the merger agreement by our shareholders, if (i) in response to an intervening event (which refers to any change, event, occurrence, state of facts or development that was not known to our board of directors as of the date of the merger agreement and subsequently becomes known to our board of directors), our board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that any failure to make a change of recommendation would be inconsistent with its fiduciary duties under applicable law, or (ii) we receive an acquisition proposal (that did not result from any material breach of our non-solicitation obligations under the merger agreement) that our board of directors or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal, and our board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that any failure to make the following actions would be inconsistent with its fiduciary duties under applicable law, then our board of directors or any committee thereof may:

•	make an change of recommendation; and

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in the case of a superior proposal, authorize the termination of the merger agreement in order to enter into a definitive acquisition agreement with respect to such superior proposal if we pay the applicable termination fee to Parent substantially concurrently with such termination, as further described in “– Termination of the Merger Agreement” and “– Termination Fees – Termination Fees Payable by Us.”

However, we can make a change of recommendation or terminate the merger agreement as described above if and only if we have taken the following actions:

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we have given Parent at least four business day’s prior notice of our intention to take such action (which notice will, in the event of a superior proposal, specify the identity of the person making such superior proposal and include the current version of such agreement, and, in the event of an intervening event, provide a description of such intervening event in reasonable detail);

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if requested by Parent, we have negotiated in good faith with Parent during such the four business day period following our delivery of the notice described above (the “negotiation period”), making revisions to the terms and conditions of the merger agreement, so that so that failure to effect such change of recommendation or terminate the merger agreement would no longer be inconsistent with the directors’ fiduciary duties under applicable law;

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following the end of the negotiation period, our board of directors or any committee thereof has considered in good faith Parent’s written proposal, if any, and determined such superior proposal continues to constitute a superior proposal or the failure to effect a change of recommendation with respect to such intervening event continues to be inconsistent with fiduciary duties under applicable law even if the revisions in Parent’s written proposal, if any, were given effect; and

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in the event of any material change to the material terms of such superior proposal, we have delivered to Parent an additional notice consistent the requirements described above and extended the negotiation period for four business days.

Board Obligation to Call a Shareholders’ Meeting

We have agreed under the merger agreement to call, give notice of, and convene a special meeting of our shareholders to approve and adopt the merger agreement as promptly as reasonably practicable following the no-shop period start date and after the date on which the SEC confirms that is has no further comments on the proxy statement. Prior to the date of the shareholders’ meeting, we have the right to make one or more successive postponements or adjournments of the shareholder meeting (i) with the prior written consent of Parent, (ii) for the absence of a quorum, (iii) to solicit additional proxies, or (iv) as required by applicable law.

Required Efforts to Consummate the Merger

We and Parent have agreed to cooperate and use our respective reasonable best efforts to take or cause to be taken, and do or cause to be done all things, necessary, proper or advisable under the merger agreement and applicable laws to:

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consummate, as soon as possible, the merger and the other transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable the expiration or termination of any applicable waiting period;

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obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party or government entity to consummate the merger; and

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contest and resist any administrative or judicial action or proceeding instituted (or threatened in writing to be instituted), and to lift or rescind any injunction or restraining order or other order, adversely affecting the ability of the parties hereto to consummate the merger or any of the other transactions contemplated by the merger agreement.

We and Parent have agreed to file or cause to be filed any and all initial notifications with respect to the merger and other transactions contemplated by the merger agreement required under the HSR Act as promptly as practical and in any event within ten business days after the date of the merger agreement and to use our reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act. As previously noted, we and Parent each filed our respective Notification and Report Forms with the Antitrust Division and the FTC on May 20, 2015. The FTC granted early termination of the HSR Act waiting period on June 1, 2015.

We and Parent have agreed that we will have the right to review in advance and that we will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger. We and Parent have agreed that we keep the other apprised of the status of matters relating to completion of the transactions, and promptly furnish the other party with copies of notices or communications from governmental entities with respect to the merger and other transactions contemplated by the agreement. Neither we nor Parent may participate in any meeting or discussion without consulting the other party in advance and giving the other party the opportunity to participate, if possible.

Shareholder Litigation Related to the Merger

We have agreed that if any shareholder or derivative litigation related to the merger agreement or the merger is brought, or is known by us to be threatened in writing prior to the effective time of the merger, against us, we will promptly notify Parent of any such litigation and keep Parent reasonably informed regarding such litigation. We will consult with Parent regarding the defense or settlement of such litigation and will not settle such litigation without Parent’s prior written consent.

Employee Benefits Matters

Until the first anniversary of the closing date, each employee of the Company or our subsidiaries who remains employed following the merger, who we refer to as a continuing employee, will be provided (i) an annual base salary or regular hourly wage that is no less than the annual base salary or regular hourly wage provided to the continuing employee immediately prior to the effective time of the merger, (ii) incentive compensation opportunities no less favorable, in the aggregate, than the incentive compensation opportunities provided to such continuing employee immediately prior to the effective time of the merger, (iii) employee benefits that are no less favorable, in the aggregate, than those provided to the continuing employee immediately prior to the effective time of the merger, and (iv) severance benefits in accordance with the severance guidelines that are consistent with the Company’s past practice. Parent has also agreed to assume and honor the Company’s and our subsidiaries’ obligations under each severance plan, retention plan, employment agreement and any other employee benefit plans following the merger.

Parent has agreed that it would give the continuing employees credit for their service with the Company prior to the merger in connection with any employee benefit plan maintained by the Parent or one of its subsidiaries (including the surviving corporation) for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder (other than for benefit accruals under defined benefit pension plans) to the same extent that such service was credited under any analogous benefit plan of the Company (except to the extent that such recognition of service would result in the duplication of benefits with respect to the same period of service).

Parent has agreed, with respect to the continuing employees, Parent will, or will cause the surviving corporation to (i) cause any waiting periods, pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability to be waived for continuing employees and (ii) give credit for deductibles, co-payments and out-of-pocket maximums.

For the calendar year during which the closing date of the merger occurs, Parent has agreed that it will honor the terms of each of certain of the Company’s incentive plans; provided that the Company does not amend, alter or modify, by interpretation or otherwise, the terms of such incentive plans. Additionally, Parent has agreed that it (i) will honor determinations made by the Company prior to the effective time of the merger in the ordinary course of business with respect to calculating the achievement of performance metrics under the incentive plans paid on a quarterly basis, (ii) will act in good faith, together with the Company’s Chief Executive Officer, in making adjustments to the performance metrics under the incentive plans consistent with past practice, (iii) will apply adjustments to performance metrics under the incentive plans consistent with past practice and (iv) will refrain from exercising discretion under the Company’s 2012 Equity Incentive Plan to reduce the amounts payable under formulaic performance metrics of the incentive plans.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, Parent, Merger Sub and the surviving corporation, will indemnify, defend and hold harmless, and advance expenses (subject to certain conditions) to our and our subsidiaries’ current or former directors, officer and managers (or equivalent position), against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities, judgments, and amounts that are paid in settlement incurred in any threatened (in writing) or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, based on or pertaining to (i) the fact that he or she is or was a director, officer or manager or equivalent position of Company, or served at the request of the Company as a director, officer, manager, employee, fiduciary, agent or trustee of another person, prior to the merger, (ii) matters existing or occurring at or prior to the merger, including the merger agreement, or (iii) actions or omissions by any such party taken at the request of the Company, whether asserted or claimed prior to, at, or after the merger, in each case to the fullest extent permitted by Florida law or other applicable laws or provided under the governing documents of us and our subsidiaries as in effect on the date of the merger agreement. Neither Parent nor the surviving corporation shall settle, compromise or consent to the entry of any judgment in such proceeding with respect to any such party unless such settlement, compromise or consent includes a release of any such party all liability arising out of such proceeding or any such party otherwise consents.

After the effective time of the merger, Parent has agreed to cause the surviving corporation to fulfill and honor in all respects our and our subsidiaries’ obligations pursuant to any indemnification agreement with our and our subsidiaries’ directors, officers and managers (or equivalent position) and any indemnification, expense advancement and exculpation provision set forth in the articles of incorporation or bylaws or equivalent organizational documents of us or our subsidiaries as in effect on the date of the merger agreement. Parent has agreed that the articles of incorporation and bylaws of the surviving corporation will contain indemnification, expense advancement and exculpation provisions at least as favorable as the corresponding provisions in existence on the date of the merger agreement set forth in our articles of incorporation and bylaws, and, that for six years from the effective time of the merger, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights the beneficiaries thereunder.

Parent agreed that the Company (at Parent’s expense) will cause our and our subsidiaries’ current or former directors, officer and managers (or equivalent position) to be covered for a period of six years from the effective time of the merger by the directors’ and officers’ liability insurance policy maintained by us (provided, that we may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to the beneficiaries thereof than such policy and with carriers having a rating comparable to the Company’s current carrier) with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such persons in their applicable capacities as such (provided, that Parent or the Surviving Corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premiums currently paid by us on annualized basis). Parent agreed that in lieu of the foregoing insurance coverage, at any time after the date of the merger agreement we may purchase a six year prepaid “tail policy” that provides coverage no less favorable to the beneficiaries than the coverage described above.

Our and our subsidiaries’ current and former directors, officers and managers who are covered by the foregoing provisions are intended third party beneficiaries of such provisions.

Financing of the Merger

In the merger agreement, Parent and Merger Sub expressly acknowledged and agreed that their respective obligations thereunder are not conditioned upon obtaining financing. In addition, Parent provided us with a true and complete copy of the debt commitment letter prior to executing the merger agreement and represented that such letter was in full force and effect and was a valid and binding obligation (subject to certain enforceability exceptions) on Parent and, to the knowledge of Parent, the Lenders. We have agreed to use reasonable best efforts, and to use reasonable best efforts, to cause our representatives, at Parent’s sole expense, to cooperate with Parent’s efforts to consummate the debt financing.

Furthermore, after the date of the merger agreement until the effective time of the merger, Parent may not amend or otherwise modify the debt commitment letter if such amendment or modification would reasonably be expected to (i) reduce the aggregate amount of funds available to Parent below the amount of funds required to consummate the transactions contemplated by the merger agreement, or (ii) impose new or additional conditions to the drawdown of funds under the debt commitment letter that would reasonably be expected to materially delay or prevent the closing date of the merger or adversely impact the ability of Parent to consummate the transaction contemplated by the merger agreement or the debt commitment letter.

Other Covenants

The merger agreement contains other covenants, including (among others) those relating to access to information, stock exchange delisting, publicity, takeover statutes, matters related to reporting requirements of Section 16(a) of the Exchange Act notices of certain events, transfer taxes, director resignation and confidentiality.

Conditions to Completion of the Merger

The obligations of us, Parent and Merger Sub to consummate the merger are subject to the satisfaction of each of the following conditions:

•	approval and adoption of the merger agreement by an affirmative vote of the majority of the outstanding shares of our common stock entitled to vote thereon in accordance with Florida law;

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any applicable waiting period (and any extension thereof) under the HSR Act relating to the merger will have expired or been terminated, which was satisfied by the FTC’s grant of early termination of the HSR Act waiting period on June 1, 2015, and the CFIUS Approval will have been obtained; and

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no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the merger will be in effect, and no law shall be enacted that makes the merger illegal.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the effective time of the merger of each of the following conditions:

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our representations and warranties relating to no company material adverse effect and those relating to our capital structure and, including number of shares of our common stock and options outstanding, will be true and correct as of the date of the merger agreement and as of the closing date, as through made at and as of such time, except, with respect to our capital structure, for any de-minimis inaccuracies;

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our representations and warranties relating to organization, good standing and qualification, corporate authority and approvals, brokers’ and finders’ fees and the application of state anti-takeover statutes will be true and correct in all material respects (in each case without giving effect to any qualification as to “materiality” or “company material adverse effect” set forth therein) as of the date of the merger agreement and as of the closing date, as through made at and as of such time (other than any such representation and warranty that addresses matters only as of another specified time, which shall be true and correct in all respects only as of such time);

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all our other representations and warranties set forth in the merger agreement will be true and correct (in each case without giving effect to any qualification as to “materiality” or “company material adverse effect” set forth therein) as of the date of the merger agreement and as of the closing date, as through made at and as of such time (other than any such representation and warranty that addresses matters only as of another specified time, which shall be true and correct in all respects only as of such time), in each case without giving effect to any qualification as to “materiality” or “company material adverse effect” set forth therein, except for such failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a company material adverse effect;

•	we will have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing;

•	since the date of the merger agreement, there will not have occurred and be continuing an event that has had, or would reasonably be expected to have, a company material adverse effect; and

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we will have delivered to Parent a certificate signed by one of our executive officers, dated as of the date of the merger, certifying that the above conditions regarding the representations and warranties and the performance of obligations of the Company have been satisfied.

Our obligation to consummate the merger is also subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the effective time of the merger of each of the following conditions:

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Parent’s representations and warranties relating to organization, good standing and qualification, corporate authority and approvals and certain matters relating to Florida law, including ownership of our common stock will be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as through made at and as of such time (other than any such representation and warranty that addresses matters only as of another specified time, which shall be true and correct in all respects only as of such time);

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all Parent’s other representations and warranties contained in the merger agreement will be true and correct in all respects as of the date of the merger agreement and as of the closing date, as though made at and as of such time (other than any such representation and warranty that addresses matters only as of another specified time, which shall be true and correct in all respects only as of such time), in each case without giving effect to any qualification as to “materiality” set forth therein, except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under the merger agreement in a timely manner, or prevent, materially delay or materially impede the consummation of the merger and the other transactions contemplated thereby;

•	Parent and Merger Sub will have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing; and

•	Parent will have delivered to us a certificate signed by an executive officer of Parent, dated as of the date of the merger, certifying that the above conditions have been satisfied.

Neither we nor Parent may rely on the failure of any condition set forth above, to be satisfied to excuse such party’s obligation to effect the merger if such failure was caused, in whole or in part, by such party’s breach of any provision of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (regardless of whether our shareholders have previously approved and adopted the merger agreement):

•	by mutual written agreement of us and Parent;

•	by either us or Parent if:

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the Merger shall not have been consummated by 11:59 p.m. (Eastern Time) on November 6, 2015, provided that this termination right will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

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any permanent injunction or other order has been issued by any court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction or other order has become final and non-appealable; or

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the meeting of our shareholders to approve and adopt the merger agreement (including any adjournment, postponement or recess thereof) has been held and the approval and adoption by our shareholders of the proposal to approve and adopt the merger agreement has not been obtained;

•	by us, if:

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prior to the approval and adoption of the merger agreement by our shareholders, in order to enter into definitive agreement for a superior proposal, if we have complied in all material respects with our obligation described in “– Restrictions on Solicitation of Acquisition Proposals” and, immediately prior to or substantially concurrently with such termination, we enter into such definitive agreement and we pay to Parent any terminations fees we are required to pay as described in “– Termination Fees;”

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the merger agreement has occurred and such breach would cause any condition to our obligations set forth in “– Conditions to the Completion of the Merger” not to be satisfied, and such breach is incapable of being cured by the termination date or, if curable, such breach is not cured by Parent prior to the earlier of (i) the thirtieth day after Parent’s receipt of written notice thereof from us or (ii) the termination date; provided that we may not terminate the merger agreement pursuant to the provision described herein if we are in breach of the merger agreement and such breach would cause certain conditions to Parent’s and Merger Sub’s obligations set forth in “– Conditions to the Completion of the Merger” not to be satisfied; or

•

(x) the conditions to Parent’s obligations set forth in “– Conditions to the Completion of the Merger” above have been satisfied or waived (other than conditions that by their terms cannot be satisfied other than at the closing), (y) we provided written notice to Parent and Merger Sub that we were ready, willing and able to consummate the transactions contemplated by the merger agreement (subject to the satisfaction of all conditions described in “– Conditions to Completion of the Merger”) and (z) Parent and Merger Sub fail to consummate the merger within two business days following the date on which the closing should have occurred under the terms of the merger agreement.

•	by Parent, if

•

(i) our board of directors effects a change of recommendation or there will have been a material breach of our covenants regarding acquisition proposals and the go-shop period, proxy statement and shareholders meeting which impairs, prevents or materially delays the consummation of the transactions contemplated by the merger agreement and, with respect to our covenants regarding proxy statement and shareholders meeting, such breaches cannot be or are not cured reasonably promptly after written notice thereof; and

•

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on our part set forth in the merger agreement has occurred and such breach would cause certain conditions to Parent’s and Merger Sub’s obligations set forth in “– Conditions to the Completion of the Merger” not to be satisfied, and such breach is incapable of being cured by the termination date or, if curable, such breach is not cured by us prior to the earlier of (a) the twentieth business day after our receipt of written notice thereof from Parent or (b) the termination date; provided that Parent may not terminate the merger agreement pursuant to the provision described herein if Parent or Merger Sub are in breach of the merger agreement and such breach would cause certain conditions to our obligations set forth in “– Conditions to the Completion of the Merger” not to be satisfied.

Termination Fees

Termination Fees Payable by Us

We have agreed to pay to Parent a termination fee in the following circumstances:

•

if (i) the merger agreement is terminated by Parent or by us as a result of the failure of our shareholders to approve and adopt the merger agreement, and at the time of such termination all of the other closing conditions have been satisfied or waived (or are then capable of being satisfied), (ii) an acquisition proposal has been publicly announced after the date of the merger agreement and not withdrawn prior to our shareholders’ meeting to approve and adopt the merger agreement, and (iii) within 12 months after such termination of the merger agreement, we enter into definitive agreement for an acquisition proposal (which is later consummated) or consummate an acquisition proposal (for purposes of this provision, each reference to “20%” in the definition of acquisition proposal will be deemed to be changed to “50%”);

•	if we have terminated the merger agreement in order to enter into definitive agreement for a superior proposal; or

•

if Parent has terminated the merger agreement as a result of a change of recommendation by our board of directors or any committee thereof or as a result of a breach of our covenants regarding acquisition proposals and the go-shop period, proxy statement and shareholders meeting;

The amount of termination fee payable by us to Parent will be $8.2 million (the “go-shop termination fee”) if Parent terminates because a change of recommendation has occurred in respect of a superior proposal made by an excluded party or we terminate to enter into definitive agreement for a superior proposal made by an excluded party. In all other circumstances where a termination fee is payable by us to Parent, the amount of the termination fee will be $16.7 million (the “Termination Fee”).

In addition, if the merger agreement is terminated by either party because of the failure of our shareholders to approve and adopt the merger agreement, and an acquisition proposal has been publicly announced and not publicly withdrawn prior to our shareholders’ meeting to approve and adopt the merger agreement, we will be required to reimburse Parent and its affiliates for all expenses and out-of-pocket costs, including the fees and expenses of advisors, incurred by Parent, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement, including the financing, up to a maximum amount of $3 million. If we subsequently become obligated to pay a termination fee to Parent, any such expense reimbursement paid by us will reduce the amount of any termination fee payable to Parent.

Termination Fee Payable by Parent

Parent has agreed to pay us a termination fee of $32.0 million (the “reverse termination fee”) in the event that the merger agreement is terminated:

•

by us if Parent or Merger Sub has breached any of their respective representations or warranties or failed to perform any covenants or other agreements contained in the merger agreement and such breach or failure would cause certain conditions to our obligations set forth in “– Conditions to the Completion of the Merger” not to be satisfied, and such breach is incapable of being cured by the termination date or, if curable, such breach is not cured by Parent prior to the earlier of (i) the 30th day after Parent’s receipt of written notice thereof from us or (ii) the termination date; or

•

by us if (x) the conditions to Parent’s obligations set forth in “– Conditions to the Completion of the Merger” above have been satisfied or waived (other than conditions that by their terms cannot be satisfied other than at the closing), (y) we provided written notice to Parent and Merger Sub that we were ready, willing and able to consummate the transactions contemplated by the merger agreement (subject to the satisfaction of all conditions described in “– Conditions to Completion of the Merger”) and (z) Parent and Merger Sub fail to consummate the merger within two business days following the date on which the closing should have occurred under the terms of the merger agreement.

Remedies

The merger agreement provides that, Parent’s receipt of the go-shop termination fee or the termination fee and the expense reimbursement will be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against us, our subsidiaries, and any of our and their respective former, current, or future general or limited partners, shareholders, directors, officers, employees, managers, members, affiliates or agents (“Company obligors”), in which case neither Parent nor Merger Sub may seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against us or any of the company obligors. In no event will we be required to pay more than one termination fee.

The merger agreement further provides that, our receipt of the reverse termination fee together with the rights and remedies available to us pursuant to the indemnification and reimbursement obligations of Parent described in the section entitled “– Financing of the Merger”, the equity financing commitment and the parent fee commitment letter (subject to certain limitations), shall be the sole and exclusive remedies of us and our subsidiaries against Parent, Merger Sub, their financing sources and any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, employees, affiliates or agents (the “buyer party obligors”), and we may not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against any of the buyer party obligors.

Specific Performance

The merger agreement provides that the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to specifically enforce the performance of the terms and provisions of the merger agreement. The Company and Parent and Merger Sub have explicitly agreed that we will be entitled to specific performance as a third party beneficiary under the parent fee commitment letter, subject to the terms thereof, and to specific performance of Parent’s and Merger Sub’s obligation to cause Apax Investors to fund their obligations thereunder. The Company and Parent and Merger Sub have explicitly agreed that we will be entitled to seek specific performance as a third party beneficiary under the equity commitment letter. Our ability to obtain an injunction or other appropriate form of specific performance or equitable relief to cause Parent and Merger Sub to fund the equity financing or to consummate the closing is subject to the requirement that (i) all conditions to Parent’s obligations to consummate the merger set forth in “– Conditions to the Completion of the Merger” have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing (provided such conditions would be satisfied as of such date)),

(ii) the funding of the debt financing prior to or concurrently with the closing if the equity financing is funded at the closing and (iii) our irrevocable written confirmation that if specific performance or other equitable relief is granted and the equity and debt financings are funded, then the closing will occur.

Fees and Expenses

Except as set forth in the section entitled “– Termination Fees” above and the section entitled “– Financing of the Merger”, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs or expenses.

Amendments, Waivers

At any time prior to the effective time of the merger, the parties may amend or waive any provision of the merger agreement. Any such amendment must be in writing and signed by each party to the merger agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After our shareholders have approved and adopted the merger agreement, there will be no amendment or waiver that would require the further approval of our shareholders under Florida law without such approval having first been obtained. Certain specified provisions of the merger agreement affecting the Lenders under the debt financing may not be amended or waived in a manner adversely affecting the Lenders under the debt financing without their prior written consent.

Governing Law and Venue, Waiver of Jury Trial

The merger agreement is governed by and will be construed in accordance with Delaware law, without regard to the Delaware conflicts of law rules, except to the extent that it is mandatory, under the laws of the State of Florida that the FBCA apply to the merger. Each party agreed to irrevocably consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state courts (and in each case, any appellate court therefrom) for purposes of any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the merger agreement or the transactions contemplated by the merger agreement. Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the merger agreement or the transactions contemplated by the merger agreement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

MERGER-RELATED COMPENSATION

(PROPOSAL 2)

We are submitting to our shareholders a proposal to approve on an advisory (non-binding) basis compensation that will or may become payable to our named executive officers in connection with the merger. This compensation is summarized under the heading “Potential Change in Control Payments to Named Executive Officers” in “The Merger (Proposal 1) – Interests of the Company’s Directors and Executive Officers in the Merger.”

Our board of directors encourages you to review carefully the merger-related compensation information disclosed in this proxy statement. Our board of directors unanimously recommends that our shareholders approve the following resolution:

“RESOLVED, that the shareholders of Quality Distribution, Inc. hereby approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Quality Distribution, Inc. to its named executive officers that is based on or otherwise relates to the merger as disclosed in the proxy statement.”

The vote to approve the merger-related compensation that will or may become payable to our named executive officers is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote “FOR” the approval of the proposal to approve and adopt the merger agreement, and “AGAINST” the proposal to approve merger-related compensation, or vice versa. Because the vote to approve the merger-related compensation to be paid or become payable to our named executive officers is advisory only, it will not be binding on us or Parent. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of this advisory (non-binding) vote.

The above resolution approving the merger-related compensation of our named executive officers on an advisory basis will require the affirmative vote of holders of a majority of the shares of common stock voted on this resolution at the special present.

Our board of directors unanimously recommends a vote “FOR” the approval of compensation that will or may become payable to our named executive officers in connection with the merger.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Our shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement. If this proposal is approved and adopted, the special meeting could be adjourned by our board of directors to any date for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement. If there is not a quorum present at the special meeting, under our amended and restated by-laws the special meeting may be adjourned by a majority of the shares represented at the meeting. In addition, our board of directors could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. We do not intend to call a vote on this proposal if the proposal to approve and adopt the merger agreement has been approved and adopted by our shareholders at the special meeting.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock voted on this proposal at the special meeting.

Our board of directors unanimously recommends a vote “FOR” the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The common stock is traded on the NASDAQ under the symbol “QLTY.” The following table sets forth during each fiscal quarter indicated the high and low sales prices of common stock:

	Market Price
	High	Low
2015
First Quarter	$11.30	$8.32
Second Quarter	[●]	[●]
Third Quarter (through [●], 2015)	[●]	[●]
2014
First Quarter	$15.07	$12.12
Second Quarter	$15.83	$12.12
Third Quarter	$15.83	$12.70
Fourth Quarter	$13.15	$8.79
2013
First Quarter	$9.49	$6.18
Second Quarter	$10.44	$7.01
Third Quarter	$10.97	$8.51
Fourth Quarter	$13.50	$9.21
2012
First Quarter	$14.00	$10.97
Second Quarter	$14.61	$9.67
Third Quarter	$11.13	$8.92
Fourth Quarter	$9.50	$4.91

The closing sale price of our common stock on the NASDAQ on May 5, 2015, which was the last trading day before the merger was publicly announced, was $9.85 per share. On [●], 2015 the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for our common stock on the NASDAQ was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

BENEFICIAL OWNERSHIP OF OUR SECURITIES

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 1, 2015 (based on shares of common stock outstanding), by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under those regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and restricted stock units held by that person that are exercisable within 60 days after June 1, 2015, but excludes shares of common stock and restricted stock units underlying options held by any other person.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class
Gary R. Enzor(1)(2)(3)(4)	496,310	1.75%
Joseph J. Troy(1)(2)(3)(5)	215,560	*
Scott D. Giroir(1)(2)(3)	77,864	*
Randall T. Strutz(1)(2)(3)	56,230	*
John T. Wilson(1)(2)	46,925	*
Richard B. Marchese(1)(3)(6)(7)	72,937	*
Thomas R. Miklich(1)(3)(6)	52,506	*
Annette M. Sandberg(1)(6)	18,235	*
Alan H. Schumacher(1)(3)(6)(8)	110,445	*
All current executive officers and directors as a group (11 persons)(9)	1,210,303	4.21%
Blackrock, Inc.(10)	1,961,166	6.98%
Moab Capital Partners, LLC(11)	1,509,123	5.37%

*	Less than 1.0%
(1)	The business address for Messrs. Enzor, Troy, Giroir, Strutz, Wilson, Marchese, Miklich, and Schumacher and Ms. Sandberg is Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610.
(2)	The shares for our executive officers include restricted stock granted under the 2003 Restricted Stock Incentive Plan and the 2012 Equity Incentive Plan. As of June 1, 2015, Mr. Enzor has 23,412 unvested shares of restricted stock, Mr. Troy has 10,550 unvested shares of restricted stock, Mr. Giroir has 6,275 unvested shares of restricted stock, Mr. Strutz has 6,425 unvested shares of restricted stock and Mr. Wilson has 9,850 unvested shares of restricted stock. Performance shares and other restricted stock units granted to our executive officers are excluded as shares underlying the units are issued upon vesting.
(3)	The shares for certain of our executive officers and directors include stock options that have vested as of June 1, 2015 or will vest within 60 days thereafter. Mr. Enzor has vested options for 330,260 shares, Mr. Troy has vested options for 138,463 shares, Mr. Giroir has vested options for 53,775 shares, Mr. Strutz has vested options for 39,175 shares, Mr. Wilson has vested options for 25,250 shares, Mr. Miklich has vested options for 10,000 shares and Mr. Schumacher has vested options for 25,000 shares.
(4)	Includes 8,078 shares beneficially owned by Mr. Enzor’s spouse.
(5)	Includes 66,547 shares owned by a trust for which Mr. Troy has beneficial ownership.

(6)	The shares for our non-employee directors include restricted stock granted under the 2003 Restricted Stock Incentive Plan and 2012 Equity Incentive Plan. As of June 1, 2015, Messrs. Marchese, Miklich, and Schumacher and Ms. Sandberg each has 7,383 unvested shares of restricted stock granted under the 2012 Equity Incentive Plan.
(7)	Includes 65,554 shares owned by a trust for which Mr. Marchese has beneficial ownership.
(8)	Includes 78,062 shares owned by a trust for which Mr. Schumacher has beneficial ownership.
(9)	The shares for all current executive officers and directors as a group include 672,965 options that have vested or will vest within 60 days of June 1, 2015, 88,731 unvested restricted shares and no shares underlying restricted stock units.
(10)

Based solely on information obtained from a Schedule 13G/A filed by Blackrock, Inc. with the SEC on or about January 29, 2015 and without independent investigation of the disclosure contained therein. The business address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055. Blackrock, Inc. beneficially owns 1,961,166 shares. Blackrock, Inc. has, through certain subsidiaries, the sole power to dispose of or to direct the disposition of 1,961,166 shares and has the sole power to vote or to direct the vote of 1,882,933 of such shares. We have no further information regarding the stock holdings of Blackrock, Inc. as of June 1, 2015, which holdings may differ significantly from the information reported in the table above.

(11)	Based solely on information obtained from a Schedule 13G filed jointly by Moab Capital Partners, LLC, Moab Partners, L.P. and Michael M. Rothenberg (collectively, the “Moab Holders”) with the SEC on February 2, 2015 and without independent investigation of the disclosure contained therein. Mr. Rothenberg is an owner and managing member of Moab Capital Partners, LLC, which is an investment adviser to Moab Partners, L.P. and to a separate account managed on a discretionary basis. The business address of the Moab Holders is 15 East 62nd Street, New York, New York 10065. Moab Capital Partners, LLC and Mr. Rothenberg beneficially own 1,509,123 shares with the sole power of disposition and voting of the shares. Moab Partners, L.P. beneficially owns 1,410,859 shares with the sole power of disposition and voting of the shares. We have no further information regarding the stock holdings of the Moab Holders as of June 1, 2015, which holdings may differ significantly from the information reported in the table above.

APPRAISAL RIGHTS

At the close of business on [●], 2015, the record date for the special meeting, the Company’s common stock was listed on the NASDAQ. Further, on the record date for the special meeting, the Company’s common stock was held by at least 2,000 shareholders and the market value of the common stock held by non-affiliates exceeded $10,000,000. Therefore, pursuant to section 607.1302(2)(a) of the FBCA, shareholders are not entitled to assert appraisal rights (including those who give timely written notice of intent to demand payment and do not vote any shares in favor of the merger agreement) in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting. Notwithstanding the fact that appraisal rights are not available, a copy of sections 607.1301 - 607.1333 of the FBCA is attached hereto solely for statutory notice purposes

SUBMISSION OF SHAREHOLDER PROPOSALS

We will hold a 2015 annual meeting of shareholders only if the merger is not completed. In the event the 2015 annual meeting of shareholders is held, shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2015 annual meeting must, pursuant to Rule 14a-8 of the Exchange Act, deliver a written copy of their proposal to our principal executive offices within a reasonable time before we begin to print and mail our proxy materials. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. Additionally, pursuant to our amended and restated by-laws, we must receive notice of any director nomination or any shareholder proposal to be submitted at the 2015 annual meeting, whether or not it is desired to be included in our proxy statement, not less than 90 days nor more than 120 days prior to the meeting date, or within 10 days after disclosure of the meeting date if the meeting date is disclosed less than 90 days prior. Our amended and restated by-laws set forth the information that is required in a written notice of a director nomination or shareholder proposal. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal. All shareholder proposals should be sent to 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida, 33610, Attention: John T. Wilson, Corporate Secretary.

HOUSEHOLDING

Only one proxy statement will be mailed to those shareholders sharing the same address, unless Quality Distribution, Inc. receives contrary instructions. Additional copies of the proxy statement will be delivered upon request at no cost, by writing or calling our Corporate Secretary, at Quality Distribution, Inc., Attn: Corporate Secretary, 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610, 1-800-282-2031. Requests to send separate copies, or to request single, instead of multiple, deliveries of future proxy statements can be made in the same way.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room located at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the NASDAQ. For further information on obtaining copies of our public filings at the NASDAQ, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act

after the date of this proxy statement and prior to the date of the special meeting (in each case other than any information deemed, under SEC rules, not to be filed with the SEC):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 13, 2015;

•	Quarterly Reports on Form 10-Q, filed with the SEC on November 6, 2014 and May 8, 2015;

•	Current Reports on Form 8-K filed with the SEC on February 9, 2015, February 18, 2015, February 25, 2015, May 7, 2015 (two filings) and May 14, 2015; and

•	Definitive Proxy Statement for our 2015 Annual Meeting of Shareholders, filed with the SEC on April 24, 2015.

You may request a copy of these filings or any other document we file with the SEC (in each case, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling our Corporate Secretary, at Quality Distribution, Inc., Attn: Corporate Secretary, 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly and in no event later than ten business days prior to the date of the special meeting, or no later than [●], 2015.

We have not authorized anyone to give you any information or to make any representations other than those contained in or incorporated by reference into this proxy statement. We take no responsibility for, and cannot provide you any assurance of, the reliability of any information that others may give you. This proxy statement is dated [●], 2015. You should not assume that the information contained in this proxy statement, or the information contained in any document incorporated by reference into this proxy statement, is accurate as of any date other than the date of this proxy statement or the date of such document incorporated by reference, as applicable, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

QUALITY DISTRIBUTION, INC.,

GRUDEN ACQUISITION, INC.

and

GRUDEN MERGER SUB, INC.

Dated as of May 6, 2015

		Page
Article I

The Merger; Closing; Effective Time

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2

Article II

Articles of Incorporation and Bylaws of the Surviving Corporation

2.1	The Surviving Corporation Articles of Incorporation	2
2.2	The Surviving Corporation Bylaws	2

Article III

Officers and Directors of the Surviving Corporation

3.1	Directors of the Surviving Corporation	2
3.2	Officers of the Surviving Corporation	3

Article IV

Effect of the Merger on Capital Stock; Exchange of Certificates; Closing Payments

4.1	Merger Effect on Capital Stock	3
4.2	Exchange of Certificates	3
4.3	Treatment of Equity Awards	6
4.4	Adjustments to Prevent Dilution	7
4.5	No Liability	7
4.6	Withholding Rights	7
4.7	Closing Payments	7

Article V

Representations and Warranties

5.1	Representations and Warranties of the Company	7
5.2	Representations and Warranties of the Buyer Parties	22

Article VI

Covenants

6.1	Interim Operations	25
6.2	Acquisition Proposals; Go-Shop Period	28
6.3	Proxy Statement; Information Supplied	32
6.4	Shareholders Meeting	32
6.5	Filings; Other Actions	33
6.6	Access and Reports	34
6.7	Stock Exchange De-Listing	34
6.8	Publicity	34
6.9	Employee Benefits; Employee Matters	35
6.10	Expenses	36
6.11	Indemnification; Directors’ and Officers’ Insurance	36
6.12	Takeover Statutes	37

A-i

EXHIBITS & ANNEXES:

Exhibit A:	Articles of Incorporation of the Surviving Corporation
Annex A:	Defined Terms

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 6, 2015, by and among Quality Distribution, Inc., a Florida corporation (the “Company”), Gruden Acquisition, Inc., a Delaware corporation (“Parent”), and Gruden Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent the “Buyer Parties”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Company and its shareholders, and has approved and declared it advisable to enter into this Agreement, and (ii) adopted a resolution recommending that this Agreement be approved and adopted by the shareholders of the Company;

WHEREAS, the respective board of directors of each of Parent and Merger Sub has each approved the Merger upon the terms and subject to the conditions set forth in this Agreement and have approved and declared it advisable to enter into this Agreement;

WHEREAS, Parent, as the sole shareholder of Merger Sub, will immediately following execution hereof adopt this Agreement and approve the transactions contemplated hereby; and

WHEREAS, the Company and Buyer Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the FBCA and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of the Company under the laws of the State of Florida, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as otherwise set forth in this Article I. The Merger shall have the effects specified in the FBCA.

1.2 Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 at 10:00 a.m. (New York local time) on the later of (i) the third (3rd) Business Day following the satisfaction or waiver, if permitted by applicable Law, in accordance with this Agreement of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of all conditions at the Closing) and (ii) the first (1st) Business Day following the final day of the Go-Shop Period (subject to the satisfaction or waiver, if permitted by applicable Law, in accordance with this Agreement of all of the conditions set forth in Article VII as of the date determined pursuant to this Section 1.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of all conditions at the Closing)); or at such other time and date or at such other place as Parent and the Company may mutually agree upon in writing. Notwithstanding the foregoing, if the Marketing Period has not ended prior to the date on which the Closing is to occur pursuant to the immediately preceding sentence, then the Closing shall occur instead on the Business Day following the satisfaction or waiver, if permitted by applicable Law, of all of the conditions set forth in Article VII that is the earlier to occur of (A) any Business Day before or during the Marketing Period as may be specified by Parent on no fewer than two (2) Business Days’ prior written notice to the Company, and (B) the third Business Day following the final day of the Marketing Period, or at such other time and date or at such other place as Parent and the Company may mutually agree upon in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3 Effective Time. Prior to the Closing Date, Parent and the Company shall prepare, and upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Parent shall cause the articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Florida as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the State of Florida, or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

ARTICLE II

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

2.1 The Surviving Corporation Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety, subject to Section 6.11, to be in the form attached hereto as Exhibit A and, as so amended, shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended and restated in accordance with its terms and as provided by applicable Law (subject to Section 6.11).

2.2 The Surviving Corporation Bylaws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time and with such modifications as may be required by Section 6.11, shall, by virtue of the Merger, be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended in accordance with their terms, the Charter and as provided by applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1 Directors of the Surviving Corporation. The parties hereto shall take, or cause to be taken, all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and shall hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; CLOSING PAYMENTS

4.1 Merger Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holders of any securities of the Company or the sole shareholder of Merger Sub:

(a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (A) shares of Company Common Stock owned directly by Parent or Merger Sub immediately prior to the Effective Time, (B) shares of Company Common Stock owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, in each case of (A) and (B) other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (C) shares of Company Common Stock that are Dissenting Shares (together with the shares of Company Common Stock referred to in the immediately preceding clauses (A) and (B), the “Excluded Shares”), shall be automatically converted into the right to receive $16.00 in cash (the “Per Share Merger Consideration”), payable to the holder thereof, without interest, in the manner set forth in Section 4.2. At the Effective Time, all of the shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate and uncertificated interest formerly representing any shares of Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such share of Company Common Stock, payable without interest, in accordance with this Section 4.1 and Section 4.2.

(b) Cancellation of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the record holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 4.2(g).

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent and Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the record holders of Company Common Stock (other than Excluded Shares), a cash amount in immediately available funds necessary and sufficient for the Paying Agent to make all payments under Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as set forth in this Article IV. The Paying Agent shall invest the Exchange Fund as directed by Parent solely in (i) direct short-term obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) a combination of any of the foregoing. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be returned to Parent in accordance with Section 4.2(e). No such investment or losses thereon shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article IV or affect the amount of Per Share Merger Consideration payable to holders of Company Common Stock, and to the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall promptly provide additional cash to the Paying Agent to add to the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a). Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for the Per Share Merger Consideration.

(b) Exchange Procedures. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, which have converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 4.1, a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock represented by any certificates held by such person shall pass, only upon proper delivery of such certificates to the Paying Agent) and instructions for use in effecting the surrender of the certificates. Upon surrender to the Paying Agent of a certificate representing shares of Company Common Stock, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall issue and deliver to the holder of such certificate, by check or wire transfer (as specified in the letter of transmittal), a cash amount (less any required Tax withholdings as provided in Section 4.6) equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock formerly represented by such certificate and such certificate (and the shares of Company Common Stock represented thereby) shall then be canceled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated shares of Company Common Stock that was issued and outstanding immediately prior to the Effective Time and were represented by book-entry (“Book-Entry Shares”) a check or wire transfer for an amount of cash (less any required Tax withholdings as provided in Section 4.6) equal to the product of (i) the Per Share Merger Consideration and (ii) the number of such Book-Entry Shares, without such holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the shares of Company Common Stock on the Per Share Merger Consideration payable in respect thereof. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that such certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a person other than the registered holder of the certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each certificate representing shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration as contemplated by Section 4.1.

(c) Depository Trust Company. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or such nominee immediately prior to the Effective Time an amount of cash (less any required Tax withholdings as provided in Section 4.6) equal to the product of (i) the Per Share Merger Consideration and

(ii) the number of all Book-Entry Shares (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Common Stock. If, after the Effective Time, any certificate representing shares of Company Common Stock is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.2(b), exchanged for the cash amount to which the holder thereof is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.6) to be paid in the manner specified in the letter of transmittal to an account designated by such holder.

(e) Termination of Exchange Fund. At any time after the date that is twelve (12) months after the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of the Company Common Stock issued and outstanding immediately prior to the Effective Time. Any holder of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of the amount to which such record holder is entitled as a result of the Merger (upon due surrender of their shares of Company Common Stock in accordance with the terms hereof).

(f) Lost, Stolen or Destroyed Certificates. In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation or the Paying Agent with respect to such certificate, the Paying Agent will deliver, in exchange for shares of Company Common Stock represented by such lost, stolen or destroyed certificate, an amount in cash (less any required Tax withholdings as provided in Section 4.6) equal to the product of (i) the number of shares of Company Common Stock represented by such lost, stolen or destroyed certificate and (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by FBCA (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect to their shares of Company Common Stock in accordance with, and who have complied with, Sections 607.1301-607.1333 of FBCA (the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Sections 607.1301-607.1333 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under FBCA. If, after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, and Parent shall remain liable for payment of the Per Share Merger Consideration for such shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Sections 607.1301-607.1333 of FBCA and as provided in the previous sentence. The Company will give Parent (x) prompt notice of any demands received by the Company for appraisals and any withdrawals of such demands and (y) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

4.3 Treatment of Equity Awards.

(a) Options. At the Effective Time, except as otherwise agreed to by Parent and the holder of any unexercised option to purchase shares of Company Common Stock (a “Company Option”), each Company Option issued by the Company under the Stock Plan or otherwise, whether vested or unvested, and which is outstanding as of immediately prior to the Effective Time, shall be accelerated and cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Effective Time), an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Company Common Stock under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Stock Awards. At the Effective Time, except as otherwise agreed to by Parent and the holder of any restricted stock award, restricted stock unit award or other similar equity award that is not a Company PSA (a “Company RSA”), each Company RSA issued by the Company under the Stock Plan or otherwise, and which has not already vested and is outstanding as of immediately prior to the Effective Time, shall vest in full, be canceled, and the holder thereof shall be entitled to receive, as soon as administratively practicable after the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Effective Time) for each such Company RSA an amount in cash, without interest, determined by multiplying (i) the Per Share Merger Consideration by (ii) the number of shares of Company Common Stock covered by such Company RSA, less applicable Taxes required to be withheld with respect to such payment.

(c) Performance Share Awards. At the Effective Time, except as otherwise agreed to by Parent and the holder of any performance share award (a “Company PSA”), each Company PSA granted under the Stock Plan or otherwise, and which is outstanding as of immediately prior to the Effective Time, shall vest at (i) maximum level (as such term is used in the applicable performance share award agreement) for Company PSAs granted in 2014, and (ii) target level (as such term is used in the applicable performance share award agreement) for Company PSAs granted in 2015 (subject to the proration of the number of shares covered by each such Company PSA as set forth below), be canceled, and the holder thereof shall be entitled to receive, as soon as administratively practicable after the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Effective Time) for each Company PSA an amount in cash, without interest, determined by multiplying (i) the Per Share Merger Consideration by (ii) (x) the number of shares of Company Common Stock covered by each Company PSA granted in 2014 at maximum level (without proration) and (y) twenty-five percent (25%) of the number of shares of Company Common Stock covered by each Company PSA granted in 2015 at target level, in each case less applicable Taxes required to be withheld with respect to such payment.

(d) Payment of Equity Amounts. Parent will take all actions necessary so that, at or after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of Company Options, Company RSAs and Company PSAs granted under the Stock Plan or otherwise the awards to which such holder is entitled as determined in accordance with this Section 4.3 through the Surviving Corporation’s or applicable Subsidiary’s payroll, unless alternative arrangements are specified by such holder, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Options, Company RSAs and Company PSAs, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (or another committee duly authorized by the Company Board), as applicable, shall adopt resolutions and provide any notices required to holders of Company Options, Company RSAs and Company PSAs to (i) implement the provisions of this Section 4.3 and (ii) cause there to be no rights to acquire Company Common Stock following the Effective Time.

4.4 Adjustments to Prevent Dilution. If, between the date of this Agreement and the Effective Time there is any change in the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for Company Common Stock as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

4.5 No Liability. To the fullest extent permitted by applicable Law, none of the parties to this Agreement, the Surviving Corporation or the Paying Agent will be liable to any shareholders of the Company or other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by shareholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

4.6 Withholding Rights. Each of Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the transactions contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder or any other applicable state, local or non-U.S. Tax Law and shall timely remit any amounts so withheld to the applicable Governmental Entity. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled to the payment in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be.

4.7 Closing Payments. At the Closing, (a) (i) Parent shall pay or cause to be paid, on behalf of the issuers under the Indenture (the “Issuers”), to the trustee under the Indenture (the “Trustee”) and/or a depositary under the Company Notes Tender Offer, as applicable, funds in an amount equal to (x) the aggregate amount payable in connection with the Company Notes Tender Offer amount (if the Company elects to make the Company Notes Tender Offer pursuant to Section 6.13(d)), and (y) an amount necessary for the Issuers to redeem all of the Company Notes on the redemption date (after giving effect to any purchases of Company Notes on the Closing Date pursuant to the Company Notes Tender Offer, if applicable), and (ii) with respect to any Company Notes that will remain outstanding after the Closing Date, the Company shall deliver to the Trustee (A) an officer’s certificate stating that, at or after the Closing, the Company shall, or shall have caused the Trustee to, mail or cause to be mailed an irrevocable redemption notice in accordance with the Indenture to each holder of the outstanding Company Notes, stating that the Issuers intend to irrevocably call all of the outstanding Company Notes for redemption, on a redemption date no later than thirty (30) days after the Closing (or if such day is not a Business Day, the following Business Day) or as soon as reasonably practicable under the Indenture, and (B) an officer’s certificate of the Issuers and opinion of counsel, in each case in accordance with Section 8.01 of the Indenture, to effect the satisfaction and discharge of the Company Notes in accordance with the Indenture and (b) Parent shall pay to the agent for the benefit of the lenders under the Credit Agreement an amount necessary to pay off all outstanding loans and other obligations under the Credit Agreement, and terminate all commitments thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except as set forth in (x) corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent) or (y) any Company Report filed with or furnished to the SEC under Section 13(a), 14(a) or 15(d) of the Exchange Act and publicly available at least two days prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section or market risk section, and in any section relating to forward-looking, safe harbor or similar statements or to other disclosures in such Company Reports to the extent (and only to the extent) they are cautionary, predictive or forward-looking in nature); provided, that in no event shall any such disclosure in any Company Report qualify or limit the representations and warranties in Sections 5.1(b), 5.1(c), 5.1(d), and 5.1(s), the Company hereby represents and warrants to the Buyer Parties as follows:

(a) Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, existing, in good standing, qualified or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has publicly filed with the SEC or otherwise made available to Parent complete and correct copies of the certificates of incorporation and bylaws or comparable organizational and governing documents of each of the Company and its “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act), each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement and neither the Company nor any of its “significant subsidiaries” are in violation of any provision of such documents. Section 5.1(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Subsidiary of the Company and its place and form of organization.

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); for avoidance of doubt, the term “Affiliate” shall not include the Company Independent Affiliates;

(ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; and

(iii) “Company Material Adverse Effect” means a change, event, occurrence, state of facts or development (an “Event”) that (x) has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents the Company from consummating the Merger or any of the other transactions contemplated by this Agreement, other than, solely with respect to the foregoing clause (x) above, Events arising out of or resulting from any of the following: (a) Events generally affecting the economy, credit, capital, securities or financial markets or political or geopolitical conditions in the United States or elsewhere in the world; (b) Events that are the result of acts of war (whether or not declared), armed hostilities, sabotage, terrorism or any man-made or natural disasters, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage, terrorism or any man-made or natural disasters; (c) Events that are the result of factors generally affecting any of the industries in which any of the Company or its Subsidiaries operate (which shall include tank trucking, transportation logistics, chemical bulk transportation, transportation of oil, water and other materials related to the oil and gas market or intermodal ISO tank container or depot services); (d) any change in applicable Law or GAAP on or after the date hereof; (e) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded may be taken into account in determining whether there has been a Company Material Adverse Effect); (f) any decline in the market price or trading volume of the Company Common Stock on the The Nasdaq Global Market in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded may be taken into account in determining whether there has been a Company Material Adverse Effect); (g) the public announcement or pendency of this Agreement, including public announcement of the identity of (or any facts or circumstances relating to) the Buyer Parties or their respective Affiliates, or any communication by the Buyer Parties or any of their respective Affiliates regarding their plans or intentions with respect to the post-Closing conduct of the business or assets of the Company or its Subsidiaries; (h) any action or omission explicitly required under this Agreement or any action taken or omitted to be taken at the specific request of the Buyer Parties, or any action or omission to which any of the Buyer Parties has expressly consented in writing, or (i) the matters set forth in Section 5.1(a)(iii) of the Company Disclosure Letter; provided, however, that any Events arising out of or resulting from any of the matters set forth in clauses (a), (b), (c), or (d) may be taken into account in determining whether there has been a Company Material Adverse Effect, in each case to the extent, that such Events have a disproportionate material adverse impact on the Company and its Subsidiaries (but only to the extent of such disproportionate material adverse impact), taken as a whole, compared to similarly situated participants operating in the industries in which any of the Company or its Subsidiaries operate; and provided, further, that any Events arising out of or resulting from any of the matters set forth in Section 5.1(a)(iii) of the Company Disclosure Letter may be taken into account in determining whether there has been a Company Material Adverse Effect, in each case to the extent that such Events result in a material worsening (but only to the extent of such material worsening) in the state of facts relating to any such matter compared to the state of facts known as of the date hereof.

(b) Capital Structure. The authorized capital stock of the Company consists of 49,000,000 shares of Company Common Stock, and 490,000 shares of preferred stock, no par value (“Preferred Shares”), of which 28,091,003 shares of Company Common Stock and no Preferred Shares were outstanding as of April 30, 2015. As of April 30, 2015, (i) an aggregate of 1,042,598 shares of Company Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding Company Options issued pursuant to the 2003 Stock Option Plan, the 2003 Restricted Stock Incentive Plan and the Quality Distribution, Inc. 2012 Equity Incentive Plan (collectively, the “Stock Plan”) and (ii) 1,368,074 Company RSAs (excluding outstanding shares of restricted stock that are included in the number of shares of Company Common Stock outstanding in the prior sentence) and/or Company PSAs (including the maximum number of outstanding Company PSAs) were outstanding under the Stock Plan. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of April 30, 2015 of (i) a schedule of the outstanding Company Options, including the applicable exercise prices therefor, vesting schedules and the holders thereof, and (ii) a schedule of the Company RSAs and Company PSAs (setting forth the target and maximum number of Company PSAs) including vesting schedules and the holders thereof. Each of the outstanding shares of capital stock or other equity securities of each of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, mortgage, security interest, claim or other encumbrance (each, a “Lien”) other than (i) Liens imposed under any federal or state securities Laws or (ii) Liens securing the Amended and Restated Credit Agreement, dated November 3, 2014, among the Company, Quality Distribution, LLC, as borrower, Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto (the “Credit Agreement”) and the 9.875% Second-Priority Senior Secured Notes due 2018 (the “Company Notes”) issued pursuant to that certain Indenture, dated as of November 3, 2010, by and among Quality Distribution, LLC and QD Capital Corporation, as issuers and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “Indenture”). Except as set forth above and except as set forth in the articles of incorporation or bylaws of the Company and corresponding organizational documents of each of the Company’s Subsidiaries, as of the date hereof, there are no preemptive rights, options, warrants, conversion rights, stock appreciation rights, restricted shares, performance awards, contingent value rights, “phantom” stocks, redemption rights, repurchase rights, calls or commitments or similar rights, or any agreements or arrangements to which the Company or any of its

Subsidiaries are a party or by which they are bound, that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, or voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock that may be issued pursuant to terms of the Stock Plan, will be, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens other than Liens imposed under any federal or state securities Laws. None of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness which by their terms grant to their holders thereof the right to vote (or which are by their terms convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth in the articles of incorporation or bylaws of the Company and corresponding organizational documents of each of the Company’s Subsidiaries, there are no contractual obligations of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is required to register under the Securities Act any Company Common Stock or other equity interests of the Company or any of its Subsidiaries or any other securities of the Company or any of its Subsidiaries. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of the date hereof of any Person that is not a Subsidiary of the Company in which the Company or any of its Subsidiaries own, directly or indirectly, any equity interest.

(c) Corporate Authority and Approval.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by, and to perform its obligations under, this Agreement, subject, in the case of the Merger, to receipt of the Company Requisite Vote. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the Merger, have been duly authorized and approved by all necessary corporate action and no other corporate, company, limited partnership or other action on the part of the Company is necessary other than the receipt of the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company Common Stock (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by each of the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Company Board has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present and voting (1) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, adopted and approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.2, to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, to the holders of Company Common Stock (the “Company Recommendation”) and (2) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption at a shareholders’ meeting duly called and held for such purpose.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) such filings of reports under the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; (B) such filings and notifications as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”); (C) the applicable requirements of the The Nasdaq Global Market; (D) such approvals that may be required under N.J.S.A. 48:2-51.1, N.J.S.A. 13:1D-1 and N.J.A.C. 7:26H-3.4, applicable to the operations of the Company or its Subsidiaries as a solid waste utility in New Jersey; or (E) the filing with the Secretary of State of the State of Florida of the Articles of Merger as provided in Section 607.1105 of the FBCA; no material notices, authorizations, approvals, permits, licenses, orders, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing documents of any of the Company’s Subsidiaries, (B) assuming that the consents, approvals and filings referred to in Section 5.1(d)(i) are duly obtained and/or made, a violation of any Law to which the Company or any of its Subsidiaries is subject or by which any of their properties, rights or assets is bound or affected, (C) a breach, default (with or without notice or lapse of time, or both) under, or right of termination, acceleration or cancellation or adverse change of any right or obligation or loss of any material benefit to which the Company or any of its Subsidiaries is entitled, under any Material Contract (other than the Credit Agreement and the Company Notes) or (D) creation or imposition of any Liens, other than any Permitted Lien or any Lien created as a result of any action taken by or at the direction of the Buyer Parties, upon any of the properties, rights or assets of the Company or any of its Subsidiaries, except, in the case of clauses (B)-(D) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act or the Securities Act on or after January 1, 2014 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, and including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company Reports”). As of their respective effective dates or filing or furnishing dates or amendment dates, as applicable, each of the Company Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective effective dates, filing or furnishing dates or amendment dates, as applicable, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since the Applicable Date. As of the date hereof, there are no material outstanding or unresolved written comments received from the SEC with respect to any of the Company Reports. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(ii) Each of the consolidated balance sheets and consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows (including all related notes) included in or incorporated by reference into the Company Reports (the “Company Financial Statements”) (A) fairly presents in all material respects the consolidated results of statements of operations, changes in liabilities subordinated to claims of general creditors, changes in members’ equity and the consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end audit adjustments) and (B) has been prepared in conformity with

GAAP consistently applied during the periods involved (except in the case of unaudited statements for the absence of footnotes and other presentation items), except, in each case, as indicated in such statements or in the notes thereto. The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the Company Reports is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company Reports. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that were Known to the Company and (B) any fraud or allegation of fraud Known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iii) Since the Applicable Date, (i) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their directors or officers has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, other than billing inquiries or complaints made in the ordinary course of business, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board, any committee thereof or to any officer of the Company evidence of a material violation of securities laws, a breach of fiduciary duty or a similar material violation by the Company or any of its Subsidiaries or any of their officers, directors or employees.

(iv) None of the Company or any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2014 included in the Company Reports filed prior to the date of this Agreement, (B) incurred since December 31, 2014 in the ordinary course of business consistent with past practice, (C) incurred in connection with this Agreement and the transactions contemplated by this Agreement or (D) as would not reasonably be expected to have a Company Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(f) Absence of Certain Changes. Since December 31, 2014 through the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses, consistent with past practices (other than the negotiation and preparation to enter into this Agreement and the transactions contemplated hereby); (ii) no Event has occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect; and (iii) there have not been any actions taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time, would require Parent’s consent pursuant to clauses (iii), (vi), (vii), (viii), (ix), (x), (xiii), (xiv), (xv) and (xvi) of Section 6.1(a).

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, mediations, investigations or other proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries that has or would reasonably be expected to have a Company Material Adverse Effect, taken as a whole.

(ii) Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, penalty, settlement agreement, verdict, decree or award entered, issued or made by or with any Governmental Entity that has or would reasonably be expected to have a Company Material Adverse Effect, taken as a whole.

(iii) The representations in this Section 5.1(g) do not apply to Environmental Laws.

(h) Employee Benefits.

(i) All Benefit Plans primarily for the benefit of current or former employees, directors, consultants or individual independent contractors of the Company or its Subsidiaries (“Service Providers”) or any spouse or dependent of such individuals are listed on Section 5.1(h)(i) of the Company Disclosure Letter.

(ii) For each Benefit Plan, other than any Multiemployer Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (A) where the Benefit Plan has been reduced to writing, the plan document and all amendments (whether currently effective or to become effective at a later date); (B) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (C) any trust agreements or other funding arrangements and insurance contracts; (D) any summary plan descriptions, summaries of material modifications and employees handbooks; (E) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service (the “IRS”); (F) the most recent annual report (Form 5500 and all schedules thereto); (G) actuarial valuation reports for the most recently completed plan year; (H) the most recent nondiscrimination and top-heavy tests under the Code; (I) copies of material notices, letters or other correspondence from the IRS, Department of Labor, the United States Pension Benefit Guaranty Corporation or other Governmental Entity; and (J) any material filings under any voluntary compliance, self-correction or similar program sponsored by any Governmental Entity. With respect to each Multiemployer Pension Plan, the Company has made available to Parent all material information received by the Company or any of its Subsidiaries since the Applicable Date regarding its funded status (including any funding improvement or rehabilitation plan or schedule), financial condition or related matters.

(iii) Except as would not be reasonably likely to result in material liability to the Company, all Benefit Plans (other than Multiemployer Plans) have been maintained in compliance with ERISA, the Code and any other applicable Laws. Each Benefit Plan (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code and each trust intended to be exempt under Section 501(a) of the Code, has received a current favorable determination or opinion letter from the IRS, such letter has not been revoked (nor, to the Knowledge of the Company, has revocation been threatened in writing), and to the Knowledge of the Company, no circumstances exist as of the date hereof that would reasonably be expected to result in the loss of the qualification of such Benefit Plan under Section 401(a) of the Code or loss of the exemption of such trust under Section 501(a) of the Code. Except as would not reasonably be expected to result in material liability to the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA that could reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Except as set forth on Section 5.1(h)(iii) of the Company Disclosure Letter, none of the Company or its Subsidiaries or ERISA Affiliates maintains or contributes or has within the past six years sponsored, maintained or contributed to an employee benefit plan that is subject to Section 302 subtitles C or D of Title IV of ERISA or Sections 412, 430 or 4971 of the Code.

(iv) Except as set forth on Section 5.1(h)(iv) of the Company Disclosure Letter, (A) the Company and its Subsidiaries and its ERISA Affiliates do not have, and in the six years prior to the date hereof have not had, any obligation to contribute to any material Multiemployer Plan and (B) the Company and its Subsidiaries and ERISA Affiliates do not and in the six years prior to the date hereof have not maintained or sponsored a plan sponsored by more than one employer within the meaning of ERISA Section 4063 or Code Section 413(c).

(v) Except as would not reasonably be expected to result in material liability to the Company, all benefits, contributions and premiums relating to each Benefit Plan (other than a Multiemployer Plan), and all benefits accrued under any unfunded Benefit Plan (other than a Multiemployer Plan) have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(vi) There is no (and during the past two years there has been no) proceeding, claim or suit pending or, to the Knowledge of the Company, threatened in writing relating to the Benefit Plans (other than a Multiemployer Plan) that would be material to the Company and its Subsidiaries and ERISA Affiliates, taken as a whole, other than routine claims for benefits. Except as set forth on Section 5.1(h)(vi) of the Company Disclosure Letter, none of the Benefit Plans (other than a Multiemployer Plan) provide for material medical, life or death benefits beyond termination of service or retirement, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state or local Law. Except pursuant to individual arrangements providing for post-termination welfare benefits not in excess of three years or as set forth on Section 5.1(h)(vi) of the Company Disclosure Letter, the Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all material plans or material arrangements providing for post-retirement welfare benefits without material liabilities to the Company or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(vii) Except as otherwise set forth in this Agreement, none of the execution of this Agreement, the adoption of this Agreement by holders of shares constituting the Company Requisite Vote or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment becoming due, or increase the amount of compensation (including equity or equity-based compensation) due, to any Service Provider, (B) increase any benefits otherwise payable under any Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any compensation or benefits; (D) result in any “excess parachute payment” within the meaning of Section 280G(b) of the Code; (E) require a gross-up or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; or (F) result in payments under any Benefit Plan that would not be deductible under Section 162(m) of the Code.

(viii) Except as would not result in material liability to any Service Provider or service recipient, each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder.

(ix) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Multiemployer Plan and Multiemployer Pension Plan, as applicable: (A) all contributions due from the Company or any of its Subsidiaries or ERISA Affiliates on or prior to the Closing Date have been timely made to such plan; (B) none of the Company or any of its Subsidiaries or ERISA Affiliates has received any notice or has reason to believe that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax; (C) except with respect to the expiration of the agreement set forth on Section 5.1(h)(ix) of the Company Disclosure Letter, no event has occurred for which the giving of notice could reasonably be expected to result in any liability under Section 4201 of ERISA as a result of a complete withdrawal (within the meaning of Section 4203 of ERISA) or a partial withdrawal (within the meaning of Section 4205 of ERISA); and (D) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or ERISA Affiliates has received any notice of any claim or demand for a complete or partial withdrawal that has not been satisfied in full.

(x) With respect to the Multiemployer Pension Plan specified on Section 5.1(h)(x) of the Company Disclosure Letter (the “Specified Plan”), the Company has made available to Parent accurate, current and complete copies of all agreements that require, or relate to, contributions to the Specified Plan by the Company or any of its Subsidiaries or ERISA Affiliates (including their respective predecessors, and collectively, the “Controlled Group”), including collecting bargaining agreements, participation agreements, settlement agreements, and contribution agreements. To the Knowledge of the Company, Section 5.1(h)(x) of the

Company Disclosure Letter accurately sets forth the Controlled Group’s contribution rates, contribution amounts, and contribution base units (within the meaning of Section 4001(a)(11) of ERISA) with respect to the Specified Plan for the period beginning on January 1, 2005 and ending on December 31, 2014.

(i) Compliance with Laws; Licenses. Neither the Company nor any of its Subsidiaries is, and since January 1, 2013 none have been, in violation of any Law applicable to the Company or any of its Subsidiaries or by which the Company’s or any of its Subsidiaries’ properties are bound, except for any such violation which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained, is in possession of, and is in compliance with, all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity including, among others, any applicable requirements of the U.S. Department of Transportation or with any state with respect to the licensing or registration of motor carriers, (“Licenses”) necessary to conduct its business as presently conducted and all Licenses are in full force and effect and no suspension or cancellation of any of the Licenses is pending or, to the Knowledge of the Company, threatened, except where the failure to so obtain or be in compliance, or such suspension or cancellation, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations in this Section 5.1(i) do not apply to Environmental Laws.

(j) Takeover Statutes. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, no restrictions contained in any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) or any anti-takeover provision in the articles of incorporation or bylaws of the Company is applicable to the execution, delivery or performance of this Agreement or the consummation of the Merger or any other transactions contemplated in this Agreement.

(k) Environmental Matters. Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) The Company and its Subsidiaries are, and since the Applicable Date each of them has been, in compliance with applicable Environmental Laws; (B) the Company does not have Knowledge of any facts that would be reasonably expected to form the basis of an Environmental Claim against the Company or its Subsidiaries in the future or any pending or proposed Environmental Laws that are reasonably likely to be enacted or promulgated, which, if enacted or promulgated, would unreasonably interfere with the operations of the Company or impose compliance obligations on the Company or any of its Subsidiaries, including any capital investments; (C) the Company and its Subsidiaries possess and are in compliance with all Licenses required under applicable Environmental Laws for the operation of their businesses as presently conducted and all such Licenses are valid; (D) there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law; and (E) there has been no Release, or threat of Release, of any Hazardous Substance at the Real Property or, to the Knowledge of the Company, at any property formerly owned, leased or operated by the Company or any of its Subsidiaries, which requires reporting, investigation or remediation pursuant to any Environmental Laws by the Company or any of its Subsidiaries which would cause the Company or any of its Subsidiaries to incur liability.

(ii) Except as relates to operations conducted under a United Stated Department of Transportation permit (or permit issued by an analogous state agency) issued to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries: (A) is responsible to any Governmental Entity for the compliance with Environmental Laws by any Company Independent Affiliates or (B) has any liability under Environmental Laws arising under or related to the operations of its any Company Independent Affiliate.

(iii) The Company has delivered or otherwise made available for inspection to the Buyer Parties true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) studies, analyses, tests or monitoring in the possession or control of the Company or any of its Subsidiaries pertaining to: (A) any Environmental Claims that are pending, threatened or which impose ongoing obligations or liabilities on the Company or any of its Subsidiaries; (B) any Release or threat of Release of Hazardous Substance in, on or beneath any property currently owned, leased or operated by the Company or any of its Subsidiaries, (C) any Release or threat of Release of Hazardous Substances of which the Company has Knowledge, in, on or beneath any property formerly owned, operated or leased by the Company or any of its Subsidiaries; or (D) the Company’s or any of its Subsidiaries’ actual or alleged noncompliance with applicable Environmental Laws.

(iv) Other than Permitted Liens, no Liens have arisen under or pursuant to any Environmental Law on any assets of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are any such Liens threatened.

(l) Taxes.

(i) All Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true and correct and complete, except in each case where such failures to so file Tax Returns, or the failure of such filed Tax Returns to be true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except (x) where such failure to so pay has not had and would have reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect, and (y) to the extent such Taxes are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in their financial statements in accordance with GAAP.

(ii) The Company and each of its Subsidiaries (A) have timely withheld and paid over to the appropriate tax authority all material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party; and (B) have not waived in writing any statute of limitations with respect to any material amount of Taxes or agreed in writing to any extension of time with respect to any material Tax assessment or deficiency.

(iii) To the Knowledge of the Company, there are no material Liens for Taxes on any property of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or Permitted Liens.

(iv) There is no material audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries in respect of any Taxes. No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid, otherwise resolved or adequately reserved in accordance with GAAP.

(v) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any material obligation under, any material tax sharing arrangement, other than agreements by and among the Company and its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(vii) Neither the Company nor any of its Subsidiaries will be required to include any material item of income (and, in the case of clause (iv), any material item of deduction) in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under Section 481 of the Code (or any corresponding or similar provision of the Code, state, local or non-U.S. Tax law) by reason of a change in method of accounting made prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iv) an election under Section 108(i) of the Code made on or prior to the Closing Date; or (v) a prepaid amount received on or prior to the Closing Date.

(viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code in the two years prior to the date hereof.

(ix) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return or (B) has any material liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(x) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(xi) As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes (x) all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (y) any liability for the payment of any amounts of the type described in clause (x) of this definition as a result of being, before the Closing, a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, claims for refund and any amendment thereof) required to be supplied to a Tax authority relating to Taxes, and (C) the term “Treasury Regulations” means the Treasury regulations promulgated under the Code.

(m) Labor Matters.

(i) (A) Neither the Company nor any of its Subsidiaries is (i) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, employee organization or works council (“Collective Bargaining Agreement”), or (ii) engaged in any negotiation with any labor union, labor organization, employee organization or works council; (B) no employees of the Company or any of its Subsidiaries are represented by any labor union, trade union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries; and (C) to the Knowledge of the Company, there are no current union organizing activities with respect to any of the employees of the Company or any of its Subsidiaries.

(ii) Except as would not reasonably be expected to result in material liability to the Company, (A) none of the Company or any of its Subsidiaries is the subject of any proceedings asserting that the Company or any of its Subsidiaries has committed unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, employee organization or works council nor is there pending or, to the Knowledge of the Company, threatened in writing, nor has there been since January 1, 2013, any labor strike, walk-out, work stoppage, slow-down, lockout, material grievance or arbitration or other material labor dispute involving the Company or any of its Subsidiaries; (B) the Company and its Subsidiaries are in compliance with all Collective Bargaining Agreements and applicable Laws in respect of employment and employment practices and terms and conditions of employment and wages and hours; (C) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2013, a party to any material Action alleging a violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices, and, to the Knowledge of the Company, no such Action is pending or threatened; and (D) the Company and its Subsidiaries: (x) have properly classified and treated all of their workers as independent contractors or employees, (y) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, and (z) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(iii) None of the Company nor any of its Subsidiaries has liabilities under the Worker Adjustment and Retraining Notification Act of 1998 or equivalent applicable Law in any other jurisdiction in which the Company or any of its Subsidiaries operates.

(n) Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 5.1(n) of the Company Disclosure Letter, (a) the Company and each of its Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing, trade secrets and know-how and other intellectual property (collectively, “Intellectual Property”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property rights of any Person and, to the knowledge of the Company, no Person is interfering with, infringing upon, misappropriating or otherwise violating the Intellectual Property rights of the Company and its Subsidiaries, and (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(o) Insurance. Section 5.1(o) of the Company Disclosure Letter sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Company or any of its Subsidiaries as of the date hereof, including self-insurance programs (the “Insurance Policies”). As of the date hereof, each such Insurance Policy is in full force and effect and none has reached or exceeded its policy limit for any Insurance Policy in effect at any time during the past five years. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written or, to the Knowledge of the Company, oral notice that they are in breach or default with respect to any obligation or provisions under any Insurance Policy, and neither the Company nor its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination of the Insurance Policies, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of cancellation or termination with respect to any Insurance Policy, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Real Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its applicable Subsidiaries hold good and valid title to, or leasehold interests in, the real property which is reflected as such in the latest audited financial statements included in the Company Reports (except for leases that have expired by their terms since the date thereof) (the “Real Property”), free and clear of all Liens other than Permitted Liens. Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true and complete list of all Real Property as of the date hereof, which constitutes all real property owned, leased or subleased by the Company or its Subsidiaries. There is no default (or event that with notice or lapse of time or both would constitute a default) under any Lease by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, except in each case as would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no pending or threatened (in writing) condemnation proceedings against the Real Property.

(ii) The Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material properties and assets (real, personal or mixed, tangible or intangible) used in their businesses, in each case, free and clear of any Liens other than Permitted Liens. The material tangible property and tangible assets owned or leased by the Company and its Subsidiaries, taken as a whole, are in reasonable operating condition, ordinary wear and tear excepted.

(iii) The representations in this Section 5.1(p) do not apply to Environmental Laws.

(q) Contracts.

(i) Section 5.1(q) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Contract to which the Company or any of its Subsidiaries is a party to or bound (other than the Stock Plan):

(A) that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act but has not been so filed prior to the date hereof;

(B) that prohibits or restricts, to the extent of a material impact on the Company, the ability of the Company or any of its Subsidiaries (or, following the Effective Time, Parent or the Surviving Corporation) to engage in any business, solicit any potential customer, operate in any geographical area or compete with any Person, in each case other than any such Contracts that may be cancelled, terminated or withdrawn without material liability to the Company or its Subsidiaries, and without any continuing such prohibition or restriction, upon prior notice of 90 days or less;

(C) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any (i) equity interests of any Person (other than puts, calls or similar rights solely involving the Company and its wholly owned Subsidiaries) or (ii) assets (excluding ordinary course commitments to purchase goods, equipment, products and off-the-shelf software) for an amount in excess of $1,000,000;

(D) relating to the formation, creation, operation, management or control of any partnership or joint venture or similar arrangement (other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company);

(E) relating to or evidencing Indebtedness (other than between wholly owned Subsidiaries of the Company or between a wholly owned Subsidiary of the Company and the Company) in excess of $5,000,000;

(F) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed or assumed payment obligations of Company Independent Affiliates and certain independent owner-operators engaged by the Company and its Subsidiaries;

(G) that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or its Subsidiaries;

(H) (i) for the acquisition or disposition since the Applicable Date, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $10,000,000 or (ii) for any acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations or other material obligations outstanding, in each case involving aggregate payments in excess of $1,000,000;

(I) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any of its Subsidiaries;

(J) with any customers of the Company or its Subsidiaries, from which the Company and its Subsidiaries received gross revenue excluding fuel surcharge in excess of $5,000,000 during the period beginning on January 1, 2014 and ending on December 31, 2014;

(K) with a supplier of the Company or its Subsidiaries that provided for payments from the Company or its Subsidiaries to such supplier in respect of services rendered by such supplier in excess of $2,000,000 during the period beginning on January 1, 2014 and ending on December 31, 2014;

(L) with respect to Real Property, where such Contract constitutes a lease of real property establishing a leasehold estate under which the Company or its applicable Subsidiaries are a tenant or subtenant for a term of more than 5 years or involving annual rent payments in excess of $1,000,000 (a “Lease”);

(M) that is a lease or similar arrangement under which the Company or its Subsidiaries is the lessee of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third party for an annual rent in excess of $500,000;

(N) that grants or obtains rights, or agrees to grant or obtain rights to use or register material Intellectual Property (excluding ordinary-course licenses to off-the-shelf software having aggregate acquisition or license fees of less than $1,000,000 for all such related software);

(O) that obligates the Company or its Subsidiaries (or following the Merger, Parent or the Surviving Corporation) to conduct business on an exclusive basis with any third party, that contains “most favored nation” or similar covenants, in each case other than any such Contracts that may be cancelled, terminated or withdrawn without material liability to the Company, and without any such continuing obligation, upon prior notice of 90 days or less;

(P) with any Company Independent Affiliate;

(Q) that is a Collective Bargaining Agreement with a labor union or labor organization that covers more than ten (10) current employees of the Company or its Subsidiaries as members; or

(R) that is a material Contract between the Company, or one of its Subsidiaries, on the one hand, and any of the Company’s, or its Subsidiaries’ directors, officers or shareholders who, to the Knowledge of the Company, own five percent (5%) or more of any class or series of the Company’s capital stock, on the other hand, other than any Benefit Plan;

(each such Contract described in this clause (i) (in the case of clause (A) without regard to the requirement that such Contract not have been filed), whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract”);

(ii) True and complete copies of each Material Contract have been publicly filed or otherwise provided to Parent prior to the date hereof. Each of the Material Contracts is valid and binding on each of the Company and its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and is enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto (in each case, subject to the Bankruptcy and Equity Exception). There is no default (or event that with notice or lapse of time or both would constitute a default) under any Material Contract by any of the Company or its Subsidiaries that is a party thereto or to the Knowledge of the Company, any other party thereto, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Solely with respect to the Material Contracts described in the foregoing (P), to the Knowledge of the Company, there has not been any circumstance, event, occurrence, state of facts (including the financial position of such Company Independent Affiliate) or development that is continuing and would be reasonably likely to result in a breach, default, termination or cancellation of any such Material Contract by any Company Independent Affiliate, or result in the inability of any Company Independent Affiliate to meet its material obligations under such Material Contract.

(r) Opinion of Financial Advisor. The Company Board has received the opinion of the Company’s financial advisor, RBC Capital Markets, LLC, to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, the Per Share Merger Consideration to be paid to the holders of Company Common Stock (other than Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of such opinion will be made available to Parent for informational purposes only promptly after the date hereof.

(s) Brokers and Finders. Except for RBC Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement that would be payable by the Company or any of its Subsidiaries (or, following the Merger, the Surviving Corporation or any of its Affiliates) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(t) Material Interests of Certain Persons. As of the date hereof, there are no agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any officer or director of the Company, any shareholder who, to the Knowledge of the Company, owns or at any time since the Applicable Date owned ten percent (10%) or more of any class or series of the Company’s capital stock, or any Affiliate of the Company (other than any other Subsidiary of the Company), on the other hand, that has not been disclosed in the Company Reports and are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(u) Company Information. The information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement will not, at the time it is first mailed to the stockholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by the Buyer Parties or any of their Affiliates, directors, officers, employees, agents or other Representatives for inclusion or incorporation by reference in any such document.

(v) No Other Company Party Representations or Warranties. Except for the representations and warranties set forth in this Section 5.1, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to the Buyer Parties, their Affiliates or Representatives and the Company hereby disclaims any liability or indemnification obligation or other obligation of any kind or nature resulting from any such representation or warranty, whether by or on behalf thereof, or the delivery, dissemination or any other distribution or disclosure to, or the use by, the Buyer Parties, their Affiliates or any of their respective Representatives or any other Person of any documentation, estimates, projections, forecasts or other forward-looking information, business plans or other information or material by any of the Company, their Affiliates or any of their respective Representatives or any other Person with respect to any one or more of the foregoing.

5.2 Representations and Warranties of the Buyer Parties. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Buyer Parties to the Company prior to or simultaneously with entering into this Agreement (the “Buyer Parties Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Parties Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent), the Buyer Parties hereby represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each Buyer Party is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, existing, in good standing, qualified or to have such power or authority would not reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or the other transaction contemplated by this Agreement.

(b) Corporate Authority. The Buyer Parties have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by, and perform its obligations under, this Agreement. The execution, delivery and performance by the Buyer Parties of this Agreement and the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action by (i) the boards of directors of Parent and Merger Sub and (ii) Parent, as the sole stockholder of Merger Sub, and no other corporate, company, limited partnership or other action on the part of any of the Buyer Parties is necessary. This Agreement has been duly executed and delivered by each of the Buyer Parties and, assuming the due execution and delivery by each of the other parties hereto, constitutes a valid and binding agreement of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Governmental Filings; No Violations.

(i) Except for (A) such filings of reports under the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (B) such filings and notifications as may be required by the HSR Act; (C) the applicable requirements of the The Nasdaq Global Market; or (D) the filing with the Secretary of State of the State of Florida of the Articles of Merger as provided in Section 607.1105 of the FBCA; no material notices, authorizations, approvals, permits, licenses, orders, reports or other filings are required to be made by the Buyer Parties or its Subsidiaries with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer Parties or its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Buyer Parties and the consummation of the Merger and the other transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by the Buyer Parties do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent and Merger Sub or the comparable governing documents of any of Parent’s Subsidiaries, (B) assuming that the consents, approvals and filings referred to in Section 5.2(c)(i) are duly obtained and/or made, a violation of any Law to which any of the Buyer Parties or any of its Subsidiaries is subject, except, in the case of clause (B) above, as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

(d) Litigation.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, mediations, or other proceedings pending or, to the Knowledge of Parent, threatened in writing against or involving the Buyer Parties that would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(ii) None of the Buyer Parties is a party to or subject to the provisions of any judgment, order, writ, injunction, settlement agreement, decree or award entered, issued or made by or with any Governmental Entity that would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(e) Financing. Parent and Merger Sub have delivered to the Company a true, complete and correct copy of the executed commitment letter, dated as of May 6, 2015, by and among Merger Sub, Parent, Deutsche Bank AG New York Branch, Bank of America, N.A., Jefferies Finance LLC, MIHI LLC and SunTrust Bank (as amended from time to time after the date hereof in compliance with Section 6.13(a), the “Debt Financing Commitment”), pursuant to which each lender party thereto has committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”). Parent and Merger Sub have delivered to the Company a true, complete and correct copy of each of the executed commitment letters, dated as of May 6, 2015 (as amended from time to time after the date hereof in compliance with Section 6.13(a), the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), by and among Parent, Apax VIII-A L.P., Apax VIII-B L.P., Apax VIII-1 L.P. and Apax VIII-2 L.P. (the “Equity Investors”), pursuant to which each investor party thereto has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Equity Financing Commitments provide that the Company is a third party beneficiary thereof. As of the date hereof, none of the Financing Commitments have been amended, supplemented or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for a fee letter relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company, with fee amounts, pricing caps and other economic terms of the market flex and other economic terms redacted (none of which redacted terms or amounts adversely affect the availability of or impose any additional conditions on the availability of the Debt Financing at Closing or reduce the amount of the Debt Financing (together with the amounts provided under the Equity Financing) to less than the amount specified in the last sentence of this Section 5.2(e))), as of the date hereof there are no side letters or other Contracts, or any other arrangements or understandings related to the availability or to the amounts of Debt Financing or investing, as applicable, or which expand the conditions precedent of the Debt Financing other than as expressly set forth in the Debt Financing Commitment delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, each of the other parties thereto subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contractual contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) under the Financing Commitments by Parent or, to the Knowledge of Parent, any other parties to the Financing Commitments. As of the date hereof, the Buyer Parties (assuming satisfaction of the conditions set forth herein) have no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments to be satisfied by the Buyer Parties will not be satisfied on or prior to the Closing Date. Assuming the Financing is funded in accordance with the

Financing Commitments and assuming satisfaction of all of Parent’s and Merger Sub’s conditions to Closing, Parent and Merger Sub will have at and after the Closing funds sufficient to satisfy the obligations of the Buyer Parties under this Agreement as of the Closing Date.

(f) Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the authorized capital stock of Parent consists of 1,000 shares of common stock, par value $0.01 per share. Parent has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than the Financing Commitments, those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers and Finders. Except as set forth on Section 5.2(g) of the Buyer Parties Disclosure Letter, none of the Buyer Parties or any of their Affiliates or any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement.

(h) Buyer Parties Information. The information supplied by or on behalf of Parent or any of its Subsidiaries specifically for inclusion in the Proxy Statement will, at the time it is first mailed to the stockholders of the Company and at the time of the Shareholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading. Notwithstanding the foregoing, no representation or warranty is made by the Buyer Parties with respect to information supplied by the Company or any of their Affiliates, directors, officers, employees, agents or other Representatives for inclusion or incorporation by reference in any such document.

(i) Florida Law. None of the Buyer Parties or any of their respective Affiliates was an “interested shareholder” of the Company as such term is defined in Section 607.0901(1)(k) of FBCA at any time during the three year period immediately preceding the execution and delivery of this Agreement. As of the date hereof, no Buyer Party owns (directly or indirectly, beneficially or of record), and no Buyer Party is a party to any Contract or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any Company Common Stock (except as contemplated by this Agreement).

(j) Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate consideration pursuant hereto, and payment of all related fees and expenses of the Buyer Parties, the Company and its respective Subsidiaries in connection therewith, and assuming (x) the satisfaction of the conditions to Buyer Parties’ obligations to consummate the transactions contemplated by this Agreement, or the waiver, to the extent permitted by applicable Law, of such conditions and (y) that the most recent financial forecasts of the Company and its Subsidiaries made available to Parent have been prepared in good faith upon assumptions that were and continue to be not unreasonable: (i) the amount of the fair saleable value of the assets of the Surviving Corporation on a consolidated basis will exceed the total amount of all liabilities of the Surviving Corporation on a consolidated basis, including contingent and other liabilities, (ii) the Surviving Corporation will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged in which it is about to engage, and (iii) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(k) Shareholder and Management Arrangements. As of the date hereof, none of the Buyer Parties nor any of their Affiliates is a party to any Contract or understanding with any member of the Company’s management or member of the Company Board, in each case, in his or her individual capacity, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or its Subsidiaries, businesses or operations (including as to continuing employment).

(l) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Buyer Parties and their Affiliates and Representatives, the Buyer Parties and their Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Buyer Parties hereby acknowledge and agree that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Buyer Parties are familiar, (b) the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) the Buyer Parties will have no claim against the Company or any of its Affiliates or Representatives, or any other Person, with respect thereto.

(m) Parent Fee Commitment Letter. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the duly executed Parent Fee Commitment Letter. No event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) under the Parent Fee Commitment Letter by the Equity Investors.

(n) No Competing Business. To the Knowledge of Parent, as of the date hereof, (x) no Affiliate of Parent is, in Parent’s good faith judgment, engaged in any business in the United States which competes with the Company in transportation logistics, chemical bulk tank trucking and transportation, transportation of fluids and other materials related to the oil and gas market or intermodal ISO tank container or depot services (“Competing Business”) and (y) neither Parent nor any of its Affiliates beneficially owns, directly or indirectly, any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) equal to or in excess of five percent (5%) of the outstanding capital stock of, in Parent’s good faith judgment, any Competing Business or any Person engaged in any Competing Business.

ARTICLE VI

COVENANTS

6.1 Interim Operations. Except as (x) required by applicable Law, (y) expressly contemplated or permitted by this Agreement or (z) set forth in Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees that, from and after the date of this Agreement and prior to the Effective Time, except with the written consent of Parent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects and, to the extent consistent with and not in violation of any other provision of this Section 6.1, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to, in all material respects, (1) preserve their business organizations intact and (2) maintain existing material relations and goodwill with Governmental Entities, suppliers, customers, Company Independent Affiliates, owner operators, business associates and key employees.

(a) Without limiting the generality of the foregoing and in furtherance thereof, from and after the execution and delivery of this Agreement until the Effective Time, except as (x) required by applicable Law, (y) expressly contemplated or permitted by this Agreement, or (z) as set forth in Section 6.1 of the Company

Disclosure Letter (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections such action shall be expressly permitted under the first sentence of Section 6.1), except with the written consent of Parent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company will not and shall cause its Subsidiaries not to:

(i) adopt any change in the Company’s articles of incorporation or bylaws, or adopt any change in the applicable governing instruments of any of its Subsidiaries;

(ii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate, except for any such transaction between wholly owned Subsidiaries of the Company, or between any wholly owned Subsidiary of the Company and the Company;

(iii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any assets, rights or properties from any other Person, in each case other than (x) purchases of goods, equipment, products, off-the-shelf software and other assets in the ordinary course of business or pursuant to existing Contracts, or (y) acquisitions not exceeding $5,000,000 in the aggregate;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of its or its Subsidiaries’ capital stock or equity interests (other than (A) the issuance of Company Common Stock upon the exercise of Company Options and settlement of Company RSAs and Company PSAs in accordance with the Stock Plan, in each case that are outstanding as of the date hereof and (B) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, stock units, stock awards, warrants or other rights of any kind to acquire any shares of such capital stock, equity interests, convertible or exchangeable securities, other than in connection with the incurrence or granting of Liens and pledging of collateral required under, and pursuant to the terms of, the Credit Agreement or the Company Notes and their respective collateral documents (provided that prompt notice to the Buyer Parties will be provided by the Company in connection therewith);

(v) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its Subsidiaries’ capital stock or equity interests (except for dividends or other distributions paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary of the Company);

(vi) adjust, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity interests (other than the acquisition of any Company Common Stock in connection with the exercise of Company Options or in order to pay Taxes in connection with the exercise of Company Options or the vesting of Company RSAs and Company PSAs, in each case, pursuant to the Stock Plan);

(vii) incur any Indebtedness for borrowed money or guarantee or otherwise become liable for, any indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, in each case other than (A) in the ordinary course of business with a face value or principal amount not in excess of $5,000,000 in the aggregate, or (B) in the ordinary course under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, including amounts available under the Credit Agreement;

(viii) except in the ordinary course of business, (A) make or change any material Tax election; (B) file any material amended Tax Return; or (C) enter into any settlement, compromise or closing agreement within the meaning of Code §7121 with respect to a material amount of Taxes;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, or otherwise dispose of any assets, properties or rights of the Company or any of its Subsidiaries, including capital stock of any of its Subsidiaries, except (x) sales or dispositions in the ordinary course of business or pursuant to existing Contracts, (y) sales or dispositions by the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries, or (z) sales or dispositions not exceeding $3,000,000 in the aggregate;

(x) incur or grant a Lien (other than a Permitted Lien) on any material assets, properties or rights of the Company or any of its Subsidiaries other than (x) Liens granted in connection with any Indebtedness permitted under this Section 6.1 or (y) Liens required under the Credit Agreement or the Company Notes;

(xi) except, in each case, as required by a Benefit Plan in effect as of the date hereof or permitted under Section 6.1(a)(xi) of the Company Disclosure Letter, (A) grant or provide any severance or termination payments or benefits to any Service Providers, (B) increase the benefits or compensation to any Service Provider, other than merit or market-based increases in base salary, regular wages or annual bonus opportunities for employees with an annual base salary of less than $160,000 (the “Covered Employees”) in the ordinary course of business consistent with past practice; provided that such increases shall not increase compensation by more than three and a half percent (3.5%) in the aggregate, (C) grant any new awards or benefits to any Service Provider, (D) hire or engage the services of any Service Provider, except for the hiring or engagement of any Covered Employees in the ordinary course of business consistent with past practice, (E) establish, adopt, terminate or amend any Benefit Plan or any plan, program, arrangement, policy or agreement that would be a Benefit Plan if it were in existence on the date hereof, except amendments that do not materially increase the Company and its Subsidiaries cost of providing the benefits or as required by applicable Law and any actions taken solely by the “plan sponsor” (within the meaning of Section 3(16)(B)(iii) of ERISA) of any Multiemployer Plan, or (F) discretionarily accelerate the vesting or payment of any equity or equity-based award held by any Service Provider;

(xii) except (i) as permitted by this Section 6.1 and (ii) with respect to the Contracts set forth in Section 5.1(q)(J), (A) modify or amend, or terminate or grant a waiver of any right under, any Material Contract (other than (x) extensions at the end of term that do not materially modify or amend the terms of such Contract and (y) joinders and other amendments to the Credit Agreement and the Indenture in the ordinary course of business or as otherwise required thereunder, except in the case of clause (y) other than in a manner that would result in an increase in breakage fees or impose prepayment fees in connection with the termination or cancellation thereof), (B) enter into any successor agreement to an expiring Material Contract that modifies or amends in a manner materially adverse to the Company the terms of such expiring Material Contract or (C) enter into any new Contract that would have been considered a Material Contract if it were entered into at or prior to the date hereof other than (x) any such Contracts that may be cancelled, terminated or withdrawn without material liability to the Company or its Subsidiaries upon notice of 90 days or less and (y) to the extent such Contract is required to effect any action explicitly permitted by Section 6.1(a); provided, however, that, with respect to the Contracts set forth in Section 5.1(q)(J), no modification or amendment shall obligate the Company or its Subsidiaries to conduct business on an exclusive basis with any third party, a grant “most favored nation” terms to any third party;

(xiii) make any capital contributions or investments in any other Person (other than a wholly-owned Subsidiary);

(xiv) settle or compromise any litigation, claim or investigation other than settlements or compromises (x) where the amount paid or payable by the Company in a settlement or a compromise, in each case, does not exceed $2,000,000 and (y) that does not create material obligations that would impose any material restrictions on the business of the Company or any of its Subsidiaries;

(xv) except as provided for in the Company’s budget for the Company and its Subsidiaries for fiscal year 2015, incur or commit to incur any capital expenditures;

(xvi) implement, adopt or make any change to its methods, policies or practices of accounting, except as required by GAAP or applicable Law;

(xvii) purchase outstanding Company Notes in an amount that exceeds $30,000,000 in the aggregate;

(xviii) adopt, modify, amend or terminate any Collective Bargaining Agreement; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give any Buyer Party, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.2 Acquisition Proposals; Go-Shop Period.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on June 15, 2015 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants, agents and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person and its Representatives, its affiliates and its prospective equity and debt financing sources, provided that prior to furnishing such information, the Company has entered into an Acceptable Confidentiality Agreement with such Person, and further, provided, that the Company shall promptly make available to Parent any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access if such information was not previously made available to Parent, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons and their Representatives, their affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 (including Section 6.2(d)) and except as may relate to any Excluded Party (for so long as a Person is an Excluded Party), the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and use its commercially reasonable efforts to cause, its and its Subsidiaries’ other Representatives to (i) at 12:01 a.m. on June 16, 2015 (the “No-Shop Period Start Date”), immediately cease any solicitation activity with respect to an Acquisition Proposal or any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and the Company shall request that each Person (other than an Excluded Party for so long as such Person is an Excluded Party, and except as otherwise permitted pursuant to the terms of an Acceptable Confidentiality Agreement) promptly return to the Company or destroy any non-public information previously furnished or made available to it or any of its Representatives by or on behalf of the Company or its Representatives, and immediately terminate access to any Person (other than an Excluded Party for so long as such Person is an Excluded Party) to any electronic data room maintained by the Company with respect to the transaction contemplated by this Agreement and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information concerning the Company or its Subsidiaries or afford access to the Company’s or its

Subsidiaries’ books, records, management, employees or properties to any Person relating to, or that would reasonably be expected to lead to, any Acquisition Proposal.

(c) As promptly as reasonably practicable, and in any event within three (3) Business Days, following the expiration of the Go-Shop Period, the Company will provide Parent with a written list identifying each Excluded Party.

(d) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 6.2(d), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives an Acquisition Proposal from any Person or group of Persons, subject to compliance with this Section 6.2(d), (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof, (ii) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries to such Person or group of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources if the Company enters into an Acceptable Confidentiality Agreement with such Person; provided, that the Company shall promptly make available to the Buyer Parties any non-public information concerning the Company or its Subsidiaries that the Company made available to any Person or group of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources if such information was not previously made available to Parent and (iii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person or group of Persons if and only to the extent that, (x) prior to taking any action described in clause (ii) or (iii) above, the Company Board, or such committee thereof, determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (ii) or (iii) above, the Company Board, or any committee thereof, has determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Party (for so long as such party is an Excluded Party), including with respect to any amended proposal submitted by such Excluded Party, following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) shall not apply with respect thereto.

(e) Definitions. For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, provided, that such confidentiality agreement need not contain standstill provisions or prohibit the making or amendment of an Acquisition Proposal and further, provided, that such confidentiality agreement does not prohibit disclosure to Parent of the identity of the counterparty and any terms proposed by such counterparty pursuant to Section 6.2(a).

(ii) “Acquisition Proposal” means any proposal or offer with respect to (x) a merger, consolidation, business combination or similar transaction with any Person or group of Persons that involves any of the Company or any of its Subsidiaries or (y) any acquisition (whether by tender offer, share exchange or other manner) by any Person or group of Persons which, in each case of (x) and (y), if consummated would result in any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, of equity securities of the Company or any of its respective Subsidiaries representing more than 20% of all outstanding equity securities of the Company (by vote or value), or more than 20% of the revenues or the consolidated total assets (including, equity securities of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(iii) “Confidentiality Agreement” means that certain confidentiality agreement, dated May 8, 2014, by and between the Company and Apax Partners, L.P., as amended on January 28, 2015.

(iv) “Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom the Company has received during the Go-Shop Period a bona fide written Acquisition Proposal, (i) that remains pending as of, and shall not have been irrevocably withdrawn prior to, the expiration of the Go-Shop Period, (ii) that the Company Board, or such committee thereof, determines in good faith constitutes or would be reasonably expected to lead to a Superior Proposal and (iii) as of any date following the No-Shop Period Start Date, has not been withdrawn.

(v) “Intervening Event” means an Event that was not known to the Company Board, or such committee thereof, prior to the execution of this Agreement, which Event becomes known to the Company Board, or such committee thereof, after the execution of this Agreement by the Company and prior to the time the Company Requisite Vote is obtained; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(vi) “Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purpose of this definition, the percentages in the definition of Acquisition Proposal shall be fifty percent (50%) rather than twenty percent (20%)) made by a third party that did not result from a material breach of this Section 6.2 for a transaction that the Company Board, or such committee thereof, determines, in good faith (after consultation with its outside legal counsel and financial advisor), (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal and financial terms and conditions of such proposal and the Person making such proposal (including the expected timing and likelihood of consummation) and (B) if consummated, would be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement).

(f) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Except as set forth in this Section 6.2(f), or Section 6.2(g) or 8.3(a), the Company Board and each committee thereof shall not:

(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any Acquisition Proposal or fail to include the Company Recommendation in the Proxy Statement when filed (each action set forth in this clause (A), a “Change of Recommendation”); or

(B) except as expressly permitted by Section 8.3(a), authorize, adopt, approve, recommend or otherwise declare advisable, or cause or permit the Company to execute or enter into any letter of intent, memorandum of understanding or definitive merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company shall only be permitted to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if the Company substantially concurrently terminates this Agreement in accordance with Section 8.3(a) and pays to Parent the fee due under Section 8.5(b)(iii)(C).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Requisite Vote is obtained, if the Company Board, or such committee thereof, has received an Acquisition Proposal that the Company Board, or such committee thereof, determines in good faith constitutes a Superior Proposal, the Company Board, and any such committee thereof, may effect a Change of Recommendation and may also terminate this Agreement pursuant to Section 8.3(a) (a “Fiduciary Termination”); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (w) the Company Board, or such committee thereof, in good faith determines (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; (x) the Company notifies Parent in writing, at least four (4) Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal, if requested by Parent, the Company shall negotiate in good faith with Parent during such four (4) Business Day period to make such revisions to the terms of this Agreement so that failure to effect such Change of Recommendation or effect a Fiduciary Termination would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and (z) the Company Board, or such committee thereof, shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Parent Fee Commitment Letter offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect. Any material amendment to the terms of such Superior Proposal, shall require a new notice from the Company pursuant to clause (x) above, and the Company shall again be required to comply with the requirements of this Section 6.2(f)(ii).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Requisite Vote is obtained, the Company Board, and such committee thereof, may also effect a Change of Recommendation in the absence of a Superior Proposal if an Intervening Event shall have occurred and be continuing and prior to effecting such Change of Recommendation; provided, however, that the Company shall not effect a Change of Recommendation in connection with an Intervening Event unless: (w) the Company Board, or such committee thereof, in good faith determines (after consultation with its outside legal counsel) that, in light of such Intervening Event, the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; (x) the Company notifies Parent in writing, at least four (4) Business Days in advance, which notice shall (1) state that an Intervening Event has occurred and that the Company Board, or such committee thereof, has determined that in light of such Intervening Event, the failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and that the Company intends to take such action and (2) describe the Intervening Event in reasonable detail; (y) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event, if requested by Parent, the Company shall negotiate in good faith with Parent during such four (4) Business Day period, making such revisions to the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and (z) the Company Board, or such committee thereof, shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Parent Fee Commitment Letter offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation with respect to such Intervening Event would still be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company Board, or any committee thereof, from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d – 9 and Rule 14e – 2(a) promulgated under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop – look – and – listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided, that any public statement by the Company other than (x) issuing a “stop, look and listen” statement in accordance with the Exchange Act, pending disclosure of its position or (y) an express rejection of an Acquisition Proposal or an unqualified reaffirmation of the Company Recommendation shall be deemed to be an Change of Recommendation.

(h) Notice. From and after the No-Shop Period Start Date, the Company agrees that (i) it will promptly (and, in any event, within two (2) Business Days) notify Parent if any Acquisition Proposal is received by it indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation constituting the Acquisition Proposal, including proposed agreements) and (ii) in the event that any such Person modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within two (2) Business Days after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification); provided, however, that none of the requirements contemplated by the foregoing clauses (i) and (ii) shall apply (x) during the Go-Shop Period or (y) to any Acquisition Proposal submitted by an Excluded Party or any modification thereof (so long as submitted prior to a Fiduciary Termination). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information, and represents, as of the date hereof, that none of the Company or its Subsidiaries is bound by a confidentiality agreement, which prohibits the Company from providing such in connection with Parent.

6.3 Proxy Statement; Information Supplied. (a) The Company shall prepare and file with the SEC, as promptly as practicable after the date hereof (and in any event use reasonable best efforts to file within twenty (20) Business Days after the date hereof), a proxy statement in preliminary form relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Buyer Parties shall as promptly as reasonably practicable furnish to the Company any and all information relating to the Buyer Parties required or reasonably requested by the Company to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations promulgated thereunder. The Company agrees that at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and the Company shall give good faith consideration to including any such reasonable comments in the Proxy Statement (or any amendment or supplement thereto) or response letter.

(b) Proxy Statement. The Company shall promptly notify Parent of the receipt of any and all written comments and material oral comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for any material additional information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use commercially reasonable efforts to reasonably promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or convene the Shareholders Meeting or mail the Proxy Statement, in each case prior to the No-Shop Period Start Date; provided, that the Company shall cause the Proxy Statement to be mailed to the record holders as of the record date established for the Shareholders Meeting as promptly as reasonably practicable.

6.4 Shareholders Meeting. As promptly as reasonably practicable following the No-Shop Period Start Date and after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, the Company, acting through the Company Board, or such committee thereof, in accordance with applicable Law and its articles of incorporation and bylaws, shall (i) establish a record date for and give notice of, a meeting of holders of Company Common Stock (the “Shareholders Meeting”) to consider and vote upon the adoption of this Agreement, (ii) cause the Proxy Statement to be mailed to the record holders as of the record date established for the Shareholders Meeting and (ii) duly call, convene and hold the Shareholders Meeting; provided, that, the Company shall be permitted to postpone the Shareholders Meeting, or adjourn the Shareholders Meeting beyond the time that the Shareholders Meeting would otherwise be held, only (A) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and (B) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) in order to approve the Merger or to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (C) to allow additional solicitation of proxies in order to obtain the Company Requisite Vote or (D) as required by applicable Law. In the event that the date of the Shareholders Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it shall use commercially reasonable efforts to implement such adjournment, postponement or other delay in such a way that the Company does not establish a new record date for the Shareholders Meeting, as so adjourned, postponed or delayed except for such new record date as required by applicable Law. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly notify Parent. Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Subject to the Company Board’s ability to make a Change of Recommendation and Section 6.2(f), the Company Board shall include its recommendation that the shareholders of the Company approve and adopt this Agreement in the Proxy Statement and shall use commercially reasonable efforts to solicit proxies in favor of such approval and adoption.

6.5 Filings; Other Actions.

(a) Other Actions.

(i) Subject to the terms and conditions set forth in this Agreement, the Company and Buyer Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to (A) consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable (and in any event prior to the Termination Date), including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable the expiration or termination of any applicable waiting period, (B) to obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, under applicable Law, and (C) to contest and resist any administrative or judicial action or proceeding instituted (or threatened in writing to be instituted), and to lift or rescind any injunction or restraining order or other order, adversely affecting the ability of the parties hereto to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not limitation of the foregoing, the Company and the Buyer Parties agree to file or cause to be filed any and all initial notifications with respect to the Merger and other transactions contemplated by this Agreement required under the HSR Act as promptly as practicable and in any event no later than ten (10) Business Days after the date of this Agreement, to cooperate and cause their Affiliates to cooperate in connection with such filings and thereafter any other required submissions, and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act.

(ii) Subject to applicable Laws relating to the exchange of information, the Company and the Buyer Parties shall have the right to review in advance, and each will consult with the others on and consider in good faith the views of the others in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Company or proposals from third parties with respect thereto, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns. In exercising the foregoing rights, each of the Company and Buyer Parties shall act reasonably and as promptly as practicable.

(b) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Buyer Parties each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notices or other communications received by the Buyer Parties or the Company, as the case may be, from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Buyer Parties shall, nor shall they permit any of their Subsidiaries or Representatives to, participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated hereby unless they consult with the other parties in advance and, to the extent permitted by such Governmental Entity, give the other parties the opportunity to attend and participate thereat.

6.6 Access and Reports. Subject to applicable Law, from the date hereof to the Effective Time or the earlier termination of this Agreement, the Company shall (and shall cause its Subsidiaries to) (i) upon reasonable prior written notice, afford Parent’s officers, financing sources and other authorized Representatives reasonable access, during normal business hours, to its employees, properties, books, contracts and records (it being agreed, however, that the foregoing shall not permit Parent or its Affiliates or their respective Representatives to conduct any environmental testing or sampling), (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested by Parent and (iii) furnish promptly to Parent any unaudited monthly consolidated statements of operations for the Company and its Subsidiaries prepared and provided to management or the Company Board, or such committee thereof; provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein. All requests for information made pursuant to this Section 6.6 shall be directed to the general counsel, of the Company or other persons designated by the general counsel, of the Company. Notwithstanding the foregoing, any such investigation or consultation shall not be conducted in such a manner as to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where, in the reasonable good faith judgment of the Company, such access or disclosure is reasonably likely to (i) jeopardize any work product or attorney-client privilege or contravene any Law or (ii) breach any Contract to which the Company or its Subsidiaries is a party or by which they are bound; provided, that, with respect to the foregoing clause (ii), the Company shall use commercially reasonable efforts to seek to obtain any third party’s consent to the disclosure of such information and implement appropriate procedures to enable the disclosure of such information.

6.7 Stock Exchange De-Listing. The Company shall use commercially reasonable efforts to take such actions prior to the Effective Time to cause the Company’s securities to be de-listed from The Nasdaq Global Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8 Publicity. The initial press release regarding the Merger shall be a joint press release of the Company and Parent and thereafter (unless and until a Change of Recommendation has occurred in connection with Section 6.2(f) or this Agreement has been terminated, and except as otherwise permitted pursuant to Section 6.2(g)) the Company and Buyer Parties each shall consult with each other and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment with respect to the Merger and the other transactions contemplated by this Agreement prior to the issuance of such press release or other public statement or comment and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto and none of the parties shall issue any other press release or other public statement or comment with respect to the Merger prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), except that no such consent shall be necessary to the extent disclosure is required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or is consistent with prior communications previously consented by the parties.

6.9 Employee Benefits; Employee Matters.

(a) For a period of twelve (12) months following the Closing Date, the Surviving Corporation shall provide each individual who is an employee of the Company or its Subsidiaries on the Closing Date (each an “Affected Employee”) (other than any Affected Employees covered by a Collective Bargaining Agreement), while employed by the Company or its Subsidiaries, with (i) a base salary or regular hourly wage no less than the base salary or regular hourly wage provided to such Affected Employee by the Company and its Subsidiaries immediately prior to the Effective Time; (ii) incentive compensation opportunities no less favorable, in the aggregate, than the incentive compensation opportunities (including equity and equity-based compensation opportunities) provided to such Affected Employee by the Company and its Subsidiaries immediately prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to provide incentives in the form of equity or equity-based compensation; (iii) employee benefits (excluding equity and equity-based compensation and any benefits offered under a Multiemployer Plan) that are no less favorable, in the aggregate, than those provided to such Affected Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (iv) severance benefits in accordance with the Severance Guidelines (as set forth in Section 6.9(a) of the Company Disclosure Letter) with respect to such Affected Employee. Nothing contained in this Section 6.9 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date.

(b) Parent shall cause any employee benefit plans of Parent and its Subsidiaries (including the Surviving Corporation) in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder (but not for benefit accruals under defined benefit pension plans), service by such employees as if such service were with Parent or its Subsidiaries, to the same extent such service was credited under an analogous Benefit Plan (except to the extent that it would result in a duplication of benefits with respect to the same period of service).

(c) Following the Closing Date, with respect to the Affected Employees and their eligible dependents, Parent shall, or shall cause the Surviving Corporation, to: (i) waive any pre-existing conditions to the extent such pre-existing conditions, and actively at-work requirements and similar limitations, eligibility waiting period and evidence of insurability and (ii) give credit for any copayments, deductibles and out-of-pocket limits paid by the Affected Employee and eligible dependents under similar plans maintained by the Company and its Subsidiaries.

(d) Prior to the Closing Date, the Company shall take the actions set forth on Section 6.9(d) of the Company Disclosure Letter.

(e) For the calendar year during which the Closing Date occurs, Parent shall, or shall cause the Surviving Corporation to, (i) honor the terms of each of the incentive plans set forth on Section 6.9(e) of the Company Disclosure Letter (the “Company Incentive Plans”); provided, that, the Company and its Subsidiaries shall not amend, alter or modify by interpretation or otherwise the terms of the Company Incentive Plans following the date hereof, (ii) honor, and not alter in any manner, determinations made by the Company prior to the Effective Time in the ordinary course of business, consistent with past practice with respect to calculating the achievement of the applicable performance metrics under the Company Incentive Plans that are paid on a quarterly basis , (iii) act in good faith, together with the Chief Executive Officer of the Company, to equitably adjust earnings per share performance metrics against which the incentive targets are measured to reflect the capital structure of the Surviving Corporation , (iv) apply adjustments to the performance metrics under the Company Incentive Plans consistent with past practice and (v) refrain from exercising discretion under Section 2.3(d) of the 2012 Equity Incentive Plan to reduce the amounts payable under formulaic performance metrics of the Company Incentive Plans.

(f) With respect to Affected Employees, Parent shall, or shall cause the Surviving Corporation to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under all Benefit Plans, employee severance and retention plans in existence as of the date hereof or after the date hereof in accordance with

Section 6.1 and all employment, change in control or severance agreements entered into prior to the date hereof. For the avoidance of doubt, for purposes of any Benefit Plan or any agreement between an Affected Employee and the Company or any Subsidiary containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control.”

(g) Nothing contained in this Section 6.9, express or implied, (i) shall prohibit the Surviving Corporation or its Affiliates from amending or terminating or ceasing participation in any Benefit Plan in accordance with its terms and applicable Law, (ii) shall be construed to establish, amend, or modify any Benefit Plan or (iii) is intended to confer upon any Person (including current or former Service Providers, or dependents or beneficiaries of Service Providers) any rights as a third-party beneficiary of this Agreement.

6.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement and the financing thereof shall be paid by the party incurring such expense.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Buyer Parties, the Surviving Corporation and its respective Subsidiaries shall, jointly and severally, indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the FBCA or other applicable Law, any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or manager (or equivalent position) of the Company or any of its Subsidiaries or any director, officer or manager (or equivalent position) of the Company or its Subsidiaries who is or was serving at the request of Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee (or equivalent position) of another Person (each an “Indemnified Party”), against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities, judgments, and amounts that are paid in settlement in any threatened (in writing) or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or manager (or equivalent position) of Company or any of its Subsidiaries, or served at the request of the Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee of another Person, prior to the Effective Time, (ii) matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions contemplated by this Agreement, or (iii) actions or omissions by an Indemnified Party taken at the request of the Company or any of its Subsidiaries (each of (i), (ii), and (iii), collectively “Indemnity Proceedings”), in each case, whether asserted or claimed prior to, at, or after the Effective Time. To the extent permitted under the FBCA or other applicable Law, Parent shall, or shall cause the Surviving Corporation to promptly advance all out-of-pocket expenses of each Indemnified Party in connection with any Indemnity Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation) upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by applicable Law. In the event any Indemnity Proceeding is brought against any Indemnified Party (and in which indemnification could be sought by such Indemnified Party hereunder), Parent, the Surviving Corporation and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to defend against and respond thereto; provided, that none of Parent, the Surviving Corporation or their respective Subsidiaries shall settle, compromise or consent to the entry of any judgment in such Indemnity Proceeding with respect to any Indemnified Party unless such settlement, compromise or consent includes a release of such Indemnified Party from all liability arising out of such Indemnity Proceeding or such Indemnified Party otherwise consents.

(b) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between any of the Company and its

Subsidiaries and any Indemnified Party as set forth in Section 6.11(b) of the Company Disclosure Letter; and (ii) any indemnification provision, expense advancement provision and any exculpation provision set forth in the articles of incorporation or bylaws or equivalent organizational documents of the Company and its Subsidiaries as in effect on the date of this Agreement. The articles of incorporation and bylaws of the Surviving Corporation and equivalent organizational documents of the Surviving Corporation’s Subsidiaries shall contain the provisions with respect to indemnification, expense advancement and exculpation from liability at least as favorable as the indemnification, expense advancement and exculpation from liability provisions set forth in the Company’s articles of incorporation and bylaws and equivalent organizational documents of the Company’s relevant Subsidiaries on the date of this Agreement, and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(c) The Company (at Parent’s expense) shall cause the Indemnified Parties to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided, that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to the beneficiaries thereof than such policy and with carriers having a rating comparable to the Company’s current carrier) with respect to acts or omissions occurring prior to the Effective Time that were committed by such Indemnified Parties in their applicable capacities as such (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premiums currently paid by the Company on annualized basis); provided, that in lieu of the foregoing insurance coverage, at any time after the date hereof, the Company may (at Parent’s expense), purchase a six (6)-year prepaid “tail policy” that provides coverage no less favorable to the Indemnified Parties than the coverage described above.

(d) The provisions of this Section 6.11: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent, the Surviving Corporation and its respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, any Benefit Plan, the Company’s articles of incorporation or bylaws (or comparable organizational documents of the Company’s Subsidiaries), or otherwise and (iv) shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e) In the event that Parent, the Surviving Corporation or any of its respective successors or permitted assigns (each, an “Indemnifying Party”) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Indemnifying Party assume all the obligations of such Indemnifying Party pursuant to this Section 6.11.

6.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, the Company and Merger Sub and their respective boards of directors shall grant such approvals and take all such actions as are reasonably necessary under such Takeover Statute so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

6.13 Financing; Financing Cooperation; Credit Agreement; Company Notes.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments and shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any waiver of any material provision or remedy under the Debt Financing Commitment if such amendment, modification or waiver would (x) reduce the aggregate amount of the Financing below the amount required to consummate the transactions contemplated by this Agreement (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) unless there is a corresponding increase in the Equity Financing Commitment, (y) impose new or additional conditions or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) materially delay (taking into account the Marketing Period) or prevent the Closing Date or (II) adversely impact in any material respect the ability of Parent to consummate the transactions contemplated hereby on the terms hereof or under the Debt Financing Commitment. Parent may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof to the extent that the commitments in the aggregate of the lenders to provide the Debt Financing are not reduced as a result of any such replacement or amendment. Parent shall reasonably promptly deliver to the Company copies of any such amendment, modification, waiver or replacement of any Debt Financing Commitment or of any fee or other letter or agreement relating thereto that would affect the Debt Financing in the manner contemplated by foregoing clauses (x) and (y) of this clause (a). For purposes of this Section 6.13 and Section 9.5, references to Financing shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 6.13(a) and references to Financing Commitments or Debt Financing Commitment shall include such documents as permitted to be amended or modified by this Section 6.13(a). Without limiting the foregoing, each of the Buyer Parties shall use reasonable best efforts to, to the extent within its control (i) maintain in effect the Debt Financing Commitment until the transactions contemplated by this Agreement are consummated except to the extent additional or alternative financing would then be available to consummate the transactions on the Closing Date, (ii) satisfy all conditions and covenants within the control of the Buyer Parties in the Debt Financing Commitment at or prior to Closing to the extent necessary to consummate the Debt Financing, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment or on such terms acceptable to Parent and the providers of the Debt Financing, and (iv) consummate the Financing at or prior to the Closing on the terms set forth in the applicable Financing Commitment. Without limiting the generality of the foregoing, the Buyer Parties shall give the Company prompt notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which the Buyer Parties become aware to the extent it would impair or delay the Closing or result in insufficient financing to consummate this Agreement; (B) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing; and (C) if for any reason the Buyer Parties believe in good faith that they will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing unless alternative financing would then be available; provided, that in no event will any of the Buyer Parties be under any obligation to disclose any information that is subject to attorney-client privilege if the Buyer Parties shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use reasonable best efforts to arrange and obtain, at its sole expense, alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent than those set forth in the Debt Financing Commitment together with the Equity Financing Commitment, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the date on which the Closing is scheduled to occur pursuant to Section 1.2. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.13(a) will require, and in no event will the reasonable best efforts of Parent be deemed or construed to require, Parent to (i) seek the Equity Financing from any source other than the counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment or

(ii) pay any fees in connection with the alternative financing that are materially (as a percentage of the total amount of Debt Financing) in excess of those contemplated by the Debt Financing Commitment or Debt Financing fee letters (whether to secure waiver of any conditions contained therein or otherwise), as determined by Parent in its reasonable judgment.

(b) For purposes of this Agreement:

(i) “Marketing Period” shall mean the first (1st) period of eighteen (18) consecutive Business Days after the date of this Agreement throughout which (A) Parent shall have the Essential Marketing Information; provided, that such Business Day period shall not be required to be consecutive to the extent it would include July 3, 2015 (which such date shall be excluded for purposes of, but shall not reset, the eighteen (18) consecutive Business Day period); provided, further that if such Business Day period has not ended on or prior to August 19, 2015, then it will not commence until September 8, 2015; provided, further that if the Company shall in good faith reasonably believe that the Company has provided the Essential Marketing Information in connection with the commencement of the Marketing Period, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with the foregoing requirements unless Parent in good faith reasonably believes the Company has not completed the delivery of the Essential Marketing Information and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Essential Marketing Information the Company has not delivered) and (B) the conditions set forth in Section 7.1 (other than the conditions contemplated by Section 7.1(a) and Section 7.1(b)(ii)) shall have been satisfied or waived (and remain satisfied or waived) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18) consecutive Business Day period; provided, further, that the Marketing Period shall be deemed to have not commenced if, prior to the completion of the Marketing Period, (A) PricewaterhouseCooper LLP shall have withdrawn its audit opinion contained in the Essential Marketing Information or (B) the Company or its auditors have determined to undertake a restatement of any financial statements included in the Essential Marketing Information; provided, further, that in no event shall the eighteen (18) consecutive Business Day period be restarted or cease to continue if financial information required pursuant to Section (i) of the definition of “Essential Marketing Information” is delivered after such eighteen (18) consecutive Business Day period has commenced; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained. Notwithstanding the foregoing, if at any time Parent does not have the Essential Marketing Information or the Essential Marketing Information is not compliant with the requirements set forth in the definition thereof throughout and on the last day of such period, then a new eighteen (18) consecutive Business Day period shall commence upon Parent receiving updated Essential Marketing Information that is so compliant.

(ii) “Essential Marketing Information” shall mean, as of any date, (i) (A) audited consolidated balance sheets of the Company and related statements of operations and changes in cash flows of the Company for the three most recently completed fiscal years of the Company ended at least 90 days before the Closing Date and (B) unaudited consolidated balance sheets and related statements of operations and cash flows of the Company for each subsequent fiscal quarter (or year-to-date period) after the most recent fiscal year in respect of which financial statements described in clause (A) above have been delivered and ended at least 45 days before the Closing Date (other than any fourth fiscal quarter), provided, that the filing of the required financial statements on form 10-K and form 10-Q within such time periods by the Company shall satisfy the requirements of this clause (i), (ii) all financial and related information reasonably requested in writing by Parent or Merger Sub and necessary to permit Parent and Merger Sub to prepare a pro forma consolidated balance sheet and related pro forma statement of operations of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-quarter period and ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the transactions contemplated hereby (including the Financing) as if such transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period

(in the case of the statement of operations) and (iii) to the extent requested in writing by Parent or Merger Sub, all information reasonably and customarily required for the preparation of, a confidential information memorandum to syndicate the loans included in the Debt Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. Each Buyer Party acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to their respective obligations to effect the Merger.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use, and shall use their reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to use reasonable best efforts to provide to the Buyer Parties, at Parent’s sole expense, all cooperation reasonably requested by the Buyer Parties that is necessary and customary in connection with Parent’s efforts to obtain the Debt Financing, including (i) to the extent reasonably available to the Company, furnishing the Buyer Parties and the providers of Debt Financing the Essential Marketing Information and such other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Buyer Parties, (ii) participating in a reasonable number of meetings (including a customary lender meeting with the parties acting as lead arrangers or agents for, and material prospective lenders for Debt Financing and the senior management of the Company), due diligence sessions and drafting sessions in connection with the Debt Financing at times and in locations reasonably acceptable to the Company and to the extent customary and reasonable and not unreasonably interfering with the business of the Company, (iii) reviewing, as reasonably requested by Parent, rating agency presentations and lender information memoranda relating to the Debt Financing, prepared by Parent and Merger Sub and reasonably required in connection with the Debt Financing; provided, that any rating agency presentations, lender information memoranda, and similar documents required in connection with the Debt Financing shall contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor, (iv) reasonably cooperating with the marketing efforts of the Buyer Parties and the providers of Debt Financing for all or any portion of the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including, (A) customary authorization letters and confirmations in connection with the Essential Marketing Information, (B) to the extent available, documents relating to the repayment of the existing indebtedness of the Company and its Subsidiaries and the release of related liens, including customary payoff letters and (C) agreements, documents or certificates (including insurance) that facilitate the creation, perfection or enforcement of liens securing the Debt Financing as requested by the Buyer Parties or the providers of Financing and that are required to be obtained under the Debt Financing Commitment at Closing, in each case in form and substance reasonably satisfactory to the Parent; provided, that no obligation of the Company or any of its Subsidiaries under any such agreements or documents shall be effective until the Effective Time, (vi) subject to customary confidentiality agreements, using reasonable best efforts to cooperate with the due diligence investigation of the providers of Debt Financing, to the extent customary and reasonable and not unreasonably interfering with the business of the Company, including providing reasonable access as necessary for completion of an initial field exam and audit in connection with the borrowing base for the asset-based loan component of the Debt Financing, (vii) to satisfy on a timely basis all conditions to funding that are applicable to Parent and its Affiliates with respect to that Debt Financing Commitment, (viii) if reasonably requested in writing at least ten (10) Business Days prior to Closing, providing at least three (3) Business Days prior to Closing, and as reasonably requested by the Buyer Parties, all documentation and other information with respect to the Company, the Company’s Subsidiaries and their respective Affiliates that any lender has determined is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), (ix) cooperating in the prepayment and termination of any existing indebtedness of the Company or its Subsidiaries, the termination of all guaranties and security interests in connection therewith and the delivery of customary payoff letters, lien releases and termination documentation with respect to the foregoing, in each case reasonably satisfactory to the Parent, (x) providing a certificate of the chief financial officer or other senior financial officer of the Company with respect to solvency matters as of the Closing on a pro forma basis in the form provided in connection with the Debt Financing, and (xi) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by the Buyer Parties or the providers of Debt Financing and customary for financings similar to the Financing; provided, however, that, (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries and (c) neither the Company nor any of its Subsidiaries shall be required to issue any offering or information document. Neither the Company nor any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(d) From the date hereof, if Parent requests in writing at least thirty (30) Business Days prior to the Effective Time, the Company shall use reasonable best efforts, as soon as reasonably practicable after receipt of such notice, to (i) commence an offer to purchase any and all of the outstanding aggregate principal amount of the Company Notes in cash using funds provided by Parent at the Closing pursuant to Section 4.7 and/or (ii) commence a related consent solicitation to amend or remove any provisions in the Indenture that may be amended or removed with the consent of the holders of a majority in aggregate principal amount of the Company Notes, (the actions described in the foregoing clause (ii), the “Indenture Amendments” and both actions described in the foregoing clauses (i) and (ii), together with any changes, amendments, extensions or modification proposed by the Company and reasonably agreed to by Parent, are referred to collectively as the “Company Notes Tender Offer”); provided that the Company’s counsel shall provide such legal opinions as may be reasonably requested by the dealer-manager engaged by Parent that are customary and necessary in connection with the Company Notes Tender Offer and that are consistent with such counsel’s internal opinion policies and subject to receipt of all requisite certificates. The Company Notes Tender Offer shall be made on such terms and conditions (including any changes, amendments, extensions or modification of such terms and conditions) as determined and requested by Parent, and all Company Notes Tender Offer documents shall be in form and substance reasonably acceptable to Parent; provided, however, that the terms and conditions of the Company Notes Tender Offer shall provide that such offer shall be contingent upon the consummation of the Merger at the Effective Time, and the parties shall use their respective reasonable best efforts to cause the Company Notes Tender Offer to close concurrently with the Closing. The Company shall coordinate the Company Notes Tender Offer process with Parent and keep Parent promptly and reasonably informed of all material information regarding status, results and timing of the Company Notes Tender Offer. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Company Notes Tender Offer, including using reasonable best efforts in assisting with the preparation of the Company Notes Tender Offer documents. The Company (i) shall waive any of the conditions to the Company Notes Tender Offer (other than the occurrence of the Closing) and make any change to the Company Notes Tender Offer, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, not to be unreasonably withheld, waive any condition to the Company Notes Tender Offer or make any changes to the Company Notes Tender Offer.

(e) Notwithstanding Sections 6.13(c) and 6.13(d) or any other sections in this Agreement to the contrary, the actions contemplated in this Section 6.13 or under any other provision of this Agreement do not and shall not (i) require such cooperation to the extent it would require the Company, any of its Subsidiaries, or any of its or their respective Representatives to waive or amend any terms of this Agreement, incur any actual or potential liabilities (of any kind), pay any fees, reimburse any expenses, or provide any indemnity, or enter into any definitive agreement, in each case, with respect to any Financing, any actions with respect to the Company Notes or Credit Agreement or any cooperation provided pursuant to this Section 6.13, in each case prior to the

Closing for which it has not received prior reimbursement by or on behalf of Parent, or take any actions that would cause the Company or any of its Subsidiaries to breach this Agreement or become unable to satisfy a condition to the Closing, (ii) require such cooperation from the Company, any of its Subsidiaries, or any of its or their respective Representatives to the extent it would reasonably be expected to interfere in any material respect with the ongoing operations of the Company or any of its Subsidiaries, (iii) cause the Company, any of its Subsidiaries, or any of its or their respective Representatives to incur any actual or potential liability under any certificate, agreement, arrangement, document or instrument relating to the Financing, the Company Notes or the Credit Agreement, (iv) involve any binding commitment by the Company, any of its Subsidiaries, or any of its or their respective Representatives which commitment is not conditioned on the Closing and does not terminate without liability to the Company, any of its Subsidiaries, or any of its or their respective Representatives upon the termination of this Agreement, (v) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to be the issuer of any securities or issue any offering document prior to Closing or require the Company, any of its affiliates, or any of its or their respective Representatives to enter into or approve any Financing or purchase agreement for any Financing prior to the Closing, (vi) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by applicable Law or legal proceeding or that is legally privileged, (vii) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to take any action that will conflict with or violate the organizational documents of such person or any applicable Law or legal proceeding, (viii) require any Representative of the Company or any of its Subsidiaries to deliver or be required to deliver any certificate or take any other action pursuant to this Section 6.13 to the extent any such action would reasonably be expected to result in personal liability of any kind to such Representative, or (ix) require the Company, any of its Subsidiaries, or any of its or their respective Representatives prior to Closing to make any representation to Parent, any of its affiliates, any lender, agent or lead arranger to any Financing, or any other person with respect to any actions under this Section 6.13, as to the solvency of the Company, any of its Subsidiaries, or any of its or their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate. Notwithstanding anything to the contrary in this Section 6.13, the parties agree that any action taken or not taken with respect to the matters contemplated by this Section 6.13 will not be taken into account for purposes of determining whether any condition in Article VII is satisfied or whether any right of termination arises under Article VIII, and will not in any event give rise to liabilities or obligations of the Company or its Subsidiaries.

(f) Parent shall indemnify and hold harmless the Company, its Subsidiaries, and their respective Representatives from, against and in respect of any losses, liabilities, damages, claims, costs, expenses, interest, awards, judgments or penalties, of any kind (“Losses”), imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from the arrangement of the Financing, any other cooperation pursuant to this Section 6.13, and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law, except to the extent such Losses arise out of the willful misconduct or intentional fraud of the Company or any of its Subsidiaries. Parent shall from time to time (and upon request by the Company) promptly reimburse the Company for any reasonable out-of-pocket expenses and costs (including reasonable out-of-pocket attorney’s fees and expenses) incurred in connection with the Company’s or its Subsidiaries’ or Representatives’ obligations under Section 6.13. This Section 6.13(f) shall survive the Effective Time or earlier termination of this Agreement.

6.14 Shareholder Litigation. In the event that any shareholder or derivative litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, prior to the Effective Time against the Company, its Subsidiaries or the members of the Company Board, the Company shall promptly notify Parent of any such shareholder litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of such litigation and no settlement thereof shall be agreed upon without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.15 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Notification of Certain Matters. The Buyer Parties shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of the Buyer Parties, on the one hand, or the Company, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to result in any of the conditions to the obligations of the Company or the Buyer Parties, as applicable, set forth in Article VII not being satisfied at the Closing or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that no such notification shall (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided under this Section 6.16. The parties agree that the Company’s and Parent’s respective compliance or failure of compliance with this Section 6.16 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or 7.3(b), respectively, shall have been satisfied.

6.17 Transfer Taxes. Parent shall assume liability for and shall pay when due all transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

6.18 Director Resignation. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing at least five Business Days prior to the Closing.

6.19 Confidentiality. The Buyer Parties acknowledge that all non-public or other confidential information provided or made available to the Buyer Parties, their Affiliates and their respective Representatives in connection with this Agreement and the other agreements contemplated hereby and the Merger, including without limitation pursuant to Section 6.6 and Section 6.13, is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each of the Company and Buyer Parties to effect the Merger is subject to the satisfaction or waiver, if permitted by applicable Law and in writing, of each of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Regulatory Consents. (i) Any waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been earlier terminated; and (ii) the governmental approvals, consents and/or authorizations set forth in Section 7.1(b) of the Buyer Parties Disclosure Letter, shall have been obtained.

(c) No Injunctions or Restraints; Illegality. No order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) restraining, enjoining or otherwise preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any of the other material transactions contemplated by this Agreement.

7.2 Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to effect the Merger are also subject to the satisfaction or waiver, if permitted by applicable Law and in writing, by Parent of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 5.1(b) and 5.1(f)(ii) shall be true and correct in all respects (except, with respect to Section 5.1(b), for de-minimis differences) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) set forth in Sections 5.1(a), 5.1(c), 5.1(j) and 5.1(s) shall be true and correct in all material respects (without giving effect to any “materiality”, “Company Material Adverse Effect” or any correlative qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) set forth in Article V of this Agreement (other than the representations and warranties listed in clauses (i) and (ii) above) shall be true and correct (without giving effect to any “materiality”, “Company Material Adverse Effect” or any correlative qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing, any Event that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate from the Company, dated as of the Closing Date and signed on behalf of the Company by an authorized officer of the Company, stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, if permitted by applicable Law and in writing, by the Company of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties (i) set forth in Sections 5.2(a), 5.2(b) and 5.2(i) shall be true and correct in all material respects (without giving effect to any “materiality” or any correlative qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) set forth in Article V of this Agreement (other than the representations and warranties listed in clause (i) above) shall be true and correct (without giving effect to any “materiality” or any correlative qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner, or prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated hereby.

(b) Performance of Obligations of the Buyer Parties. Each of the Buyer Parties shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate from the Buyer Parties, dated as of the Closing Date and signed on behalf of the Buyer Parties by an authorized officer of Parent, stating that the conditions specified in Section 7.3(a) and 7.3(b) have been satisfied.

7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused, in whole or in part, by such party’s breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained, by mutual written consent of the Company and Parent (on behalf of the Buyer Parties).

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either Parent (on behalf of the Buyer Parties) or the Company, if:

(a) the Merger shall not have been consummated by 11:59 p.m. (Eastern time) on November 6, 2015, whether such date is before or after the date the Company Requisite Vote is obtained (such date, the “Termination Date”);

(b) the Shareholders Meeting shall have been held and completed and the Company Requisite Vote shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; or

(c) any Injunction issued by a court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Requisite Vote has been obtained); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.2 shall have used commercially reasonable efforts to remove such Injunction;

further, provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement has been the primary cause of the failure of any condition set forth in this Section 8.2 to have been satisfied on or before the Termination Date.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:

(a) at any time prior to the receipt of the Company Requisite Vote if (A) the Company Board, or such committee thereof, authorizes the Company, subject to complying with the terms of this Agreement (including Section 6.2(f)), to enter into definitive transaction documentation providing for a Superior Proposal (“Alternative Acquisition Agreement”), (B) immediately prior to or substantially concurrent with the termination of this

Agreement, the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (C) the Company immediately prior to or substantially concurrent with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by the Buyer Parties in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) at any time when it is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 7.2(a) or 7.2(b) to be satisfied; or

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) the Company has confirmed by written notice to Parent that it stands ready, willing and able to consummate the Merger when required pursuant to Section 1.2 and (iii) the Buyer Parties fail to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 1.2 (it being understood that during such two (2) Business Day period, Parent shall not be entitled to terminate this Agreement).

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by written notice of Parent (on behalf of the Buyer Parties):

(a) at any time prior to the Shareholders Meeting if (i) the Company Board effects a Change of Recommendation; or (ii) there shall have been a material breach of the provisions of Section 6.2, 6.3 or 6.4 which impairs, prevents or materially delays the consummation of the transactions contemplated hereby and, with respect to Section 6.3 or 6.4, such breaches cannot be or are not cured reasonably promptly after written notice thereof; or

(b) at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) at any time when any Buyer Party is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 7.3(a) or 7.3(b) to be satisfied.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability to pay the Termination Fee, Parent Fee or Parent Expenses pursuant to this Section 8.5, (ii) subject to the limitations set forth in Sections 8.5(e) and (f), no such termination shall relieve any of the parties of liability or damages for fraud and (iii) the agreements of the parties contained 6.10 (Expenses), Section 6.19 (Confidentiality), the indemnification and reimbursement provisions of Section 6.13(f), this 8.5, and Article IX, the Confidentiality Agreements and the Parent Fee Commitment Letter shall survive the termination of this Agreement (in the case of the Confidentiality Agreements and Parent Fee Commitment Letter, subject to the terms thereof).

(b) In the event that:

(i)(x) this Agreement is terminated pursuant to Section 8.2(b), (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination, which Acquisition Proposal had not been publicly withdrawn prior to the Shareholders Meeting, and (z) within twelve (12) months after such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or consummated any Acquisition Proposal (provided, that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a); then the Company shall:

(A) in the case of clause (i) above, promptly, but in no event later than three (3) Business Days, after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above, pay Parent the Termination Fee by wire transfer of immediately available funds;

(B) in the case of clause (ii) above, promptly but in no event later than three (3) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds; and

(C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

“Termination Fee” shall mean (x) an amount equal to $8.2 million, if the Termination Fee becomes payable in connection with the termination of this Agreement (1) by the Company pursuant to Section 8.3(a) in connection with a Superior Proposal made by an Excluded Party or (2) by Parent pursuant to Section 8.4(a) in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party, and (y) an amount equal to $16.7 million, in all other circumstances.

(c) In the event that this Agreement is terminated pursuant to:

(i) Section 8.3(b); or

(ii) Section 8.3(c);

then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $32.0 million (the “Parent Fee”), by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay Parent Fee on more than one occasion).

(d) In the event that (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) and (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination, which Acquisition Proposal had not been publicly withdrawn prior to the Shareholders Meeting, then the Company shall pay Parent or Parent’s designee(s), as the case may be (by wire transfer of immediately available funds), the reasonable and documented out-of-pocket fees and expenses incurred by the Buyer Parties in connection with this Agreement and the transactions contemplated by this Agreement including the fees and expenses of counsel, accountants, investment bankers, experts and consultants in an amount not to exceed $3.0 million (the “Parent Expenses”); provided, that any payment of the Parent Expenses shall not affect Parent’s or Parent’s designee(s)’, as the case may be, right to receive any Termination Fee otherwise due under Section 8.3(c), but shall reduce, on a dollar for dollar basis, any Termination Fee due and payable under Section 8.3(c).

(e) The Buyer Parties and the Company acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 9.5(c), (ii) fraud and (iii) the remedies available under the Confidentiality Agreement, the parties hereto expressly acknowledge and agree that:

(i) The Company’s receipt of Parent Fee pursuant to Section 8.5(c), together with the rights and remedies available to the Company in the indemnification and reimbursement provisions of Section 6.13(f), the Equity Financing Commitment and the Parent Fee Commitment Letter (but subject in all cases to the limitations set forth in this Agreement, the Parent Fee Commitment Letter and the Equity Financing Commitment), shall be the sole and exclusive remedies of the Company and its Subsidiaries against the Buyer Parties, their financing sources and any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, employees, Affiliates or agents (the “Buyer Party Obligors”) for any loss suffered with respect to this Agreement, the Parent Fee Commitment Letter, the transactions contemplated hereby and thereby, the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement or the Parent Fee Commitment Letter by the Buyer Parties.

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, subject to the indemnification and reimbursement provisions of Section 6.13(f), (A) the payment of Parent Fee pursuant to Section 8.5(c), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Company and its Subsidiaries by reason of breach or termination of this Agreement, shall be in full and complete satisfaction of any and all monetary damages of the Company and its Subsidiaries arising out of or related to this Agreement, the transactions contemplated hereby and thereby (including, any breach by the Buyer Parties), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Buyer Party Obligors; and (B) after being paid such amounts in accordance with the terms of this Agreement (x) none of the Buyer Party Obligors shall have any further liability or obligation to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure and (y) in no event will the Company or any of its Subsidiaries, be entitled to seek to recover or obtain against any of the Buyer Party Obligors any other monetary damages, any recovery or judgment in excess of Parent Fee, or any other remedy based on a claim in Law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby and thereby (including, any breach by the Buyer Parties), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 9.5(c) and the payment of the Parent Fee under Section 8.5(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the Buyer Parties’ obligation to consummate the transactions contemplated hereby and any monetary damages, including all or any portion of the Parent Fee.

(g) Notwithstanding anything to the contrary in this Agreement, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 9.5(c) and (ii) any willful and material breach by the Company of this Agreement, the parties hereto expressly acknowledge and agree that:

(i) Parent’s receipt of the Termination Fee and the Parent Expenses from the Company pursuant to Section 8.5(b) and Section 8.5(d), respectively, shall be the sole and exclusive remedy of the Buyer Parties and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, employees, managers, members, Affiliates or agents (the “Company Obligors”) for any loss suffered with respect to this Agreement, the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement by the Company.

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, (A) the payment of the Termination Fee pursuant to Section 8.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Buyer Parties by reason of breach or termination of this Agreement shall be in full and complete satisfaction of any and all monetary damages of the Buyer Parties arising out of or related to this Agreement, the transactions contemplated hereby and thereby (including, any breach by the Company that is not a willful and material breach), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Company Obligors and (B) after being paid such amounts in accordance with the terms of this Agreement (x) none of the Company Obligors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure and (y) in no event will the Buyer Parties be entitled to seek to recover or obtain against any of the Company Obligors any other damages, any recovery or judgment in excess of the Termination Fee, or any other remedy based on a claim in Law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby and thereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Non-survival of Representations and Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that, after the Company Requisite Vote is obtained, no amendment may be made which by Law requires the further approval of the shareholders of the Company without such further approval; provided, further, that any modification or amendment to Section 8.5(f), Section 9.5(d) or clause (v) of the first sentence of Section 9.8 that adversely affects any provider of Debt Financing requires the consent of the providers of Debt Financing adversely affected thereby.

9.3 Waiver of Conditions. The conditions to each of the Buyer Parties’ and the Company’s obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. Any waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and references this Section 9.3 or a waiver under this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT IT IS MANDATORY, UNDER THE LAWS OF THE STATE OF FLORIDA, THAT THE FBCA APPLY TO THE MERGER. The parties hereby irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (the “Chosen Court”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Court or that the Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and the parties hereto irrevocably agree that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Court. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) (i) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties explicitly agree that the Company shall be entitled to specific performance as a third party beneficiary under the Parent Fee Commitment Letter, subject to the terms thereof, and to specific performance of the Buyer Parties’ obligation hereunder to cause the Termination Obligations to be funded to fund the payment of the Parent Fee, the indemnification and reimbursement obligations of Parent under Section 6.13(f) hereof and any monetary obligations of Parent under clause (ii) of Section 8.5(a) hereof, when and if due and payable.

(ii) Notwithstanding Section 9.5(c)(i), it is explicitly agreed that the Company shall be entitled to seek specific performance as a third party beneficiary under the Equity Financing Commitments, subject to the terms thereof, and to seek specific performance of the Buyer Parties’ obligation hereunder to cause the Equity Financing to be funded to fund the Merger and to cause Parent and/or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if and only if (A) all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)), (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (C) the Company has irrevocably confirmed in writing to Parent that if the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article II will occur; provided, that while the Company may pursue both a grant of specific performance in accordance with Section 9.5(c) and the payment of Parent Fee, under no circumstances shall the Company be permitted or entitled to receive both (1) a grant of specific performance of the Equity Financing to be funded and/or the consummation of the Merger (which specific performance grant is satisfied) and (2) the payment of Parent Fee; provided, further, that, in no event shall the Company or any Affiliate of the Company seek to recover any money damages in excess of the Parent Fee and the indemnification and reimbursement provisions of Section 6.13(f).

(iii) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the parties providing the Debt Financing, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns (collectively, the “Debt Finance Parties”), in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) that any such action or claim shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state and (iii) it will waive and hereby waive any right to trial by jury in respect of any such action. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Debt Finance Parties.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to the Buyer Parties:

Gruden Acquisition, Inc. and Gruden Merger Sub, Inc.

c/o: Apax Partners, L.P.

601 Lexington Ave #53

New York, NY 10022

Facsimile: (646) 349 3324

Attention: Ashish Karandikar

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Facsimile: (917) 777-2660

Attention: Ann Beth Stebbins, Esq.

If to the Company:

Quality Distribution, Inc.

4041 Park Oaks Boulevard

Suite 200

Tampa, FL 33610

Facsimile: (813) 569-1621

Attention: John T. Wilson, Senior Vice President, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Facsimile: (212) 859-4000

Attention: Steven Epstein, Esq.

                 Abigail Bomba, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party: (a) upon actual receipt, if delivered personally; (b) three (3) Business Days after deposit in the mail, if sent by registered or certified mail; (c) upon confirmation of successful transmission if sent by facsimile or by electronic mail, provided, that any notice received by facsimile or electronic mail on any Business Day after 5:00 p.m. (Eastern time) shall be deemed to have been received at 9:00 a.m. (Eastern time) on the next Business Day (and provided further that if given by facsimile or electronic mail such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or (d) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7 Entire Agreement. This Agreement (including any schedules, exhibits and annexes hereto), the Company Disclosure Letter, the Buyer Parties Disclosure Letter, the Confidentiality Agreements, the Equity Financing Commitments and the Parent Fee Commitment Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. Except for (i) the Indemnified Parties pursuant to Section 6.11, (ii) the Company, its Subsidiaries and their respective Representatives with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.13(f), (iii) if the Effective Time occurs, the Persons benefiting from Article IV pursuant thereto, (iv) the Persons described in Section 8.5(c) pursuant thereto, who shall be in each case express third party beneficiaries of, and shall be entitled to rely on and enforce, Sections 6.11, 6.13(f), 8.5(e), 9.1, 9.5(b) (c) and (d) this Section 9.8, as applicable, and (v) the Debt Finance Parties, who shall be in each case express third party beneficiaries of, and shall be entitled to rely on and enforce, Section 8.5(f), the proviso of Section 9.2 and Section 9.5(d), this Agreement is not intended to, and does not, confer upon any other Person any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of a party to take any action, such requirement shall be deemed to include an undertaking on the part of that party to cause such Subsidiary to take such action.

9.10 Definitions. For purposes of this Agreement, the term:

(a) “Benefit Plans” means all material benefit and/or compensation plans, contracts, policies, agreements or arrangements (and any amendments thereto) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any and all other deferred compensation, severance, equity compensation, stock option, stock purchase, stock appreciation rights, stock unit, stock based, phantom equity, performance award, incentive, change in control, bonus, health or medical insurance, disability insurance, vacation, paid time off, fringe benefits, welfare plan, profit sharing and pension plans, sponsored, maintained or contributed to (or has in the past six years been sponsored, maintained or contributed to) by the Company or any of its Subsidiaries or under which there is or would reasonably be expected to be any material liability or obligation of the Company or any of its Subsidiaries, whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA or other applicable Law, (D) set forth in an employment agreement or consulting agreement or (E) written or oral; but in each case other than any plan, contract, policy, agreement or arrangement maintained or sponsored, or with respect to which contributions are mandated by, in each case, any Governmental Entity.

(b) “Business Day” means any day ending at 11:59 p.m. (New York local time) other than a Saturday or Sunday or a day on which commercial banks in the City of New York or the State of Florida are required or authorized by Law or executive order to close.

(c) “Cleanup” shall mean all actions to: (1) cleanup, remove, treat, monitor, assess, contain or remediate Hazardous Substances in the indoor or outdoor environ-ment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; (4) respond to any government requests for information or documents regarding any Hazardous Substances; or (5) otherwise address or respond to a Release or threatened Release of Hazardous Substances.

(d) “Company Common Stock” means each share of common stock, no par value, of the Company.

(e) “Company Independent Affiliate” means those independent contractors engaged by the Company referred to in the Company Reports as “independent affiliates”.

(f) “Contract” means any agreement, lease, license, contract, note, bond, mortgage, indenture, arrangement or other binding obligation (whether written or oral).

(g) “Environmental Claim” means any actions, suits, claims, hearings, arbitrations, investigations, orders, demands or other proceedings by any Person alleging any potential or actual liability (including liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of, or exposure to any Hazardous Substances; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

(h) “Environmental Law” means any Law concerning the prevention of pollution, the protection, restoration or remediation of the environment or natural resources, or protection of human health and safety from the presence of Hazardous Substances, including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j) “ERISA Affiliate” of any entity means each entity that is, or would have been at any date of determination occurring within the six years preceding the Closing Date, treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

(k) “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

(l) “Governmental Entity” means any domestic or foreign governmental or regulatory authority (including The Nasdaq Global Market and any stock exchange), agency, commission, body, court or other legislative, executive or judicial governmental entity or any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act.

(m) “Hazardous Substance” means any material, substance, chemical or waste listed, defined, designated, classified or regulated on the date hereof as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment.

(n) “Indebtedness” means all indebtedness of the Company and any of its Subsidiaries, determined in accordance with GAAP, including with respect to (1) all liabilities for borrowed money; (2) all liabilities evidenced by bonds, debentures, notes or other similar instruments; (3) all liabilities under capital leases to the extent required to be capitalized under GAAP; (4) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (1), (2) and (3); (5) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn (including standby and commercial); and (6) all liabilities for accrued but unpaid interest and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (1) through (5) above. For the avoidance of doubt, “Indebtedness” shall not include trade debt or similar obligations incurred in the ordinary course of business consistent with past practice.

(o) “Knowledge” (and derivative terms thereof) (i) when used in this Agreement with respect to the Company, means the actual knowledge of those persons set forth in Section 9.10(viii) of the Company Disclosure

Letter, following reasonable inquiry; and (ii) when used in this Agreement with respect to Parent means the actual knowledge of those persons set forth in Section 9.10(viii) of the Buyer Parties Disclosure Letter, following reasonable inquiry.

(p) “Law” means any federal, state, local or foreign laws, statutes, ordinances, common law, codes, and any applicable rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity.

(q) “Multiemployer Pension Plan” means any Multiemployer Plan that is subject to Title IV of ERISA.

(r) “Multiemployer Plan” means any Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(s) “Parent Fee Commitment Letter” means that certain letter agreement, dated the date hereof, by and between the Equity Investors, on the one hand, and Parent, on the other hand, pursuant to which the Equity Investors have committed to fund the Parent Fee, the indemnification and reimbursement obligations of Parent under Section 6.13(f) hereof and any monetary obligations of Parent under clauses (ii) of Section 8.5(a) hereof, when and if due and payable (collectively, the “Termination Obligations”).

(t) “Permitted Lien” means (A) encumbrances for Taxes or other governmental charges not yet due and delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (B) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company or its applicable Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) easements, covenants, conditions, restrictions and other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the relevant asset to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (D) zoning or building codes; and (E) Liens securing the Credit Agreement and/or Company Notes. For the avoidance of doubt, “Liens” does not include any licenses to Intellectual Property.

(u) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(v) “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal leaching or migration into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the ambient air, soil, surface water, groundwater or property.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties and any attempt to make any such assignment without such consent shall be null and void.

[Signatures follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

QUALITY DISTRIBUTION, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

GRUDEN ACQUISITION, INC.

By:
Name:
Title:

GRUDEN MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Articles of Incorporation of the Surviving Corporation

ANNEX A

DEFINED TERMS

Terms	Section

Acceptable Confidentiality Agreement	6.2(e)(i)

Acquisition Proposal	6.2(e)(ii)

Affected Employee	6.9(a)

Affiliate	5.1(a)(i)

Agreement	Preamble

Alternative Acquisition Agreement	8.3(a)

Applicable Date	5.1(e)(i)

Articles of Merger	0

Bankruptcy and Equity Exception	5.1(c)(i)

Benefit Plans	9.10(a)

Book-Entry Shares	4.2(b)

Business Day	9.10(b)

Buyer Parties	Preamble

Buyer Parties Disclosure Letter	5.2

Buyer Party Obligors	8.5(f)(i)

Bylaws	2.2

Change of Recommendation	6.2(f)(i)(A)

Charter	2.1

Chosen Court	9.5(a)

Closing	1.2

Closing Date	1.2

Code	4.6

Collective Bargaining Agreement	5.1(l)(i)

Company	Preamble

Company Board	Recitals

Company Common Stock	9.10(d), 9.10(d)

Company Disclosure Letter	5.1

Company Financial Statements	5.1(e)(ii)

Company Independent Affiliate	9.10(e)

Company Material Adverse Effect	5.1(a)(iii)

Company Notes	5.1(b)

Company Notes Tender Offer	6.13(d)

Company Obligors	8.5(g)(i)

Company Option	4.3(a)

Company PSA	4.3(c)

Company Recommendation	5.1(c)(ii)

Company Reports	5.1(e)(i)

Terms	Section

Company Requisite Vote	5.1(c)(i)

Company RSA	4.3(b)

Competing Business	5.2(n)

Confidentiality Agreement	6.2(e)(iii)

Contract	9.10(f)

Credit Agreement	5.1(b)

Debt Financing	5.2(e)

Debt Financing Commitment	5.2(e)

Dissenting Shares	4.2(g)

DTC	4.2(c)

DTC Payment	4.2(c)

Effective Time	0

Environment	9.10(g)

Environmental Law	9.10(h)

Equity Financing	5.2(e)

Equity Financing Commitments	5.2(e)

Equity Investors	5.2(e)

ERISA	9.10(i)

ERISA Affiliate	9.11

Essential Marketing Information	6.13(b)(ii)

Event	5.1(a)(iii)

Exchange Act	5.1(d)(i)

Exchange Fund	4.2(a)

Excluded Party	6.2(e)(iv)

Excluded Shares	4.1(a)

FBCA	Recitals

Fiduciary Termination	6.2(f)(ii)

Financing	5.2(e)

Financing Commitments	5.2(e)

GAAP	9.10(k)

Go-Shop Period	6.2(a)

Governmental Entity	9.10(l)

Hazardous Substance	9.10(m)

HSR Act	5.1(d)(i)

Indebtedness	9.10(n)

Indemnified Party	6.11(a)

Indemnifying Party	6.11(e)

Indemnity Proceedings	6.11(a)

Indenture	5.1(b)

Injunction	7.1(c)

Terms	Section

Insurance Policies	5.1(o)

Intellectual Property	5.1(n)

Intervening Event	6.2(e)(v)

IRS	5.1(h)(iii)

Issuers	4.7

Knowledge	9.10(o)

Law	9.10(p)

Licenses	5.1(i)

Lien	5.1(b)

Losses	6.13(f)

Marketing Period	6.14(b)(i)

Material Contract	5.1(q)(i)(R)

Merger	Recitals

Merger Sub	Preamble

No-Shop Period Start Date	6.2(b)

Parent	Preamble

Parent Fee	8.5(c)(ii)

Parent Fee Commitment Letter	9.10(s)

Paying Agent	4.2(a)

Per Share Merger Consideration	4.1(a)

Permitted Lien	9.10(t)

Person	9.10(u)

Preferred Shares	5.1(b)

Proxy Statement	6.3(a)

Real Property	5.1(p)

Release	9.10(v)

Representatives	6.2(a)

SEC	5.1(e)(i)

Securities Act	5.1(a)(i)

Service Providers	5.1(h)(i)

Shareholders Meeting	6.4

Stock Plan	5.1(b)

Subsidiary	5.1(a)(ii)

Superior Proposal	6.2(e)(vi)

Surviving Corporation	0

Takeover Statute	5.1(j)

Termination Date	8.2(a)

Termination Fee	8.5(b)(iii)(C)

Termination Obligations	9.10(s)

Trustee	4.7

Annex B

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

May 6, 2015

The Board of Directors

Quality Distribution, Inc.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock, no par value, of Quality Distribution, Inc., a Florida corporation (“Quality” and, such common stock, “Quality Common Stock”), of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Quality, Gruden Acquisition, Inc., a Delaware corporation (“Parent”) and an affiliate of Apax Partners (“Apax”), and Gruden Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides, among other things, for the merger of Merger Sub with and into Quality (the “Merger”) pursuant to which each outstanding share of Quality Common Stock will be converted into the right to receive $16.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set forth more fully in the Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM or one or more of our affiliates may act as a market maker and broker in the publicly traded securities of Quality and certain portfolio companies and/or affiliates of Apax and receive customary compensation in connection therewith, and may also actively trade securities of Quality and certain portfolio companies and/or affiliates of Apax for our or our affiliates’ own account and the accounts of our or our affiliates’ customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities.

We are acting as financial advisor to Quality in connection with the Merger and we will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. Quality also has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses reasonably incurred in connection with our services. RBCCM and certain of our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and financial advisory services to Quality and certain of its affiliates unrelated to the Merger, for which services RBCCM and our affiliates have received and will receive customary compensation, including, during the past two years, acting as a lender under certain credit facilities of Quality. As you are aware, RBCCM and certain of our affiliates also in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and financial advisory services to Apax and certain of its portfolio companies and/or affiliates, for which services RBCCM and our affiliates have received and expect to receive customary compensation, including, during the past two years, having acted or acting as (i) a financial advisor in connection with certain acquisition or disposition transactions, (ii) a joint global coordinator and/or joint bookrunning manager for various equity and debt offerings and (iii) a lead or joint lead arranger, bookrunning manager and/or administrative agent for, and a lender under, certain credit facilities.

The Board of Directors

Quality Distribution, Inc.

May 6, 2015

As you also are aware, RBCCM and certain of our affiliates have direct or indirect investments in certain investment funds which, according to publicly available information, are managed or advised by Apax.

For the purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of a draft, dated May 5, 2015, of the Agreement (the “Latest Agreement”); (ii) we reviewed certain publicly available financial and other information, and certain historical operating data, with respect to Quality made available to us from published sources and internal records of Quality; (iii) we reviewed financial projections and estimates relating to Quality prepared by the management of Quality; (iv) we conducted discussions with members of the senior management of Quality with respect to the business, prospects and financial outlook of Quality; (v) we reviewed the reported prices and trading activity for Quality Common Stock; (vi) we compared certain financial metrics of Quality with those of selected publicly traded companies; (vii) we compared certain financial terms of the Merger with those of selected precedent transactions; and (viii) we considered other information and performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion we have reached is based on all analyses and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with us by or on behalf of Quality (including, without limitation, financial statements and related notes), and upon the assurances of the management of Quality that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the financial projections relating to Quality and other estimates and data provided to us by Quality were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of Quality and the other matters covered thereby. We express no opinion as to the financial projections and estimates utilized in our analyses or the assumptions upon which they were based. We have relied upon the assessments of the management of Quality as to the potential impact on Quality of market, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industries in which Quality operates. We have assumed, with the consent of Quality, that there will be no developments with respect to any of the foregoing that would be meaningful in any respect to our analyses or opinion.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise) of Quality or any other entity, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the property or facilities of Quality or any other entity. We have not evaluated the solvency or fair value of Quality or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Merger will be consummated in accordance with the terms of the Agreement and all applicable laws, documents or other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed, including any

The Board of Directors

Quality Distribution, Inc.

May 6, 2015

divestiture or other requirements, that would have an adverse effect on Quality or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the executed version of the Agreement will not differ, in any respect meaningful to our analyses or opinion, from the Latest Agreement.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. As you are aware, the credit, financial and stock markets have experienced, and the industries in which Quality operates continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on Quality or the Merger. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We do not express any opinion as to the price or range of prices at which any shares of Quality Common Stock may trade or otherwise be transferable at any time.

The advice (written or oral) of RBCCM and our opinion expressed herein is provided for the benefit, information and assistance of the Board of Directors of Quality (in its capacity as such) in connection with its evaluation of the Merger. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Merger or any other matter.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein) to be received by holders of Quality Common Stock and our opinion does not in any way address any other terms, conditions, implications or other aspects of the Merger or the Agreement or any related documents, including, without limitation, the form or structure of the Merger, the terms of any guaranty, voting agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Our opinion also does not address the underlying business decision of Quality to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that may be available to Quality or in which Quality might engage. In connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest in the possible acquisition of all or a part of Quality; however, we have been requested, at your direction, to solicit such third-party indications of interest in accordance with the go-shop provision of the Agreement following public announcement of the Merger. We do not express any opinion as to any legal, regulatory, tax or accounting matters, as to which we understand that Quality has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Quality Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

Annex C

§ 607.1301 Appraisal rights; definitions.—The following definitions apply to §§ 607.1302-607.1333:

(1)	“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of § 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2)	“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in §§ 607.1322-607.1333, includes the surviving entity in a merger.

(4)	“Fair value” means the value of the corporation’s shares determined:

(a)	Immediately before the effectuation of the corporate action to which the shareholder objects.

(b)	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)	For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)	“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7)	“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9)	“Shareholder” means both a record shareholder and a beneficial shareholder.

History.— § 118, ch. 89-154; § 21, ch. 2003-283; § 2, ch. 2005-267.

§ 607.1302 Right of shareholders to appraisal.—

(1)	A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)	Consummation of a conversion of such corporation pursuant to § 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under §§ 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under § 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by § 607.1104;

(b)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)	Consummation of a disposition of assets pursuant to § 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)	An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f)	With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.	Altering or abolishing any preemptive rights attached to any of his or her shares;

2.	Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.	Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.	Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.	Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.	Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.	Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2)	Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.	Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.	Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)	The applicability of paragraph (a) shall be determined as of:

1.	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.	If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1.	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a.	Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b.	Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 607.0832; or

c.	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e)

For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)	Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4)	A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)	Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b)	Was procured as a result of fraud or material misrepresentation.

History.—§ 119, ch. 89-154; § 5, ch. 94-327; § 31, ch. 97-102; § 22, ch. 2003-283; § 1, ch. 2004-378; § 3, ch. 2005-267.

§ 607.1303 Assertion of rights by nominees and beneficial owners.—

(1)	A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)	Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in § 607.1322(2)(b)2.

(b)	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History.—§ 23, ch. 2003-283.

§ 607.1320 Notice of appraisal rights.—

(1)	If proposed corporate action described in § 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of s§ 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2)	In a merger pursuant to § 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in § 607.1322.

(3)	If the proposed corporate action described in § 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to § 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in § 607.1322.

History.—§ 120, ch. 89-154; § 35, ch. 93-281; § 32, ch. 97-102; § 24, ch. 2003-283.

§ 607.1321 Notice of intent to demand payment.—

(1)	If proposed corporate action requiring appraisal rights under § 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under § 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)	Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to § 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b)	Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History.—§ 25, ch. 2003-283; § 7, ch. 2004-378.

§ 607.1322 Appraisal notice and form.—

(1)	If proposed corporate action requiring appraisal rights under § 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of § 607.1321. In the case of a merger under § 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)	The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a)	Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.	The shareholder’s name and address.

2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.	That the shareholder did not vote for the transaction.

4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b)	State:

1.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.	A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.	The corporation’s estimate of the fair value of the shares.

4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.	That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.	The date by which the notice to withdraw under § 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)	Be accompanied by:

1.	Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.	A copy of s§ 607.1301-607.1333.

History.—§ 26, ch. 2003-283.

§ 607.1323 Perfection of rights; right to withdraw.—

(1)	A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to § 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to § 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)	A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to § 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)	A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.—§ 27, ch. 2003-283.

§ 607.1324 Shareholder’s acceptance of corporation’s offer.—

(1)	If the shareholder states on the form provided in § 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)	Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History.—§ 28, ch. 2003-283.

§ 607.1326 Procedure if shareholder is dissatisfied with offer.—

(1)	A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to § 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to § 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2)	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in § 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to § 607.1322(2)(b)4.

History.—§ 29, ch. 2003-283.

§ 607.1330 Court action.—

(1)	If a shareholder makes demand for payment under § 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to § 607.1326 may commence the proceeding in the name of the corporation.

(2)	The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)	All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their share§ The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)	The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceeding§ There shall be no right to a jury trial.

(5)	Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6)	The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceeding§ Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.—§ 2, ch. 2004-378.

§ 607.1331 Court costs and counsel fees.—

(1)	The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with s§ 607.1320 and 607.1322; or

(b)	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)	To the extent the corporation fails to make a required payment pursuant to § 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.—§ 30, ch. 2003-283; § 98, ch. 2004-5.

§ 607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provide§ The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.—§ 31, ch. 2003-283.

§ 607.1333 Limitation on corporate payment.—

(1)	No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of § 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)	Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)	Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)	The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—§ 32, ch. 2003-283.